   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1996
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           EINSTEIN/NOAH BAGEL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

           DELAWARE                             5812                           84-1294908
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                    14123 DENVER WEST PARKWAY; P.O. BOX 4086
                             GOLDEN, COLORADO 80401
                            TELEPHONE (303) 215-9300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                  JOEL M. ALAM
                          VICE PRESIDENT AND SECRETARY
                           EINSTEIN/NOAH BAGEL CORP.
                    14123 DENVER WEST PARKWAY; P.O. BOX 4086
                             GOLDEN, COLORADO 80401
                            TELEPHONE (303) 215-9300
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

              KEVIN J. MCCARTHY                                DAVID A. SCHUETTE
             BELL, BOYD & LLOYD                              MAYER, BROWN & PLATT
         THREE FIRST NATIONAL PLAZA                        190 SOUTH LASALLE STREET
           CHICAGO, ILLINOIS 60602                          CHICAGO, ILLINOIS 60603
          TELEPHONE: (312) 372-1121                        TELEPHONE: (312) 782-0600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                               PROPOSED
                                                               PROPOSED        MAXIMUM
                                               AMOUNT          MAXIMUM        AGGREGATE
    TITLE OF EACH CLASS OF SECURITIES          TO BE        OFFERING PRICE     OFFERING       AMOUNT OF
            TO BE REGISTERED               REGISTERED(1)     PER SHARE(2)      PRICE(2)    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share...  3,375,000 shares      $32.19      $108,641,250      $32,922
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Includes 375,000 shares of Common Stock which may be purchased pursuant to an over-allotment option granted by the Registrant to the Underwriters.

(2) Calculated in accordance with Rule 457(c) and based upon the average of the high and low sale prices of the Registrant's Common Stock reported on the Nasdaq National Market on November 11, 1996, as reported in The Wall Street Journal (Western Edition).

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED NOVEMBER 12, 1996
PROSPECTUS

                                3,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------
     All of the shares of common stock, $.01 par value per share ("Common Stock"), offered hereby are being issued and sold by Einstein/Noah Bagel Corp., a Delaware corporation (the "Company"). Of the 3,000,000 shares offered hereby, 2,500,000 shares are being offered by the Underwriters to the public (the "Public Offering") and 500,000 shares are being offered directly by the Company to Boston Chicken, Inc. ("Boston Chicken") in a non-underwritten concurrent offering (the "Concurrent Offering"). Shares being offered in the Concurrent Offering to Boston Chicken are being offered at a price equal to the public offering price, net of underwriting discount. Following the Offerings, Boston Chicken is expected to beneficially own approximately 53.9% of the outstanding shares of Common Stock. See "Relationship with Boston Chicken."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "ENBX". On November 11, 1996, the last reported sale price of the Common Stock was $32 1/4 per share. See "Price Range of Common Stock."

     SEE "RISK FACTORS" AT PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                    PRICE TO      UNDERWRITING    PROCEEDS TO
                                                     PUBLIC       DISCOUNT(1)      COMPANY(2)
------------------------------------------------------------------------------------------------
Per Share -- Public Offering....................        $              $               $
------------------------------------------------------------------------------------------------
Per Share -- Concurrent Offering................        $              --              $
------------------------------------------------------------------------------------------------
Total(3)........................................        $              $               $
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $400,000.

(3) The Company has granted the several Underwriters an option for 30 days to purchase up to 375,000 additional shares of Common Stock, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting."
                            ------------------------
     The shares of Common Stock offered in the Public Offering are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York,
New York on or about                , 1996.
                            ------------------------
MERRILL LYNCH & CO.
                  ALEX. BROWN & SONS
                       INCORPORATED
                                    MONTGOMERY SECURITIES

                                                  MORGAN STANLEY & CO.
                                                           INCORPORATED
                            ------------------------
             The date of this Prospectus is                , 1996.

                 [PICTURE OF EINSTEIN BROS. BAGELS STORE FRONT]

                [PICTURE OF NOAH'S NEW YORK BAGELS STORE FRONT]

     Einstein Bros.(TM), Noah's Bagels(R) and Noah's New York Bagels(R) are trademarks owned by the Company.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context suggests otherwise, references in this Prospectus to the "Company" mean Einstein/Noah Bagel Corp., its predecessors, and its and their subsidiaries. References herein to the "Offerings" include the 2,500,000 shares being offered hereby in a public offering through the Underwriters (the "Public Offering") and the 500,000 shares being offered to Boston Chicken, Inc. ("Boston Chicken") in a non-underwritten concurrent offering (the "Concurrent Offering"). See "-- The Offerings" and "Concurrent Offering." Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." Einstein Bros.(TM), Noah's Bagels(R) and Noah's New York Bagels(R) are trademarks owned by the Company.

                                  THE COMPANY

     The Company operates and franchises specialty retail stores that feature fresh-baked bagels, cream cheeses, coffee and other related products, primarily under the Einstein Bros. Bagels and Noah's New York Bagels brand names. As of November 3, 1996, there were 262 stores in operation systemwide, of which 14 were Company-operated and 248 were operated by area developers financed in part by the Company. Such financing generally permits the Company in certain circumstances to convert its loan into a majority equity interest in the area developer. As of November 3, 1996, the Company had entered into area development agreements that provide for the development of 1,069 additional stores, the majority of which are scheduled to open over the next three years. The Company estimates that there will be between 575 and 650 stores in operation systemwide by the end of 1997. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

     The Company's principal business objective is to become the leading specialty retailer of fresh-baked bagels and related products in the United States and to ultimately support and extend its consumer brands through alternate distribution channels, such as wholesale and contract food service. The Company believes that there is an opportunity to develop a significant multi-unit specialty retail business based on fresh-baked bagels because of the growth in per capita consumption of bagels and the fragmented state of the current retail bagel market. To achieve its specialty retail objectives, the Company and its area developers employ a concentrated market development strategy that is designed to create strong local brand awareness. The Company believes this strategy will allow it and its area developers to more efficiently leverage marketing, development and operations resources, while establishing a strong competitive position in each targeted market. The Company is currently segregating development of its Einstein Bros. Bagels and Noah's New York Bagels stores on a geographic basis; however, the Company intends to test the development and operation of both brands within the same trade area.

     Einstein Bros. Bagels stores feature both traditional and creative bagels baked fresh throughout the day and offered to customers in an inviting store environment that combines the authentic tastes of a bagel bakery with the comfortable setting of a neighborhood meeting place. Each Einstein Bros. Bagels store blends function, style and customer comfort with simple, contemporary furnishings in a relaxed social atmosphere. In addition to a distinctive variety of fresh-baked bagels, Einstein Bros. Bagels stores offer a broad selection of specialty cream cheeses, premium coffee products and an array of creative soups, salads and sandwiches. The stores' atmosphere and products are enhanced by a service philosophy designed to develop customer loyalty, so that visiting an Einstein Bros. Bagels store becomes part of the customer's daily or weekly routine. The first Einstein Bros. Bagels store opened in June 1995 in Ogden, Utah and as of November 3, 1996, there were 156 stores operating under the brand in 24 states and the District of Columbia. In addition, by early 1998, the Company and its area developers intend to complete the conversion to Einstein Bros. Bagels stores of 33 stores currently operating under certain other brand names. The Company currently expects that it and its area developers will develop Einstein Bros. Bagels stores primarily outside of the West Coast area.

     Noah's New York Bagels stores are authentic kosher bagel bakeries featuring bagels baked fresh throughout the day, cream cheese shmears, kosher dairy deli items, including fish salads and four varieties of lox, and selected New York deli-style beverages. Noah's New York Bagels stores recreate the mood and feeling of a turn-of-the-century New York bakery. A key element of the Noah's New York Bagels brand is involvement on a store-by-store basis as a committed and conscientious member of the community. The first Noah's New York Bagels store opened in Berkeley, California in 1989 and as of November 3, 1996, there were 73 stores operating under the brand in three states. The Company currently expects that it and its area developers will develop Noah's New York Bagels stores primarily on the West Coast.

     The Company was established in early 1995 as Progressive Bagel Concepts, Inc. and launched its business through the acquisition of three regional bagel retailers. The Company's formation was facilitated by Boston Chicken, which, in addition to providing convertible and non-convertible loan financing, has supported, and continues to support, the Company's growth with multi-unit retail infrastructure and systems pursuant to fee service agreements. Subsequently, the Company changed its name to Einstein Bros. Bagels, Inc., developed the Einstein Bros. Bagels brand and acquired two West Coast bagel retailers, including Noah's New York Bagels, Inc. ("Noah's"). In June 1996, the Company changed its name to Einstein/Noah Bagel Corp. to reflect its dual brand development strategy.

     In August 1996, the Company completed (i) an initial public offering of 3,105,000 shares of its Common Stock (the "Initial Public Offering"), (ii) a concurrent public offering of 425,000 shares of Common Stock (the "Concurrent Public Offering") and (iii) a concurrent private placement of 2,000,000 shares of Common Stock to Boston Chicken (the "Concurrent Private Placement") pursuant to a concurrent private placement agreement between Boston Chicken and the Company (the "Concurrent Private Placement Agreement"). The net proceeds to the Company from the Initial Public Offering, the Concurrent Public Offering and the Concurrent Private Placement were approximately $86.0 million after deduction of underwriting discount and other offering expenses. Of such net proceeds, approximately $69.3 million was used to repay indebtedness.

     The Company's executive offices are located at 14123 Denver West Parkway, Golden, Colorado 80401 and its telephone number is (303) 215-9300.

                                  RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. SEE "RISK FACTORS."

                                 THE OFFERINGS

Common Stock offered in the Public
  Offering...................................  2,500,000 shares
Common Stock offered in the Concurrent
  Offering...................................  500,000 shares
Common Stock to be outstanding after the
  Offerings(1)...............................  32,081,482 shares
Use of Proceeds..............................  To finance the development of additional stores and to repay indebtedness utilized for
                                               the development of stores and for general
                                               corporate purposes. See "Use of Proceeds."
Nasdaq National Market symbol................  ENBX

---------------
(1) Excludes 4,776,692 shares of Common Stock issuable upon exercise of outstanding stock options (vested and unvested) and warrants.

     SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND STORE DATA
           (IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBER OF STORES)


                            PERIOD FROM        PERIOD FROM          PERIOD FROM
                          MARCH 24, 1995       DECEMBER 26,       MARCH 24, 1995
                        (INCEPTION) THROUGH    1994 THROUGH     (INCEPTION) THROUGH  THREE QUARTERS ENDED     QUARTER ENDED
                         DECEMBER 31, 1995   DECEMBER 31, 1995    OCTOBER 1, 1995     OCTOBER 6, 1996(1)    OCTOBER 6, 1996(1)
                        -------------------  -----------------  -------------------  ---------------------  ------------------
                              ACTUAL            PRO FORMA(2)          ACTUAL         ACTUAL   PRO FORMA(3)        ACTUAL
                        -------------------  -----------------  -------------------  -------  ------------  ------------------
                                                (UNAUDITED)         (UNAUDITED)           (UNAUDITED)          (UNAUDITED)
CONSOLIDATED STATEMENTS
  OF OPERATIONS DATA:
Total revenue..........      $  26,423           $  70,388           $  16,198       $50,842    $ 54,146         $ 10,257
Income (loss) from
  operations(4)(5).....        (43,152)            (46,369)            (32,184)        5,268       4,085            4,235
Net income
  (loss)(4)(5).........      $ (43,716)          $ (54,802)          $ (32,194)      $   931    $  3,494            3,953
                             =========           =========           =========       =======    ========         ========
Net income (loss) per
  common and equivalent
  share(6).............      $   (4.54)          $   (2.20)          $   (3.34)      $  0.04    $   0.12         $   0.13
                             =========           =========           =========       =======    ========         ========
Weighted average number
  of common and
  equivalent shares
  outstanding during
  the period...........          9,659              24,986               9,649        19,225      26,878           30,377
                             =========           =========           =========       =======    ========         ========
STORE DATA (UNAUDITED):
  Systemwide
    revenue(7).........      $  26,986           $  71,263           $  16,558       $98,800    $102,104         $ 38,330
                             =========           =========           =========       =======    ========         ========
Number of stores in
  operation at period
  end:
  Company-operated.....             47                  84                  53            15          15               15
  Area developers......             13                  13                  --           226         226              226
                             ---------           ---------           ---------       -------    --------         --------
  Total................             60                  97                  53           241         241              241
                             =========           =========           =========       =======    ========         ========

                                                                           OCTOBER 6, 1996(1)
                                                                        ------------------------
                                                                                         AS
                                                                         ACTUAL      ADJUSTED(8)
                                                                        --------     -----------
                                                                              (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working capital.......................................................  $ (3,113)     $
Notes receivable......................................................   106,013        106,013
Total assets..........................................................   238,917
Long-term debt........................................................     1,200             --
Stockholders equity...................................................   222,648

---------------
(1) The Company's fiscal year is the 52/53-week period ending on the last Sunday in December and normally consists of 13 four-week periods. The first quarter consists of four periods, and each of the remaining three quarters consists of three periods, with the first, second and third quarters ending 16 weeks, 28 weeks and 40 weeks, respectively, into the fiscal year.
(2) Giving pro forma effect to the acquisition of Brackman Brothers, Inc., Bagel & Bagel, Inc., Offerdahl's Bagel Gourmet, Inc., Baltimore Bagel Co. and Noah's and conversion of the Company's $120.0 million convertible loan from Boston Chicken into 15,307,421 shares of Common Stock (which occurred on June 17, 1996) (the "Loan Conversion") as though all transactions occurred as of December 26, 1994 (deemed to be the beginning of the Company's 1995 fiscal year). See the Company's Unaudited Pro Forma Consolidated Financial Statements and Notes thereto contained elsewhere herein.
(3) Giving pro forma effect to the acquisition of Noah's and the Loan Conversion as of the beginning of the Company's 1996 fiscal year. See the Company's Unaudited Pro Forma Consolidated Financial Statements and Notes thereto contained elsewhere herein.

(4) Includes for the pro forma three quarters ended October 6, 1996 approximately $954,000 of stock option expense attributable to the acceleration of the vesting of compensatory stock options issued by Noah's for such period. The vesting acceleration occurred immediately prior to the acquisition of Noah's by the Company. See Note 5 of Notes to the Company's Unaudited Pro Forma Consolidated Financial Statements included elsewhere herein.
(5) Includes a $26,575,000 write-off of intangible assets for the period from March 24, 1995 (inception) through December 31, 1995 and for the period from March 24, 1995 (inception) through October 1, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations March 24, 1995 (inception) to December 31, 1995 Results of Operations" and
    Note 13 of Notes to the Company's Audited Consolidated Financial Statements included elsewhere herein.
(6) As of October 6, 1996, the Company had approximately $1.2 million of debt outstanding under the Company's revolving credit facilities. For the three quarters ended October 6, 1996, assuming such debt had been repaid utilizing
    the proceeds from the sale of   shares of Common Stock ($     per share) and
    giving effect to the Loan Conversion as of the beginning of the fiscal year,
    the net income per common and equivalent share would have been $     . For
    the period from March 24, 1995 (inception) through December 31, 1995, giving effect to the Loan Conversion as of the beginning of the period, the net loss per common and equivalent share would have been $1.70.
(7) Includes gross revenue for all stores operated by the Company and its area developers. Gross revenue excludes sales taxes.
(8) Adjusted to give effect to the Offerings and the application of the net proceeds therefrom.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     CERTAIN STATEMENTS IN THIS PROSPECTUS UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, ITS AREA DEVELOPERS, AND EINSTEIN BROS. BAGELS AND NOAH'S NEW YORK BAGELS STORES TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: COMPETITION; SUCCESS OF OPERATING INITIATIVES; AREA DEVELOPERS' ADHERENCE TO DEVELOPMENT SCHEDULES; ADVERTISING AND PROMOTIONAL EFFORTS; ADVERSE PUBLICITY; ACCEPTANCE OF NEW PRODUCT OFFERINGS; THE COMPANY'S RELATIONSHIPS WITH BOSTON CHICKEN; AVAILABILITY, LOCATIONS AND TERMS OF SITES FOR STORE DEVELOPMENT; CHANGES IN BUSINESS STRATEGY OR DEVELOPMENT PLANS; AVAILABILITY AND TERMS OF CAPITAL; FOOD, LABOR AND EMPLOYEE BENEFITS COSTS; CHANGES IN GOVERNMENT REGULATIONS; REGIONAL WEATHER CONDITIONS; AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS. THE SUCCESS OF THE COMPANY IS DEPENDENT ON ITS AREA DEVELOPERS AND THE MANNER IN WHICH THEY OPERATE AND DEVELOP EINSTEIN BROS. BAGELS AND NOAH'S NEW YORK BAGELS STORES.

                                  THE COMPANY

     The Company operates and franchises specialty retail stores that feature fresh-baked bagels, cream cheeses, coffee and other related products, primarily under the Einstein Bros. Bagels and Noah's New York Bagels brand names. As of November 3, 1996, there were 262 stores in operation systemwide, of which 14 were Company-operated and 248 were operated by area developers financed in part by the Company. Such financing generally permits the Company in certain circumstances to convert its loan into a majority equity interest in the area developer. As of November 3, 1996, the Company had entered into area development agreements that provide for the development of 1,069 additional stores, the majority of which are scheduled to open over the next three years. The Company estimates that there will be between 575 and 650 stores in operation systemwide by the end of 1997. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ABOVE.

     The Company was incorporated in Delaware in February 1995 under the name Progressive Bagel Concepts, Inc. In March 1995, the Company launched its business through the acquisition of three regional bagel retailers, Brackman Brothers, Inc. of Salt Lake City ("Brackman"), Bagel & Bagel, Inc. of Kansas City ("Bagel & Bagel"), and Offerdahl's Bagel Gourmet, Inc. of Fort Lauderdale ("Offerdahl's"), and in August 1995, acquired Baltimore Bagel Co. of San Diego ("Baltimore Bagel") (collectively the "Founding Companies"). The Company issued 1,959,152 shares of Common Stock and 6,250 shares of Series A preferred stock (the "Preferred Shares") to the owners of the Founding Companies in such transactions. Also in March 1995, the Company raised approximately $20.8 million in a private placement of Common Stock to investors and entered into a series of agreements with Boston Chicken, including a convertible secured loan agreement pursuant to which Boston Chicken agreed to loan to the Company up to $80.0 million (subsequently increased to $120.0 million). On June 17, 1996, this loan was converted into 15,307,421 shares of Common Stock. Boston Chicken also provided the Company with a non-convertible revolving credit facility of $14.0 million, which was subsequently increased to $50.0 million. Boston Chicken further facilitated the Company's formation and continues to facilitate the Company's growth by providing multi-unit retail infrastructure and systems pursuant to fee service agreements. The relationship between the Company and Boston Chicken, including the terms of the loan agreements, is described more fully under "Relationship with Boston Chicken." See also "Certain Transactions."

     After formation, the Company assembled a management team comprised of individuals from the Founding Companies and Boston Chicken, as well as other professionals experienced in rapid multi-unit retail growth. The Company also launched a project that resulted in the development of the Einstein Bros. Bagels brand and store. As part of the development project, management analyzed (i) the Founding Companies' stores, including brand positionings, product offerings, operational service systems and atmosphere, (ii) the competitive environment and
(iii) the preferences of consumers across the United States. The Einstein Bros.

Bagels brand and store were first tested in Ogden, Utah in June 1995 and, based on extensive consumer research, were revised throughout the summer of 1995, resulting in the Einstein Bros. Bagels brand positioning, product offering and store design.

     In the fall of 1995, the Company developed and launched its area developer program, which incorporates aspects of the area developer program utilized by Boston Chicken. The Company believes that having a relatively small group of area developers, each led by a management group with substantial multi-unit retail food service experience and short- and long-term incentives tied to performance, is a superior means to achieve market leadership than either direct Company ownership of all stores or more traditional franchising approaches which utilize a larger number of franchisees. As of November 3, 1996, the Company had entered into area development agreements with eleven entities that provide for the development of 1,317 stores, 248 of which were open as of such date. See "Business -- Expansion Strategy" and "Business -- Development Agreements."

     In the fall of 1995, after the development of the Einstein Bros. Bagels brand, the Company decided to convert its existing stores operating under the Brackman Bros., Bagel & Bagel, Offerdahl's Bagel Gourmet and Baltimore Bagel brand names to the Einstein Bros. Bagels brand. The Company and its area developer for the Salt Lake City market completed conversion of nine Brackman Bros. stores located in the Salt Lake City area to Einstein Bros. Bagels stores in March 1996. The Company and its area developers intend to convert stores currently operating under all other brand names to either Einstein Bros. Bagels stores or Noah's New York Bagels stores by early 1998.

     The Company acquired Noah's, the leading West Coast bagel retailer, in February 1996, enabling the Company to achieve a strong base of operations on the West Coast and to add a second premier consumer brand, Noah's New York Bagels. In connection with the transaction, certain stockholders of Noah's, including Noah Alper, the founder of Noah's, and members of Noah's management, acquired 855,225 shares of Common Stock, and Mr. Alper became Vice Chairman of the Board.

     In August 1996, the Company raised an aggregate of approximately $86.0 million from the Initial Public Offering, the Concurrent Public Offering and the Concurrent Private Placement, after deduction of underwriting discount and other offering expenses. Of such net proceeds, approximately $69.3 million was used to repay indebtedness.

                                  RISK FACTORS

     Prospective purchasers of the shares of Common Stock offered hereby should consider carefully the specific factors set forth below as well as the other information contained in this Prospectus in evaluating an investment in the Common Stock.

LIMITED OPERATING HISTORY AND RECENT LOSSES

     The Company commenced operations in March 1995 and has a limited operating history upon which investors may evaluate the Company's performance. As of November 3, 1996, the Company and its area developers operated 262 stores, 33 of which were operating under brands other than Einstein Bros. Bagels or Noah's New York Bagels. Approximately 186 of the stores operated by the Company and its area developers have been open for less than one year and an additional 29 of such stores have been open for less than two years. Consequently, operating results achieved to date may not be indicative of the results that may be achieved in the future by any new or existing store. The Company achieved its first quarter of profitable operations in the second quarter of fiscal 1996 and previously incurred significant operating losses. There can be no assurance that the Company's recent results of operations are indicative of its future results of operations or that any profitability will continue in the near future or on a sustained basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and the Notes thereto.

COMPETITION; EASE OF ENTRY INTO BUSINESS

     The food service industry is intensely competitive with respect to food quality, concept, convenience, location, customer service and value. In addition, there are many well-established food service competitors with substantially greater financial and other resources than the Company and with substantially longer operating histories than the Company. Many of such competitors are less dependent than the Company on a single, primary product. The Company believes that it competes with other bagel retailers and bakeries, specialty coffee retailers, doughnut shops, fast-food restaurants, delicatessens, take-out food service companies, supermarkets and convenience stores. The Company believes that competition in the retail bagel market will increase as large retail bagel companies attract additional capital, new competitors enter the market and bagel retailers compete for market share. In addition, the Company believes that the start-up costs associated with retail bagel and similar food service establishments are not a significant impediment to entry into the retail bagel business. See "Business -- Competition."

RAPID EXPANSION

     The Company intends to expand primarily by developing additional bagel stores through its area developer network, although the Company and its area developers may also acquire existing bagel stores or other properties. As of November 3, 1996, the Company had entered into area development agreements with eleven entities that provide for the opening of 1,317 stores, 248 of which were open as of such date. By the end of 1997, the Company expects to have between 575 and 650 stores in operation systemwide. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7. Such expansion will require the addition of management, facilities, systems and personnel. Failure to acquire necessary resources on a cost-effective basis could have a material adverse effect on the results of operations and financial condition of the Company and its area developers. There can be no assurance that the Company and its area developers will be able to achieve their development and operating goals, manage expanding operations effectively, or maintain or accelerate growth. In addition, there can be no assurance of the viability of any of the Company's brands in a particular geographic region or locale. See "Business -- Expansion Strategy."

AVAILABILITY OF CAPITAL

     The Company anticipates that it and its area developers will have a continuing need for additional financing for the development of stores and for food production capacity, the amount of which is dependent primarily on the number of stores opened, the cost of such stores, store operating results and production capacity requirements. The Company's capital requirements will also depend on the amount and timing of borrowings under the loan agreements between the Company and its existing and future area developers. The Company and its area developers may seek funds from public or private offerings of debt or equity securities or other types of financing. There can be no assurance that the Company and its area developers will be able to raise such funds on satisfactory terms when needed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Expansion Strategy" and "Business -- Area Developer Financing."

DEPENDENCE ON AREA DEVELOPERS

     The Company's success is dependent to a significant extent upon its area developers and the manner in which they operate and develop their stores. The opening and success of stores are dependent on a number of factors, including the availability of suitable sites, the negotiation of acceptable lease or purchase terms for such sites, permitting and regulatory compliance, the ability to meet construction schedules, the ability to hire and train qualified personnel, the financial and other capabilities of the Company and its area developers, and general economic and business conditions. Not all of the foregoing factors are within the control of the Company or its area developers. There can be no assurance that area developers will have access to financial resources necessary to open the stores required by their development schedules or that such area developers will successfully develop or operate stores in their development areas in a manner consistent with the Company's concepts and standards. See "Business -- Area Developer Financing."

     The Company has extended secured debt financing to its area developers pursuant to which the Company had agreed, as of October 6, 1996, to lend an aggregate of $210.8 million, of which $100.7 million had been advanced as of such date. These loans subject the Company to the risks of being a secured lender. As a result of executing the rapid expansion strategy required by the Company, the Company's area developers incurred net losses of $1.3 million in 1995, and the Company anticipates that its area developers will incur substantial net losses during their expansion phase. The Company believes that such losses will be recovered as expansion moderates and development costs correspondingly diminish, store investment costs decrease, operational efficiencies increase as a result of overall system maturity and operational experience, advertising efficiencies commence and average weekly store revenue increases. However, there can be no assurance that such events will occur or that such losses will be recovered. The failure of an area developer to achieve a sufficient level of profitability subsequent to the completion of its expansion phase could have a material adverse impact on the Company's financial position and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Expansion Strategy" and Note 11 of Notes to the Company's Audited Consolidated Financial Statements. SEE ALSO "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

DEPENDENCE ON BOSTON CHICKEN

     The Company's success is highly dependent on its continued relationship with Boston Chicken. The Company and Boston Chicken are parties to various agreements, pursuant to which Boston Chicken has agreed to provide to the Company certain accounting and administration, and computer and communications services. In addition, Boston Chicken has made available to the Company a non-convertible loan facility of up to $50.0 million, none of which was outstanding as of November 12, 1996. The termination of any of these agreements, the loss of any of these services or a material adverse change in Boston Chicken's business or financial condition could have a material adverse effect on the Company. See "Relationship with Boston Chicken."

CONTROL BY AND CONFLICTS OF INTEREST WITH BOSTON CHICKEN

     After consummation of the Offerings, Boston Chicken will beneficially own approximately 53.9% of the outstanding shares of Common Stock of the Company (53.3% if the Underwriters' over-allotment option is exercised in full). In connection with the Concurrent Private Placement, the Company granted to Boston Chicken an option that permits it to maintain ownership of shares of Common Stock (excluding certain shares optioned by Boston Chicken included in calculating the ownership percentages set forth above) having up to

52% of the voting power of all of the outstanding shares of capital stock of the Company having the power generally to vote in the election of directors. Pursuant to such option, Boston Chicken will have the right, after consummation of the Offerings, to purchase additional shares of Common Stock at a price equal to the public offering price per share, net of underwriting discount. See "Relationship with Boston Chicken -- Concurrent Private Placement Agreement, Registration Agreement and Concurrent Offering Purchase Agreement." By reason of its holdings and such option, Boston Chicken will be able to control the affairs and policies of the Company, elect the Company's board of directors and approve or disapprove any matter submitted to a vote of the stockholders, including certain fundamental corporate transactions requiring stockholder approval. In addition, concentrated ownership of the Company could affect the potential applicability to the Company of personal holding company tax in certain circumstances. See "Certain Transactions," "Principal Stockholders and Securities Ownership of Management" and "Relationship with Boston Chicken."

     The Concurrent Private Placement Agreement prohibits the Company from taking certain actions without the consent of Boston Chicken as long as the option to Boston Chicken discussed above has not terminated, including altering any rights attaching to the Common Stock, offering or issuing any equity securities or debt securities convertible into equity securities, in either case other than Common Stock, distributing assets or securities of the Company having a fair market value in excess of 10% of the Company's consolidated gross assets or consolidated gross revenues measured as of the immediately preceding fiscal year end, and filing a petition in bankruptcy. See "Relationship with Boston Chicken -- Concurrent Private Placement Agreement, Registration Agreement and Concurrent Offering Purchase Agreement."

     In addition to existing agreements between the Company and Boston Chicken, the Company may enter into additional or modified agreements, arrangements and transactions with Boston Chicken. While the Company expects that any such future arrangements and transactions will be determined through negotiation between the two companies, there can be no assurance that conflicts of interest will not occur with respect to such future business dealings and similar corporate matters. Conflicts may arise in connection with product offerings, consumer and market positioning, recruiting, site selection and issuances of additional securities by the Company. There can be no assurance that any such conflicts will be resolved in a manner favorable to the Company or its minority stockholders.

LIMITED SOURCES OF BAGEL DOUGH AND CREAM CHEESE SUPPLY

     The Company's development plans require that the Company rapidly develop significant bagel dough production capacity from internal or external sources. To date, the Company has met its bagel dough production requirements through a combination of local fresh dough commissaries owned and operated by the Company or its area developers, two frozen dough production facilities leased by the Company and subleased to and operated by area developers of the Company, and a frozen dough production facility owned and operated by a third-party baking company that has committed certain capacity to the Company pursuant to a long-term supply agreement. Any interruption of existing or planned production capacity at any plant or commissary could have a material adverse effect on the ability of the Company or its area developers to supply bagels to their stores. In addition, stores in certain markets are currently dependent for frozen bagel dough on a single production facility owned and controlled by the third-party baking company. See "Business -- Business Strategy -- Production Efficiencies."

     The Company also purchases from a single supplier certain proprietary cream cheeses and spreads sold in Einstein Bros. Bagels stores. Any interruption of such supply or the inability of the Company to obtain sufficient additional capacity to meet its requirements could have a material adverse effect on the Company's ability to supply its proprietary cream cheese to certain bagel stores. See "Business -- Vendors."

RISKS ASSOCIATED WITH THE FOOD SERVICE INDUSTRY

     Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of products and the type, number and location of competing restaurants. Multi-unit food service chains such as the Company can also be substantially adversely affected by publicity resulting from food quality, illness, injury or other health concerns (including food-borne illness claims) or operating issues stemming from one store or a limited number of stores, whether or not the Company is liable. Claims relating to foreign objects, food-borne illness or operating issues are common in the food service industry and a number of such claims may exist at any given time. In addition, factors such as increased costs of goods, labor and employee benefits costs, regional weather conditions and the potential scarcity of experienced management and hourly employees may also adversely affect the food service industry in general and the results of operations and financial condition of the Company and its area developers in particular.

GOVERNMENT REGULATION

     The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and building and zoning requirements. The Company and its area developers are also subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. In addition, the Company is subject to regulation by the Federal Trade Commission and must comply with certain state laws which govern the offer, sale and termination of franchises and the refusal to renew franchises. The failure to obtain or retain food licenses or approvals to sell franchises, or increases in employee benefits costs or other costs associated with employees, could adversely affect the Company and its area developers. See "Business -- Government Regulation."

POTENTIAL VOLATILITY OF STOCK PRICE

     The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors that may or may not be within the Company's control. See "Price Range of Common Stock."

ANTI-TAKEOVER EFFECT OF CHARTER AND STATUTORY PROVISIONS

     Boston Chicken's ownership interest in the Company and the terms of certain provisions in the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws may have the effect of discouraging a change in control of the Company. Such provisions include the requirement that all stockholder action must be effected at a duly-called annual or special meeting of stockholders and the requirement that stockholders follow an advance notification procedure for stockholder nominations of candidates for the board of directors and to present other stockholder business to be considered at any meeting of stockholders. In addition, the board of directors has the authority, without further action by the stockholders, to issue up to 20 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, and to issue authorized but unissued shares of Common Stock up to a maximum of 200 million shares. The issuance of preferred stock or additional shares of Common Stock could have the effect of delaying, deferring or preventing a change in control of the Company, even if such change in control would be beneficial to the Company's stockholders. See "Principal Stockholders and Securities Ownership of Management," "Relationship with Boston Chicken" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     At November 7, 1996, the Company had 29,081,482 shares of Common Stock outstanding. The 3,105,000 shares of Common Stock sold in the Initial Public Offering are freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities Act of 1933, as amended (the "Securities Act")) without restriction or registration under the Securities Act. The 425,000 shares of Common Stock sold in the Concurrent Public Offering, although also freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities Act), are subject to contractual lock-up arrangements restricting their sale prior to August 1, 1997, without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). An additional aggregate of 9,908,327 shares of Common Stock which are currently issued and outstanding or which are issuable pursuant to outstanding warrants granted by the Company have been registered by the Company under the Securities Act for resale pursuant to a resale registration statement so that holders thereof may make resales of their shares in the public market, subject to the expiration of their respective lock-up agreements described below. The holders of 6,971,820 of such shares have agreed that they will not sell any of such shares prior to January 28, 1997, subject to certain exceptions, without the consent of Merrill Lynch, the holders of 163,147 of such shares have agreed that they will not sell any of such shares prior to March 6, 1997, the holders of 17,000 of such shares have agreed that they will not sell any of such shares prior to August 1, 1997 and the holders of 1,372,135 of such shares (consisting of all officers and directors of the Company, who hold an aggregate of 550,460 of such shares, and area developers of the Company holding an aggregate of 821,675 of such shares) have agreed that they will not sell any of such shares prior to August 1, 1998. Of the 1,384,225 shares of Common Stock registered pursuant to the resale registration statement which are not subject to lock-up arrangements, the Company believes that 229,037 of such shares have already been sold in the public market. The Company also has registered under the Securities Act 5,295,195 shares of Common Stock issuable under its stock option plans. Of such number of shares, 3,545,450 shares were subject to outstanding options as of November 3, 1996, of which options to purchase an aggregate of 325,513 shares were vested and exercisable. See
"Management -- Stock Option Plans." In connection with the Concurrent Private Placement, the Company entered into a registration agreement with Boston Chicken, pursuant to which the Company granted to Boston Chicken certain demand and piggyback registration rights under the Securities Act with respect to an aggregate of 16,797,175 shares owned by Boston Chicken. The Company has agreed that the 500,000 shares of Common Stock to be purchased by Boston Chicken in the Concurrent Offering will constitute Registrable Securities under the registration agreement. Boston Chicken has agreed with the representatives of the underwriters of the Initial Public Offering not to sell the 2,000,000 shares of Common Stock purchased by it in the Concurrent Private Placement prior to August 1, 1997, without the consent of Merrill Lynch. In addition, Boston Chicken has agreed with the representatives of the Underwriters not to sell other shares owned by it (including the 500,000 shares to be purchased in the Concurrent Offering) for a period of at least 180 days from the date of this Prospectus, subject to certain exceptions, without the consent of Merrill Lynch. The Company may file a registration statement covering shares of Common Stock for issuance from time to time in connection with potential future acquisitions and resales of such shares by the recipients thereof, although no such acquisitions are currently pending. Shares so registered could not be sold in the public market prior to 180 days from the date of this Prospectus, subject to certain exceptions, without the consent of Merrill Lynch. No predictions can be made as to the effect, if any, that market sales of any of such shares described herein or the availability of such shares for sale will have on the market price for shares of Common Stock prevailing from time to time. Sales of substantial amounts of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities or securities convertible into equity securities. See "Certain Transactions -- Registration Rights," "Relationship with Boston Chicken -- Concurrent Private Placement Agreement, Registration Agreement and Concurrent Offering Purchase Agreement" and "Shares Eligible for Future Sale."

TRADEMARKS

     The Company owns a number of federal trademark and service mark registrations and the Company has federal trademark applications pending for additional trademarks and service marks. However, the Company has not yet obtained federal registrations for certain of the trademarks or service marks used in its business, and there can be no assurance that any such registrations for the Company's trademarks and service marks will be obtained. In addition, the Company is aware of the use by other persons in certain geographic areas of names and marks which may be deemed to be similar to the Einstein Bros. or Noah's New York Bagels brands. There can be no assurance that such marks will be available for use by the Company and its area developers in all locations or that the Company will be able to assure the exclusive use of such marks by the Company and its area developers. See "Business -- Trademarks and Other Proprietary Rights."

ABSENCE OF DIVIDENDS OR DISTRIBUTIONS

     The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's secured revolving credit facility contains a prohibition on the payment of cash dividends. See "Dividend Policy."

RECOVERABILITY OF INTANGIBLE ASSETS

     The Company has recorded significant intangible assets in connection with the Company's acquisitions of Brackman, Bagel & Bagel, Offerdahl's, Baltimore Bagel and Noah's. Applicable accounting standards require the Company to review long-lived assets (such as goodwill and other identifiable intangible assets) to be held and used by the Company for impairment whenever events or changes in circumstances indicate that the carrying values of those assets may not be recoverable. In the event that the Company determines that the carrying value of such intangible assets is impaired, it would write-down such carrying value, which would result in a charge to earnings. Any such charge could have a material adverse effect on the Company's financial results. See Notes 2, 4 and 13 of Notes to the Company's Audited Consolidated Financial Statements and Note 2 of Notes to the Company's Unaudited Consolidated Financial Statements contained elsewhere herein.

                              CONCURRENT OFFERING

     Of the 3,000,000 shares offered hereby, Boston Chicken is being offered the opportunity to purchase an aggregate of 500,000 shares of Common Stock in the Concurrent Offering pursuant to a concurrent offering purchase agreement (the "Concurrent Offering Purchase Agreement") at a price equal to the public offering price per share, net of underwriting discount. Boston Chicken has informed the Company that it intends to purchase the 500,000 shares offered to it in the Concurrent Offering. The consummation of each of the Offerings is conditioned upon the consummation of the other Offering. Boston Chicken has agreed not to sell shares of Common Stock purchased in the Concurrent Offering for a period of at least 180 days after the date of this Prospectus, without the consent of Merrill Lynch. See "Relationship with Boston Chicken -- Concurrent Private Placement Agreement, Registration Agreement and Concurrent Offering Purchase Agreement" and "Shares Eligible for Future Sale." None of the members of the committee of the board of directors who will negotiate the public offering price of the Common Stock with the representatives of the Underwriters are officers or directors of Boston Chicken nor were any of such members elected to the board of directors as designees of Boston Chicken.

                                USE OF PROCEEDS

     The net proceeds to the Company from each of the Public Offering and the
Concurrent Offering are estimated to be approximately $     million ($
million if the Underwriters' over-allotment option is exercised in full) and
$     million, respectively, or an aggregate of $     million ($     million if
the Underwriters' over-allotment option is exercised in full), after deduction of estimated underwriting discount and offering expenses. The Company intends to
use approximately $     million of the aggregate net proceeds from the Offerings
to repay borrowings under the Company's secured revolving credit facility and the balance of such net proceeds for store development, although the amount of the proceeds used to repay borrowings is expected to increase to the extent the aggregate borrowings of the Company increase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The use of proceeds for development of new stores includes development of Company-operated stores and loaning of funds to area developers to finance development of stores. See "Business."

     As of November 12, 1996, the Company had approximately $14.2 million outstanding under its secured revolving credit facility, which amount was incurred to loan funds to area developers to finance development of stores and for general corporate purposes. Borrowings under the secured revolving credit facility bear interest at either the lender's base rate (currently 8.25% per annum) plus 0.5% or, at the Company's option, the rate offered in the interbank Eurodollar market for one-, two- or three-month dollar deposits offered by the lender plus 3.0%. As of November 12, 1996, the entire amount outstanding under the secured revolving credit facility bore interest at the lender's base rate plus 0.5%. Any borrowings outstanding under the Company's secured revolving credit facility are payable on April 30, 1998.

     Pending use of the net proceeds as set forth above, they will be invested in short-term interest-bearing instruments. To the extent that the net proceeds, the secured revolving credit facility, the non-convertible loan facility from Boston Chicken and funds from operations are insufficient to finance the Company's expansion plans, the Company intends to seek additional funds for this purpose from future public or private offerings of debt or equity securities, although there can be no assurance that the Company will be able to raise such funds on satisfactory terms when needed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

     The Common Stock began trading on the Nasdaq National Market on August 2, 1996. The following table sets forth the high and low sales prices of the Common Stock during each of the Company's fiscal quarters (beginning on August 2, 1996), as reported by The Wall Street Journal (Western Edition).

                                                                         HIGH     LOW
                                                                         ----     ----
    1996:
      Third Quarter (ending October 6, 1996)..........................  $36 1/2  $19
      Fourth Quarter (through November 11, 1996).......................  36 1/8   30 1/2

     On November 11, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $32 1/4 per share. At November 3, 1996, there were approximately 630 record holders of the Common Stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at October 6, 1996 and as adjusted to give effect to the Offerings and the application of the net proceeds therefrom. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                         OCTOBER 6, 1996
                                                                   ---------------------------
                                                                                         AS
                                                                    ACTUAL            ADJUSTED
                                                                   --------           --------
                                                                   (IN THOUSANDS, EXCEPT SHARE
                                                                              DATA)
Short-term debt..................................................  $     --           $     --
                                                                   ========           ========
Revolving credit facility(1).....................................  $  1,200           $     --
                                                                   --------           --------
  Total long-term debt...........................................     1,200                 --
Stockholders' equity:
  Preferred stock, 20,000,000 shares authorized;
     no shares issued and outstanding............................        --                 --
  Common Stock, par value $.01 per share, 200,000,000 shares authorized; 29,000,726 shares issued and outstanding;
     32,000,726 shares issued and outstanding as adjusted for the
     Offerings...................................................       290                320
  Additional paid-in capital.....................................   265,143
  Deficit........................................................   (42,785)           (42,785)
                                                                   --------           --------
          Total stockholders' equity(2)..........................   222,648
                                                                   --------           --------
          Total capitalization...................................  $223,848           $
                                                                   ========           ========

---------------
(1) As of November 12, 1996, borrowings of approximately $14.2 million were outstanding under the Company's secured revolving credit facility bearing an interest rate of 8.75%. The Company intends to repay such borrowings with a portion of the proceeds from the Offerings.

(2) Excludes 4,776,692 shares of Common Stock subject to outstanding stock options (vested and unvested) and warrants.

                                   DIVIDEND POLICY

     The Company has not paid dividends on its Common Stock and the board of directors intends to continue a policy of retaining earnings for use in the Company's operations and to fund the Company's and its area developers' expansion programs. In addition, the Company's secured revolving credit facility contains a prohibition on payment of any cash dividends, and the Company does not anticipate paying any such dividends in the foreseeable future.

    SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND STORE DATA
           (IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBER OF STORES)
                           EINSTEIN/NOAH BAGEL CORP.

     The following table sets forth selected historical and pro forma consolidated financial and store data for the Company. These data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the historical and pro forma consolidated financial statements and related notes thereto of the Company. The historical financial statements of the Company for the period from March 24, 1995 (inception) through December 31, 1995 have been audited by Arthur Andersen LLP, independent accountants, whose report thereon appears elsewhere herein. The financial data for the three quarters ended October 6, 1996 and for the period from March 24, 1995 (inception) through October 1, 1995 is unaudited, but in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position and results of operations. Interim results are not necessarily indicative of results for subsequent periods or the full year.

                                PERIOD FROM MARCH                       PERIOD FROM
                                    24, 1995          PERIOD FROM      MARCH 24, 1995
                                   (INCEPTION)     DECEMBER 26, 1994    (INCEPTION)
                                THROUGH DECEMBER   THROUGH DECEMBER   THROUGH OCTOBER   THREE QUARTERS ENDED     QUARTER ENDED
                                    31, 1995           31, 1995           1, 1995        OCTOBER 6, 1996(1)    OCTOBER 6, 1996(1)
                                -----------------  ----------------   ---------------   ---------------------  ------------------
                                     ACTUAL          PRO FORMA(2)          ACTUAL       ACTUAL   PRO FORMA(3)        ACTUAL
                                -----------------  -----------------  ----------------  -------  ------------  ------------------
                                                      (UNAUDITED)       (UNAUDITED)          (UNAUDITED)          (UNAUDITED)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Revenue:
 Company-operated stores.......      $ 25,685           $ 69,650          $ 16,198      $33,810    $ 37,114          $ 2,321
 Royalties and franchise
   related fees................           738                738                --       17,032      17,033            7,936
                                     --------           --------          --------      -------    --------          -------
       Total revenue...........        26,423             70,388            16,198       50,842      54,146           10,257
Cost of products sold..........         8,239             25,085             5,056       10,871      11,989              793
Salaries and benefits(4).......        13,531             29,547             8,044       16,286      18,647            1,842
General and administrative
 expenses......................        21,230             35,550             8,707       18,417      19,426            3,387
Write-off of intangible
 assets(5).....................        26,575             26,575            26,575           --          --               --
                                     --------           --------          --------      -------    --------          -------
Income (loss) from
 operations....................       (43,152)           (46,369)          (32,184)       5,268       4,085            4,235
Other income (expenses), net...          (564)          $ (8,433)         $    (10)     $(4,337)   $   (591)         $  (282)
                                     --------           --------          --------      -------    --------          -------
Net income (loss)..............      $(43,716)          $(54,802)         $(32,194)     $   931    $  3,494          $ 3,953
                                     ========           ========          ========      =======    ========          =======
 Net income (loss) per common
   and equivalent share(6).....      $  (4.54)          $  (2.20)         $  (3.34)     $  0.04    $   0.12          $  0.13
                                     ========           ========          ========      =======    ========          =======
 Weighted average number of
   common and equivalent shares
   outstanding during the
   period......................         9,659             24,986             9,649       19,225      26,878           30,377
                                     ========           ========          ========      =======    ========          =======
STORE DATA (UNAUDITED):
Systemwide revenue(7)..........      $ 26,986           $ 71,263          $ 16,558      $98,800    $102,104          $38,330
                                     ========           ========          ========      =======    ========          =======
Number of stores in operation
 at period end:
 Company-operated..............            47                 84                53           15          15               15
 Area developers...............            13                 13                --          226         226              226
                                     --------           --------          --------      -------    --------          -------
       Total...................            60                 97                53          241         241              241
                                     ========           ========          ========      =======    ========          =======

                                                                                       OCTOBER 6, 1996(1)
                                                                                    ------------------------
                                                                   DECEMBER 31,                      AS
                                                                       1995          ACTUAL      ADJUSTED(8)
                                                                   ------------     --------     -----------
                                                                                          (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working capital..................................................    $     41       $ (3,113)     $
Notes receivable.................................................       7,267        106,013        106,013
Total assets.....................................................      50,299        238,917
Long-term debt...................................................      58,875          1,200             --
Stockholders' equity.............................................     (20,994)       222,648

---------------
(1) The Company's fiscal year is the 52/53-week period ending on the last Sunday in December and normally consists of 13 four-week periods. The first quarter consists of four periods, and each of the remaining three quarters consists of three periods, with the first, second and third quarters ending 16 weeks, 28 weeks and 40 weeks, respectively, into the fiscal year.

(2) Giving pro forma effect to the acquisition of Brackman, Bagel & Bagel, Offerdahl's, Baltimore Bagel and Noah's and the Loan Conversion as though all transactions occurred as of December 26, 1994 (deemed to be the beginning of the Company's 1995 fiscal year). See the Company's Unaudited Pro Forma Consolidated Financial Statements and Notes thereto contained elsewhere herein.

(3) Giving pro forma effect to the acquisition of Noah's and the Loan Conversion as of the beginning of the Company's 1996 fiscal year. See the Company's Unaudited Pro Forma Consolidated Financial Statements and Notes thereto contained elsewhere herein.

(4) Includes for the pro forma three quarters ended October 6, 1996 approximately $954,000 of stock option expense attributable to the acceleration of the vesting of compensatory stock options issued by Noah's for such period. The vesting acceleration occurred immediately prior to the acquisition of Noah's by the Company. See Note 5 of Notes to the Company's Unaudited Pro Forma Consolidated Financial Statements included elsewhere herein.

(5) Includes a $26,575,000 write-off of intangible assets for the period from March 24, 1995 (inception) through December 31, 1995 and for the period from March 24, 1995 (inception) through October 1, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- March 24, 1995 (inception) to December 31, 1995 -- Results of Operations" and Note 13 of Notes to the Company's Audited Consolidated Financial Statements included elsewhere herein.

(6) As of October 6, 1996, the Company had approximately $1.2 million of debt outstanding under the Company's revolving credit facilities. For the three quarters ended October 6, 1996, assuming such debt had been repaid utilizing
    the proceeds from the sale of           shares of Common Stock ($
    per share) and giving effect to the Loan Conversion as of the beginning of the fiscal year, the net income per common and equivalent share would have
    been $          . For the period from March 24, 1995 (inception) through
    December 31, 1995, giving effect to the Loan Conversion as of the beginning of the period, the net loss per common and equivalent share would have been $1.70.

(7) Includes gross revenue for all stores operated by the Company and its area developers. Gross revenue excludes sales taxes.

(8) Adjusted to give effect to the Offerings and the application of the net proceeds therefrom.

                             PREDECESSOR COMPANIES

     The summary historical combined financial data shown below represent the financial data of the Company's predecessors: Brackman, Bagel & Bagel and Offerdahl's. The financial data for the year ended December 31, 1995 include the results of operations of the predecessors through their respective dates of acquisition which were March 24, 1995 for Brackman and Bagel & Bagel and March 31, 1995 for Offerdahl's. The financial information is presented on the historic cost basis of each of the predecessors. The net income (loss) per common and equivalent share and the weighted average number of common and equivalent shares outstanding during the period have not been presented for these periods because the Company believes this information is not meaningful. Subsequent to the acquisition of these predecessors, the Company sold substantially all of their assets. See Note 13 of Notes to the Company's Audited Consolidated Financial Statements included elsewhere herein. Accordingly, the Company does not believe that such operating results are meaningful or are indicative of future operating results of the Company.

                                                          YEAR ENDED                             PERIOD FROM
                                   ---------------------------------------------------------   JANUARY 1, 1995
                                   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,       THROUGH
                                       1991           1992           1993           1994       MARCH 31, 1995
                                   ------------   ------------   ------------   ------------   ---------------
COMBINED STATEMENTS OF OPERATIONS
DATA:
Total revenue....................     $4,134         $7,880        $ 12,048       $ 19,158         $ 5,882
Income from operations...........        400            565             449          1,452              39
Net income (loss)................        351            501             389            696            (158)
COMBINED BALANCE SHEET DATA:
Total assets.....................     $1,708         $2,580        $  4,770       $  9,511
Long-term debt...................        532            591           1,011          2,822

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company commenced operations in March 1995 through the acquisition of three regional bagel retailers, with subsequent acquisitions in August 1995 and February 1996. The Company sold certain acquired stores in 1995 and 1996 to area developers financed in part by the Company. Because the Company has sold substantially all of the Company-operated stores to its area developers and also intends to continue to expand its business primarily through such area developers, the Company anticipates that its future revenue will be increasingly derived from royalties, franchise-related fees and interest income from its area developers. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7. Consequently, comparisons of operating results to date may not be meaningful.

     The Company currently estimates that there will be between 575 and 650 stores in operation systemwide by the end of 1997. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7. This rapid expansion significantly affects the comparability of results of operations from period to period in a number of ways. Store revenue is not as high in the first periods following opening as it is in later periods and revenue for any new store is also highly dependent on the proximity of other Company-operated or franchised stores and those of competitors, the size of the store and its visibility. Further, the cost of products sold is generally higher as a percentage of revenue for newly opened stores than for more mature stores because of inefficiencies caused by less experienced employees and a lack of store-specific operating history from which to predict daily food production needs. Moreover, in order to support its expansion program, the Company is continuing to develop its corporate support center, and accordingly, certain related expenditures will be higher as a percentage of revenue in earlier periods than in later comparable periods. In addition, the Company's rapid expansion significantly affects its liquidity and capital requirements.

     Store activity, for both Company-operated and franchised stores, for the quarter ended October 6, 1996, was as follows:

STORES AT      STORES OPENED     STORES CLOSED     STORES AT
BEGINNING         IN THE            IN THE          END OF
OF QUARTER        QUARTER           QUARTER         QUARTER
----------     -------------     -------------     ---------
    188              53               --              241

     Systemwide gross revenue for all stores was $38.3 million for the quarter ended October 6, 1996 compared to $8.7 million for the comparable quarter in 1995.

     The Company's success is highly dependent on its continued relationship with Boston Chicken, which, as of November 3, 1996, beneficially owned approximately 58% of the outstanding shares of Common Stock of the Company. In addition, in connection with the Concurrent Private Placement, the Company granted to Boston Chicken an option that would permit it to maintain ownership of shares of Common Stock (excluding certain shares as provided in the Concurrent Private Placement Agreement) having up to 52% of the voting power of all of the outstanding shares of capital stock of the Company having the power generally to vote in the election of directors. The Company and Boston Chicken are parties to various agreements, pursuant to which Boston Chicken has agreed to provide to the Company certain accounting and administration and computer and communications services. In addition, Boston Chicken has made available to the Company a non-convertible loan facility of up to $50.0 million. See "Relationship with Boston Chicken."

MARCH 24, 1995 (INCEPTION) TO DECEMBER 31, 1995

  Results of Operations

     Revenue. Total revenue for the period ended December 31, 1995 was $26.4 million, consisting of $25.7 million from sales at Company-operated stores and $0.7 million from royalties and franchise-related fees. At December 31, 1995, the Company had 47 Company-operated stores compared to 13 stores owned by area developers.

     Costs and Expenses. Cost of products sold (which consists of food and paper costs at stores and commissary expenses) were $8.2 million for the period ended December 31, 1995. Salaries and benefits (which includes salaries and benefits for both store employees and support center employees) were $13.5 million and general and administrative expenses (which includes both store expenses and support center expenses) were $21.2 million for the period ended December 31, 1995. Such expenses resulted from the operations of Company-operated stores and the development and operation of the Company's support center.

     In addition, after the acquisition of the Founding Companies, the Company launched a development project, pursuant to which management analyzed (i) the Founding Companies' stores, including brand positionings, product offerings, operational service systems and atmosphere, (ii) the competitive environment and
(iii) the preferences of consumers across the United States. The project resulted in the development of the Einstein Bros. Bagels brand and store. In connection with, and as a result of, the development of the Einstein Bros. Bagels brand and store, management determined to discontinue the use of the identifiable intangible assets acquired in the acquisitions of the Founding Companies, including trademarks and recipes. Consequently, during the period ended December 31, 1995, the Company wrote-off $26.6 million of such assets. The write-off resulted from the discontinuation of the use of these assets and management's evaluation of the lack of recoverability of the costs thereof. Goodwill of $14.0 million resulting from these acquisitions continues to be amortized over its estimated useful life of 35 years. The Company will continue to evaluate whether events and circumstances occur which may warrant revising the estimated useful life or writing down all or part of the balance. See Note 2 of Notes to the Company's Audited Consolidated Financial Statements included elsewhere herein.

     Other Expense. The Company incurred other expense of $0.6 million for the period ended December 31, 1995, consisting principally of interest expense of $1.3 million on the Company's loan agreement with Boston Chicken, offset by other income of $0.7 million resulting from gains recognized on the sale of marketable equity securities.

QUARTER ENDED OCTOBER 6, 1996 COMPARED TO THE QUARTER ENDED OCTOBER 1, 1995

  Results of Operations

     Revenue. Total revenue increased 21% for the quarter ended October 6, 1996 over the prior comparable quarter. For the three quarters ended October 6, 1996, total revenue increased 214% over the prior comparable period. Royalty and franchise-related fees were $7.9 million for the quarter ended October 6, 1996 and $17.0 million for the three quarters ended October 6, 1996. There were 226 stores operated by area developers as of October 6, 1996. There were no such fees in the comparable periods last year because all stores were Company-operated.

     Revenue from Company-operated stores is significantly affected by the average number of Company-operated stores in the periods being compared. The average number of Company-operated stores for the third quarter of 1996 was 16 compared to 45 for the third quarter of 1995. This decrease in the average number of stores is attributable to the Company selling stores to area developers in 1996. The average number of Company-operated stores was 48 for the three quarters ended October 6, 1996 compared to 23 for the prior comparable period. This increase in average number of stores is attributable to the acquisition of 37 Noah's New York Bagels stores in 1996, offset by the sale of Company-operated stores to area developers in 1996.

     Revenue from Company-operated stores decreased 73% for the quarter ended October 6, 1996 over the comparable 1995 period due to the Company operating fewer stores in the quarter. For the three quarters ended October 6, 1996, revenue from Company-operated stores increased 109% from the prior comparable period due to the Company operating a higher average number of stores during the three quarters ended October 6, 1996 and the fact that the prior comparable period included fewer operating weeks.

     Cost of Products Sold. Cost of products sold decreased 71% for the quarter ended October 6, 1996 compared with the prior comparable quarter due to a lower average number of Company-operated stores operating in the quarter. Cost of products sold increased 115% for the three quarters ended October 6, 1996, compared with the prior comparable period due to the Company operating a higher average number of stores during the three quarters ended October 6, 1996 and the fact that the prior comparable period included fewer operating weeks.

     Salaries and Benefits. Salaries and benefits decreased 58% for the quarter ended October 6, 1996 compared with the prior comparable quarter due to a lower average number of Company-operated stores operating in the quarter. Salaries and benefits increased 102% for the three quarters ended October 6, 1996, compared with the prior comparable period due to a combination of the Company operating a higher average number of stores during the three quarters ended October 6, 1996, an increase in the number of employees at the Company's support center necessary to support systemwide expansion and the fact that the prior comparable period included fewer operating weeks.

     General and Administrative. General and administrative expenses decreased 89% for the quarter ended October 6, 1996 compared with the prior comparable quarter due to a lower average number of Company-operated stores operating in the quarter. General and administrative expenses also decreased 48% for the three quarters ended October 6, 1996, compared with the prior comparable period. This decrease was due to a $26.6 million write-off of intangible assets in the third quarter of fiscal 1995. Absent this write-off, general and administrative expenses increased 112% for the three quarters ended October 6, 1996 compared with the comparable 1995 period. This increase was due to a combination of a higher average number of Company-operated stores, an increase in the number of employees at the Company's support center necessary to support systemwide expansion and the fact that the prior comparable period included fewer operating weeks.

     Included in general and administrative expenses are depreciation and amortization charges of $1.3 million for the quarter ended October 6, 1996 and $4.2 million for the three quarters ended October 6, 1996. These depreciation and amortization charges include amortization on $98.9 million of goodwill and intangible assets. These assets are being amortized over their estimated useful lives ranging from 10 to 35 years. The Company will continue to evaluate in the ordinary course whether events and circumstances occur which may warrant revising the estimated useful lives or writing down all or part of the balance.

     Other Income (Expense). The Company incurred other expense of $.3 million for the quarter ended October 6, 1996, compared to other income of $.2 million in the comparable quarter of 1995. The Company incurred other expense of $4.3 million for the three quarters ended October 6, 1996, compared to other expense of $10,000 for the prior comparable period. The increases in expense reflect higher interest expense attributable to borrowings under the Company's loan agreements, offset by gains recognized on the sale of marketable equity securities.

     Income Taxes. For the quarter and three quarters ended October 6, 1996, the Company has recognized a portion of its deferred tax asset which has resulted in no tax expense.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity. The Company's primary capital requirements relate to establishing brand awareness and leadership by providing partial financing to its area developers for store development and working capital. The remainder of the Company's capital requirements relate primarily to investments in food production facilities and investments in, and operation of, its corporate support center necessary to support the increase in the number of stores in operation systemwide. In addition, in February 1996, the Company acquired all of the outstanding capital stock of Noah's New York Bagels, Inc. for $100.9 million in cash.

     The Company has entered into convertible secured loan agreements with its area developers whereby the area developer may draw on a revolving line of credit, with certain limitations, in order to provide partial funding for store development and working capital. As of December 31, 1995 and October 6, 1996, the Company had secured loan commitments aggregating $16.0 million and $210.8 million respectively, of which $3.5 million and $100.7 million, respectively, had been advanced. As a result of executing the rapid expansion strategy required by the Company, the Company's area developers incurred net losses of $1.3 million in 1995, and the Company anticipates its area developers will incur substantial net losses during their expansion stage. The Company believes that such losses will be recovered as expansion moderates and development costs correspondingly diminish, store investment costs decrease, operational efficiencies increase as a result of overall system maturity and operational experience, advertising efficiencies commence and average weekly store revenue increases. However, there can be no assurance that such events will occur or that such losses will be recovered. The failure of an area developer to achieve a sufficient level of profitability subsequent to completion of its expansion phase could have a material adverse impact on the Company's financial position and results of operations. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

     In connection with entering into new area development agreements, the Company has sold Company-operated stores located in areas covered by such area development agreements to the respective area developer. In 1995, the Company sold 13 Company-operated stores to BCE West Bagels, L.L.C., one of its area developers, and during the three quarters ended October 6, 1996, the Company sold an aggregate of 105 Company-operated stores and related assets to Finest Bagels, L.L.C., Gulfstream Bagels, L.P. (formerly Einstein Bros. America, L.P.), Noah's Pacific, L.L.C., Liberty Foods, L.L.C., Philly Rose, L.P., Colonial Bagels, L.P., Noah's Bay Area Bagels, L.L.C. and Mayfair Bagels, L.L.C., each of which is an area developer of the Company. The aggregate proceeds from the sale of these stores and related assets were approximately $5.5 million in 1995 and $54.2 million for the three quarters ended October 6, 1996. There were no material gains or losses recognized as a result of these sales.

     Capital Resources. For the period ended December 31, 1995, the Company's primary sources of capital included $20.8 million from the sale of shares of Common Stock and $40.0 million from borrowings under its loan agreement with Boston Chicken. For the three quarters ended October 6, 1996, the Company's primary sources of capital included $103.7 million from the sale of shares of Common Stock and $81.2 million of net borrowings under its revolving credit facilities. The Company has a $50.0 million non-convertible credit facility with Boston Chicken and a $45.0 million credit facility with Bank of America Illinois, as agent for the lenders. As of October 6, 1996, $1.2 million was outstanding under the bank facility and there was no balance outstanding under the facility with Boston Chicken. The Company had a $120.0 million convertible loan facility from Boston Chicken which was converted into 15,307,421 shares of Common Stock on June 17, 1996.

     In August 1996, the Company completed an underwritten initial offering of 3,105,000 shares of its Common Stock to the public, a non-underwritten concurrent public offering of 425,000 shares of its Common Stock to certain individuals and entities and a concurrent private placement of 2,000,000 shares of its Common Stock to Boston Chicken. The aggregate net proceeds of these offerings were approximately $86.0 million, $69.3 million of which was utilized to repay outstanding balances under the Company's revolving credit facilities with Bank of America Illinois and Boston Chicken.

     The Company anticipates it will have a continuing need for additional financing to continue systemwide expansion. The timing of the Company's capital requirements will be affected by the number of Company-operated and area developer stores opened, operational results of the stores and the amount and timing of borrowings under the loan agreements between the Company and its existing and future area developers. As the Company's capital requirements increase, the Company will seek additional funds from public or private offerings of debt or equity securities. There can be no assurance that the Company will be able to raise such capital on satisfactory terms when needed. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

                                    BUSINESS

GENERAL

     The Company operates and franchises specialty retail stores that feature fresh-baked bagels, cream cheeses, coffee and other related products, primarily under the Einstein Bros. Bagels and Noah's New York Bagels brand names. As of November 3, 1996, there were 262 stores in operation systemwide, of which 14 were Company-operated and 248 were operated by area developers financed in part by the Company. Such financing generally permits the Company in certain circumstances to convert its loan into a majority equity interest in the area developer. As of November 3, 1996, the Company had entered into area development agreements that provide for the development of 1,069 additional stores, the majority of which are scheduled to open over the next three years. The Company estimates that there will be between 575 and 650 stores in operation systemwide by the end of 1997. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

BUSINESS STRATEGY

     The Company's principal business objective is to become the leading specialty retailer of fresh-baked bagels and related products in the United States and to ultimately support and extend its consumer brands through alternate distribution channels, such as wholesale and contract food service. The Company believes that there is an opportunity to develop a significant multi-unit specialty retail business based on fresh-baked bagels because of the growth in per capita consumption of bagels and the fragmented state of the current retail bagel market. Key elements of the Company's strategy include:

     Distinctive Consumer Brands. The Company believes that its Einstein Bros. Bagels and Noah's New York Bagels brands are distinct within the retail bagel market and have their own respective competitive advantages in key areas, including store design and atmosphere, products and customer and community service. The Company intends to build initial brand awareness by developing stores that foster customer loyalty and are an integral part of the local community. Marketing methods, including the use of broadcast media, will be used to further enhance brand awareness and facilitate extension of the brands into new geographic areas and ultimately into alternate distribution channels.

     Local Market Focus. The Company believes that a concentrated, rapid development of stores into select markets is the best strategy for establishing a competitive position as the preferred provider of fresh-baked bagels. By focusing on select markets, the Company and its area developers intend to leverage marketing, development and operations resources and accelerate attainment of the critical mass necessary to achieve media spending efficiency.

     Area Developer Organization. The Company's strategy of concentrated development in local markets is supported by area developers financed in part by the Company. The Company believes that having a relatively small group of area developers, each led by a management group with substantial multi-unit retail food service experience and short- and long-term incentives tied to performance, is a superior means to achieve market leadership than either direct Company ownership of all stores or more traditional franchising approaches which utilize a larger number of franchisees. As a result of providing convertible financing to its area developers, the Company generally will have, after a moratorium period (typically two years) and after the area developer has completed not less than 80% of its area development commitment (or in the event of certain defaults), the right to acquire a majority equity interest in such area developers. See "-- Expansion Strategy" and "-- Area Developer Financing."

     Relationship with Boston Chicken. The Company's formation and growth have been significantly advanced by its relationship with Boston Chicken. Boston Chicken has provided (i) significant capital financing, (ii) multi-unit retail infrastructure and systems, including accounting and administration, real estate and computer and communications services and systems, pursuant to fee service agreements, and (iii) assistance in recruiting experienced area developer candidates. The Company believes that the multi-unit retail infrastructure and services provided to date and to be provided in the future by Boston Chicken allow the Company to focus its energy and resources on brand and store development. See "Relationship with Boston

Chicken." In addition, the Company is implementing certain key business strategies that it believes have been important to Boston Chicken's development of the Boston Market(R) brand.

     Production Efficiencies. The Company believes that its use of proprietary frozen bagel dough products for both the Einstein Bros. Bagels and Noah's New York Bagels brands provides significant product quality and operational and developmental advantages. Products for both brands have been developed so that they can be produced in large, centrally located plants and efficiently packaged and shipped to stores, where they are baked fresh. The Company believes that the centralized production of bagel and cream cheese products allows for more consistent, superior products and permits better quality control and more rapid development, production and deployment of a variety of new products into stores systemwide. While the Company currently intends to retain proprietary product recipes for each of the Einstein Bros. Bagels and Noah's New York Bagels brands' bagel and cream cheese products, the Company believes that the use of common production facilities for the two brands will offer certain additional manufacturing and distribution efficiencies. The Company is in the process of increasing the capacity of its frozen dough facility in Whittier, California so that the facility can supply frozen bagel dough to both Einstein Bros. Bagels stores and Noah's New York Bagels stores. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

     Community Involvement. The Company believes that a key component in developing both the Einstein Bros. Bagels and Noah's New York Bagels brands is a strong local and community-based effort that encourages a close relationship between each store and its community. The Company and its area developers utilize community involvement as a means of providing charitable service, as well as building brand awareness and loyalty. Stores are typically designed to complement their respective communities by adapting to the surrounding neighborhood and architecture and by incorporating local motifs and themes.

     Store Manager Incentives. The Company believes that a key factor in achieving superior store-level performance is the development and maintenance of highly motivated and well-trained store managers. The Company is currently developing a unit operator incentive program for use by the Company and its area developers, pursuant to which each unit operator would receive, in addition to fixed base compensation, periodic bonus compensation equal to a percentage of the unit's cash flow, as defined for purposes of such program, together with a right to receive additional bonus compensation in the form of deferred payments based on the unit's cash flow during a five-year period, payable only after expiration of five years of service as a unit operator of such store. The Company believes that such a program would enhance the ability of the Company and its area developers to attract and retain highly motivated store managers who would deliver superior performance at the store-level.

EXPANSION STRATEGY

     Geographic and Brand Focus. The Company's current expansion strategy for Einstein Bros. Bagels and Noah's New York Bagels is based on geographic segregation of the brands. Noah's New York Bagels is the leading West Coast bagel retailer, and the Company currently intends to continue expansion of this brand primarily on the West Coast. The Company and its area developers have moved aggressively to penetrate targeted designated market areas ("DMAs") throughout the rest of the United States with the Einstein Bros. Bagels brand, and the Company currently intends to continue the expansion of this brand primarily outside of the West Coast. However, the Company intends to test the development and operation of both brands within the same trade area, and the Company has granted rights for the development of both brands to separate area developers for the Las Vegas DMA. The Company estimates that there will be between 575 and 650 stores in operation systemwide by the end of 1997. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

     As of November 3, 1996, in addition to 229 Einstein Bros. Bagels and Noah's New York Bagels stores, the Company and its area developers were operating 33 bagel stores under the Bagel & Bagel, Offerdahl's Bagel Gourmet and Baltimore Bagel brands. As part of the Company's expansion strategy, it and its area developers intend to convert all such stores to either Einstein Bros. Bagels stores or Noah's New York Bagels stores by early 1998. The Company and its area developer for the Salt Lake City market completed conversion of nine Brackman Bros. stores to Einstein Bros. Bagels stores in March 1996.

     Area Developer Organizations. The Company's strategy of concentrated development of local markets is supported by area developers financed in part by the Company. The Company believes that having a relatively small group of area developers, each led by a management group with substantial multi-unit retail food service experience and short- and long-term incentives tied to performance, is a superior means to achieve market leadership than either direct Company Ownership of all stores or more traditional franchising approaches which utilize a larger number of franchisees. As a result of providing convertible financing to its area developers, the Company generally will have, after a moratorium period (typically two years) and after the area developer has completed not less than 80% of its area development commitment (or in the event of certain defaults), the right to acquire a majority equity interest in such area developers. See "-- Area Developer Financing."

     As of November 3, 1996, the Company had entered into area development agreements with eleven entities for the development and operation of an aggregate of 1,013 Einstein Bros. Bagels stores and an aggregate of 304 Noah's New York Bagels stores over the next six years (as summarized below). One hundred fifty-six of such Einstein Bros. Bagels stores and 73 of such Noah's New York Bagels stores were open as of November 3, 1996 and a majority of the additional stores committed are scheduled to open over the next three years. The Company and its area developers currently operate stores in 35 territories, and expect to have stores in all of the territories currently covered by area developer agreements by the end of 1996. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 7.

                                                                             CURRENT    ADDITIONAL
                                                                              STORES     STORES
        AREA DEVELOPER               PRIMARY DEVELOPMENT TERRITORIES         OPEN(1)    COMMITTED
------------------------------  -----------------------------------------    --------   ---------
Einstein Bros. Bagels:
Alamo Bagels, L.P.............  Dallas/Ft. Worth, Houston, Austin                 3         107
BCE West Bagels, L.L.C........  Denver, Salt Lake City, Phoenix, Tucson,         43          68
                                  Albuquerque, Las Vegas, Colorado
                                  Springs
Colonial Bagels, L.P..........  Boston, Cleveland, Pittsburgh,                    9         113
                                Providence/ New Bedford, Springfield, MA
Finest Bagels, L.L.C..........  Kansas City, St. Louis, Minneapolis              23          45
Great Lakes Bagels, L.L.C.....  Milwaukee, Chicago, Detroit, Madison,            37         160
                                  Indianapolis
Gulfstream Bagels, L.P........  Miami, Fort Lauderdale,                          33          62
                                  West Palm Beach, Orlando, Tampa
Liberty Foods, L.L.C..........  New York City metropolitan area                   9         141
Mayfair Bagels, L.L.C.........  Washington, D.C., Baltimore, Richmond            11          64
Philly Rose, L.P..............  Philadelphia                                      7          78
Noah's New York Bagels:
Noah's Bay Area Bagels,
  L.L.C.......................  Sacramento, San Francisco/Oakland/San
                                  Jose                                           37          58
Noah's Pacific, L.L.C.........  Los Angeles, Portland, Seattle/Tacoma            36         173
                                                                                ---       -----
          Total..........................................................       248(2)    1,069
                                                                                ===       =====

---------------
(1) Includes 11 stores operated under the Bagel & Bagel brand, and 8 stores operated under the Offerdahl's Bagel Gourmet brand.

(2) In addition, at November 3, 1996, the Company operated 14 stores, all of which were operated under the Baltimore Bagel brand.

     The Company believes that rapid penetration of selected DMAs is superior to more limited penetration of many DMAs for several reasons. Concentrations of stores allow both area developers and Company personnel to gain greater expertise concerning the trade areas within the DMA, thus improving their ability to locate and approve sites on a more informed and efficient basis as part of a market-wide strategy. In addition, store concentrations can permit more efficient operations, in terms of multi-unit management, convenient employee training, and sharing of employees, expertise and other resources within a DMA. Concentrated DMA penetration also permits cost-efficient media advertising to commence sooner than would be the case with a more scattered nationwide expansion. The Company believes that media advertising increases aggregate store revenue (which, in turn, can promote certain in-store operating efficiencies) and is valuable in assisting the Company's area developers to secure real estate for future sites on acceptable terms and assists in the efficient recruiting of both management and hourly employees.

     Site Selection. The Company has an extensive site selection process, commencing with an overall market plan for each DMA that is compiled by the Company and the relevant area developer. This market plan divides the DMA into trade areas based on an aerial review, an extensive vehicle tour and demographic analysis, and takes into account traffic counts, patterns and drive times, natural and other boundaries and day-time populations. Once the market plan is established, local real estate managers of the Company or area developer and local real estate brokers focus on the most desirable sites in each trade area, taking into account such factors as visibility, ready accessibility (particularly for morning drive-time traffic), parking, signage and adaptability of any current structure, and determine the availability of the site and the costs relating thereto. A thorough analysis of each site, including the foregoing types of information, photographs of the site and neighboring area, and a proposed layout and site elevations, as well as other materials, must be submitted to the Company for approval. Company personnel visit each site in connection with the site approval process. In addition, leases must contain certain terms and provisions and be approved by the Company. The Company emphasizes neighborhood locations, including end-cap and in-line locations with easy morning-time access from high traffic roads.

     The Company estimates that the initial investment for a Company-operated or franchised Einstein Bros. Bagels or Noah's New York Bagels store currently ranges from approximately $269,000 to $592,000. This estimate includes development and franchise fees (where applicable), professional fees, deposits, leasehold improvements, furniture, fixtures, equipment, opening inventory and supplies, architectural and engineering fees, permit and impact fees, grand opening expenses, computer and software expenses and initial working capital. This estimate does not include any additional costs which may be associated with the purchase of the site or underlying real estate. The actual cost depends on, among other factors, the size and location of the store, the level of pre-opening expenditures and the amount of improvements, less any applicable construction allowance.

     The Company believes that its ability to achieve rapid development growth is dependent on (i) its and its area developers' ability to secure suitable sites, which includes negotiating acceptable lease terms, securing required permitting, complying with other regulatory requirements and meeting construction schedules, (ii) the operational and other capabilities of the Company's area developers, (iii) the availability of capital to its area developers, (iv) the ability of the Company to manage anticipated expansion and recruit and train personnel, and (v) the general economic and business environment. There can be no assurance that the Company or its area developers will be able to achieve their goals.

     The standard forms of area development agreement and franchise agreement, and the terms of the Company's secured convertible financing to area developers, are discussed more fully below under "-- Development Agreements," "-- Franchise Agreements" and "-- Area Developer Financing."

THE EINSTEIN BROS. BAGELS BRAND

     The Company developed the Einstein Bros. Bagels brand primarily during the period following the Company's formation and opened a test store in Ogden, Utah in June 1995. The Company continued to develop and refine the Einstein Bros. Bagels brand and concept store during the summer and early fall of 1995 based on extensive consumer and competitor research. The Company intends to continue to refine the Einstein Bros. Bagels brand, store design and products to reflect consumers' tastes and preferences. As of November 3, 1996, the Company and its area developers had opened a total of 156 Einstein Bros. Bagels stores in 24 states and the District of Columbia.

     Products. The key component of the Einstein Bros. Bagels product strategy is the Einstein Bros. bagel, which is produced utilizing a proprietary process that allows for maximum inclusion of high quality ingredients, such as whole blueberries, raisins and nuts. Bagels are offered in a wide variety of both traditional and creative flavors, including Plain, Cinnamon Raisin Swirl, Chopped Onion, Chopped Garlic, Honey 8 Grain, Spinach Herb, Nutty Banana, Wild Blueberry, Dark Pumpernickel, Chocolate Chip and Veggie Confetti(TM). Bagels are baked fresh throughout the day in each store using a steamed-baking process that produces a moist and dense interior wrapped in a firm, shiny crust.

     The line of Einstein Bros. Bagels cream cheeses includes Wildberry Lite, Cheddarpeno, Veggie Lite, Maple Walnut Raisin, Smoked Salmon, Sun-Dried Tomato and Spinach Dill Lite, in addition to traditional cream cheese flavors. Unlike flavored cream cheeses created by adding flavors to already processed plain cream cheese, Einstein Bros. Bagels cream cheeses are created by blending quality flavors and ingredients (such as fresh fruits and vegetables) directly into the cream cheese during initial production. This process is specifically designed to yield a more consistently flavored and more spreadable cream cheese than traditional grocery store products.

     The Einstein Bros. Bagels stores also offer consumers an extensive line of beverages featuring branded coffee products. In addition to several blends of premium drip coffee, customers can choose from a traditional offering of espresso-based drinks, including Lattes, Cappuccinos and Americanos, that can be augmented with gourmet syrup flavorings. High quality herbal, green and black teas complete the hot beverage offerings. Cold beverages featured by Einstein Bros. Bagels stores currently include fruit teas, bottled sodas, juices and waters, and a full line of fountain sodas.

     The Einstein Bros. Bagels menu of creative soups, salads and bagel sandwiches offers customers a variety of lunch alternatives. Sandwiches include signature offerings such as the Tasty Turkey and the Veg-Out, in addition to made-to-order deli sandwiches, melts and pizza bagels. Salads include Low-Fat Potato Salad and a Pasta of the Day, as well as a classic Caesar Salad. The stores also offer a wide variety of soups that are rotated and offered on a daily basis. In addition, stores feature branded retail products that support the major menu categories, including ground and whole bean coffee, teas, bagel chips, coffee mugs and other items.

     Store Design and Atmosphere. The Einstein Bros. Bagels store is designed to combine the authentic tastes of a bagel bakery with the comfortable setting of a neighborhood meeting place. Each Einstein Bros. Bagels store blends function, style and customer comfort with traditional colors and simple furnishings in a relaxed social atmosphere. The look of the Einstein Bros. Bagels store incorporates stained concrete or wood floors and traditional-colored woods. The seating area features cafe-style tables and wooden chairs. Walls are covered with posters and old photographs that relate to the Einstein Bros. Bagels brand. Other characteristic decorative items include a bulletin board for community notices, and logos and whimsical drawings featuring the Einstein Bros., Melvyn and Elmo(TM).

     A key component of the brand's "neighborhood feel" is its ability to blend with local architecture by utilizing existing buildings and adapting the Einstein Bros. Bagels trade dress to such locations. Einstein Bros. Bagels stores are typically in leased locations of approximately 2,200 square feet with ample parking, indoor seating for 30 to 40 customers, and, when practical, additional outdoor seating. The Company and its area developers generally seek sites located in neighborhood areas with seven-day-a-week trade.

THE NOAH'S NEW YORK BAGELS BRAND

     The Noah's New York Bagels brand was created in 1989 in Berkeley, California and has evolved into the leading specialty retailer of fresh-baked bagels on the West Coast. As of November 3, 1996, two of the Company's area developers operated 73 Noah's New York Bagels stores in the San Francisco Bay Area, Sacramento, Southern California, Portland and Seattle markets.

     Products. The Noah's New York Bagels store is an authentic kosher bagel bakery featuring 16 varieties of fresh-baked bagels, including Super Onion, New York Rye, Whole Wheat Sesame, Egg, Garlic and Everything bagels, as well as hand-made bialys and knishes. Noah's bagels are made from proprietary recipes and are baked fresh throughout the day using a steamed-baking process to create a light, moist and flavorful product.

     Noah's New York Bagels stores offer 12 flavors of Noah's Shmears(R), which are also made from proprietary recipes utilizing a process that results in cream cheese shmears that are light and smooth while still having a rich taste. Regular and low fat Noah's Shmears flavors include Plain, Lox, Sun-Dried Tomato, Basil, Chive, Garlic Herb, Veggie, Walnut Raisin and Strawberry.

     The Noah's New York Bagels kosher dairy deli menu includes four varieties of lox (New York Nova, Oregon, Norwegian and Nova lox trim), and salads and specialty items, including Seven Herb Salmon, Smoked Whitefish, Albacore Tuna and Hummus. Beverages include premium branded coffees and a variety of other beverages.

     Store Design and Atmosphere. Noah's New York Bagels stores recreate the mood and feeling of a turn-of-the-century New York bakery. Mosaic tilework incorporating the Noah's New York Bagels logo is reminiscent of the tile in many New York landmarks and subway stations. Signage, menus and literature incorporate Yiddish words and phrases, old photos and various New York memorabilia. The lighting, marble counters and tables, and cherry woodwork contribute to a feeling of old-fashioned comfort.

     Particularly on weekends, the Noah's New York Bagels stores are a community meeting place. The upbeat attitude of each Noah's New York Bagels store crew helps set the store's atmosphere. Store crew members are encouraged to deliver warm, personal service, as well as to participate in the Noah's New York Bagels commitment to the community. Noah's New York Bagels stores are typically in leased locations ranging in size from 900 to 2,500 square feet, with newer stores being approximately 1,800 square feet. Stores include approximately 16 seats, with additional outdoor seating in most locations.

MARKETING

     The Company believes that a key component in developing both the Einstein Bros. Bagels and Noah's New York Bagels brands is a strong local and community-based effort that encourages a close relationship between each store and its community. The Company and its area developers utilize community involvement as a means of providing charitable service, as well as building brand awareness and loyalty. The Company also utilizes traditional marketing and advertising methods including television, radio, newspapers and other print media (including use of free-standing inserts and promotional coupons), signage, direct mail and in-store point-of-purchase displays to promote its brands. The Company and its area developers are currently testing a combination of multi-media and consumer promotions to launch the Company's brands in local markets and to build strong brand awareness in a short time period. Both the Company-operated and area developer stores are required to contribute to a national advertising fund and a local advertising fund to pay for the development of advertising material and for advertising in their respective DMAs. See "-- Franchise Agreements" and Note 9 of the Notes to the Company's Audited Consolidated Financial Statements.

VENDORS

     In May 1996, the Company entered into a project and approved supplier agreement (the "Harlan Supply Agreement") with Harlan Bagel Supply Company, LLC ("Harlan") and the equity owners of Harlan. Harlan completed the construction of a new production facility in Avon, Indiana (the "New Facility") in August 1996, which is designed to produce frozen dough for approximately 1.4 million dozen bagels per month, expected to be sufficient to supply approximately 250 Einstein Bros. Bagels stores. Under the Harlan Supply Agreement, Harlan has agreed to sell to the Company, its area developers and their food service distributors up to 1.4 million dozen bagels per month through June 1, 2003, for which such purchasers will be charged a price equal to the cost of ingredients and packaging, will absorb an agreed upon allowance for product losses, and will pay a fixed toll charge (which is subject to adjustment for inflation, changes in formulations, specifications or procedures required by the Company or failure of the Company, its area developers and their food service distributors to purchase certain minimum numbers of bagels). Under certain circumstances, contract purchase amounts may be increased, which would permit Harlan to double the New Facility's capacity. Harlan has granted to the Company an option, exercisable at any time from December 15, 1999 through June 1, 2002, to acquire all of the assets of Harlan at a formula price equal to a multiple of Harlan's profits from sales of products under the Harlan Supply Agreement. The Company owns $7.5 million of equipment used in the New Facility, which equipment is leased to Harlan pursuant to an operating lease.

     The Company is a party to a cream cheese supply agreement and certain related agreements with Doc's (the "Doc's Agreements"). Under the Doc's Agreements, Doc's has agreed to supply the Company, its area developers and other authorized purchasers with up to 160,000 pounds of cream cheese per week (which the Company believes is sufficient to supply approximately 350 bagel stores) through October 2, 2000, and the Company has agreed, subject to certain exceptions and limitations, that it, its area developers and other authorized purchasers will purchase the lesser of such amount or 60% of their requirements for cream cheese. Prices for Doc's products are based on Doc's cost, adjusted as necessary to provide Doc's with sufficient cash flow to fund principal payments on certain outstanding indebtedness. The Company has provided certain debt financing to Doc's, primarily to fund the purchase of cream cheese production equipment and for Doc's working capital needs. The Doc's Agreements also grant the Company an option, exercisable at any time on or before October 2, 2000, to acquire all of the assets of Doc's at a formula price based on cream cheese production volumes and production cost.

     The Harlan Supply Agreement and the Doc's Agreements are exhibits to the Registration Statement of which this Prospectus is a part.

     The Company has a long-term distribution agreement with Marriott Distribution Services, Inc. ("Marriott"), which provides for distribution of food, beverages and supplies to stores operated by the Company and its franchisees at a negotiated fixed mark-up above cost. The Company and its area developers currently purchase in excess of 10% of their products and supplies from Marriott.

     The Company and its area developers may be subject to shortages or interruptions in supply caused by transportation strikes, adverse weather or other conditions which could adversely affect the quality, availability and cost of ingredients.

COMPETITION

     The food service industry is intensely competitive with respect to food quality, concept, convenience, location, customer service and value. In addition, there are many well-established food service competitors with substantially greater financial and other resources than the Company and with substantially longer operating histories. Many of such competitors are less dependent than the Company on a single, primary product. The Company believes that it competes with other bagel retailers and bakeries, including, among others, Bruegger's Bagel Bakery, Manhattan Bagel, Big Apple Bagel and Chesapeake Bagel Bakery, specialty coffee retailers, doughnut shops, fast-food restaurants, delicatessens, take-out food service companies, supermarkets and convenience stores. The Company believes that competition in the retail bagel market will increase as large retail bagel companies attract additional capital, new competitors enter the market and bagel retailers compete for market share. In addition, the Company believes that the start-up costs associated with retail bagel and similar food service establishments are not a significant impediment to entry into the retail bagel business. The Company believes that its Einstein Bros. Bagels and Noah's New York Bagels brands compete favorably in the important factors of taste, food quality, convenience, customer service and value.

     Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of product and the type, number and location of competing restaurants. Multi-unit food service chains such as the Company can also be substantially adversely affected by publicity resulting from food quality, illness, injury or other health concerns (including food-borne illness claims) or operating issues stemming from one store or a limited number of stores, whether or not the Company is liable. Claims relating to foreign objects, food-borne illness or operating issues are common in the food service industry and a number of such claims may exist at any given time. In addition, factors such as increased costs of goods, labor and employee benefit costs, regional weather conditions and potential scarcity of experienced management and hourly employees may also adversely affect the food service industry in general and the results of operations and financial condition of the Company and its area developers in particular. The Company attempts to manage or adapt to these factors, but some or all of these factors could cause the Company and some or all of its area developers to be adversely affected.

DEVELOPMENT AGREEMENTS

     The Company's form of area development agreement currently provides for the development of a specified number of bagel stores of a specified brand within a defined geographic territory in accordance with a development schedule of store opening dates. The development schedule generally covers two to five years and contains store opening benchmarks for the number of stores to be opened and in operation at quarterly or semi-annual intervals. An area developer's development schedule typically requires concurrent store development by the area developer in multiple DMA's. Area developers initially pay a non-refundable development fee of $5,000 per store to be developed and a non-refundable real estate services fee of $5,000 per store to be developed. Such fees are not recognized as income by the Company until the store is opened. The area development agreements generally provide that the area developer has the right to open a specified number of stores within each DMA during the term of the development schedule applicable to that DMA and generally preclude the Company from operating or franchising bagel stores of the brand for which rights have been granted within such territory, except that the Company reserves the right to engage in certain special distribution arrangements and, in the event the area developer chooses not to develop them, to develop target sites and conversion sites within the specified territory. Target sites are sites which the Company believes should be developed for competitive or market reasons regardless of the applicable development schedule or the location of pre-existing sites. Conversion sites are sites obtained from other companies which are suitable for conversion to bagel stores.

     Breaches of the area development agreement, including failure to meet development schedules, may lead to termination of the limited exclusivity provided by the agreement, renegotiation of development and franchise provisions or termination of the right to build future stores, although such termination will not generally affect existing franchise agreements for developed locations unless such breaches independently constitute defaults of the franchise agreements. Any such termination could be contested by the area developer.

     The form of area development agreement between the Company and its area developers is an exhibit to the Registration Statement of which this Prospectus is a part.

FRANCHISE AGREEMENTS

     Once an acceptable lease for an approved store site has been executed or real estate for a new site has been acquired, the Company and the area developer enter into a franchise agreement under which the area developer becomes the franchisee for the specific store to be developed at the site. Franchise agreements typically provide for a non-refundable franchise fee of $35,000 per store, a 5% royalty on "Royalty Base Revenue," which is defined as gross revenue less customer refunds and coupons, the portion of employee meals not charged to the employee and monies received by the store from other stores directly attributable to an approved commissary operated in the store, a national advertising fund contribution of 2% on Royalty Base Revenue, a local advertising fund contribution of 4% on Royalty Base Revenue and a $10,000 minimum grand opening expenditure. The national and local advertising fund contributions may each be increased by .25% per calendar year over the prior year at the discretion of the Company. The Company's franchise and area development agreements with respect to markets where the Company has already commenced store development generally provide for 6% royalties.

     The Company's form of franchise agreement provides that the Company may specify computer hardware and software for use in stores, including licensed software designated or created by or for Boston Chicken and used by the Company and its area developers. The cost of designated computer hardware is approximately $15,000 to $30,000 per store. The Company currently specifies off-the-shelf computer hardware for use in stores and charges fees aggregating $16,000 for licensed software for store systems, which fee is paid to Boston Chicken (including $1,000 for third-party proprietary software which the area developer is required to use) under an existing computer and communications systems services agreement (the "Computer Services

Agreement"). See "Relationship with Boston Chicken -- Computer and Communications Systems Services Agreement." The Company's form of franchise agreement also provides for a periodic maintenance and support fee for modifications and enhancements made to the licensed software and certain other maintenance and support services. The Company and its area developers pay $323 to Boston Chicken and such area developers pay $77 to the Company per four-week accounting period per store for these services. The Company believes that the integrated hardware and licensed software systems used by its area developers will facilitate the movement of knowledge, including financial, customer and employee performance data, allowing the Company and its area developers to react more quickly in a competitive environment.

     The Company's form of franchise agreement provides for an area of limited exclusivity surrounding the bagel store in which the Company may neither develop nor grant to others the right to develop additional bagel stores (generally limited to bagel stores of the brand that has been licensed to the franchisee), except that the Company reserves the right to engage in certain special distribution arrangements and, in the event that the franchisee chooses not to develop them, to develop conversion sites within the franchisee's designated territory. Designated territories in suburban locations are generally a one-mile radius surrounding the store, while urban locations occasionally have a smaller (e.g., one-half mile) radius or a trade-area-specific designated territory.

     The Company's form of franchise agreement requires that each store be operated in accordance with the operating procedures and menu, and meet the applicable quality, service and cleanliness standards, established by the Company. The Company may work with a franchisee to improve substandard performance or any items of non-compliance and may terminate any franchise agreement if the franchisee does not comply with such standards. The Company is specifically authorized to take accelerated action in the event that the operations of any franchised store present a health risk. The Company believes that maintaining superior food quality, a clean and pleasing environment and excellent customer service are critical to the reputation and success of the Company's brands and, therefore, intends to strictly enforce applicable contractual requirements. Upon any termination of a franchise agreement, the Company has the right to purchase the assets of the franchisee at the net tangible book value of such assets.

     The form of franchise agreement between the Company and its area developers is an exhibit to the Registration Statement of which this Prospectus is a part.

AREA DEVELOPER FINANCING

     Secured Loan Agreements. The Company's area developers are generally funded in part by a senior secured loan made by the Company that is typically convertible into a majority equity interest in the area developer. The Company believes that the development and operation of stores in a DMA is improved when management is permitted to focus primarily on store development and operations, rather than on raising capital. Accordingly, to facilitate the development of its brands, the Company has made, and currently intends to make, loans to area developers to provide partial financing for store development and working capital. The maximum amount of such a loan is based on the amount of equity investments (excluding promissory notes) made by the members of the area developer's management, one or more equity investments made by Bagel Store Development Funding, L.L.C., a Delaware limited liability company, formerly Einstein Bros. Equity Funding, L.L.C. ("Bagel Funding"), and equity investments made by any other investors.

     The area developer financing program requires the area developer to expend at least 75% of its equity capital contributed in cash toward developing stores and funding working capital prior to drawing on its revolving loan, with advances permitted during a two- or three-year draw period in a pre-determined maximum amount generally equal to four times the amount of the area developer's equity capital contributions (excluding promissory notes). Upon expiration of the draw period under the loan agreement, the loan generally converts to an amortizing term loan payable over five years in periodic installments, with a final balloon payment. Interest is set at 1% over the applicable reference rate of Bank of America Illinois as established from time to time and is payable currently. The loan is secured by a pledge of substantially all of the assets of the area developer.

     Each loan agreement contains customary representations, warranties, terms and covenants. The Company's loans to its area developers subject the Company to the risks of being a secured lender. The Company considers each area developer's use of loan proceeds, adherence to its store development schedule, store performance trends, type and amount of collateral securing the loan, prevailing economic conditions and other factors it deems relevant at the time in evaluating whether to establish an allowance for potential loan losses. See Note 11 of Notes to the Company's Audited Consolidated Financial Statements.

     The Company may convert all or any portion of the loan amount at its election into equity in the area developer at a conversion price that is generally set at a 12% premium over the per unit price paid by the investors in the area developer for their equity investment made concurrently with the execution of the loan agreement. To the extent such loan is not fully drawn or has been drawn and repaid, the Company has a corresponding option to acquire at the loan conversion price the amount of additional equity it could have acquired by conversion of the loan had the loan been fully drawn. The Company's conversion and option rights are only exercisable after a moratorium period (typically two years) and after the area developer has completed not less than 80% of its store development commitment. In addition, the Company may exercise its conversion and option rights upon the occurrence of certain specified defaults under the area developer loan agreement. An area developer's default of its development schedule is a default under the loan agreement (so as to permit the Company to exercise its conversion and option rights) only if during the 180-day period immediately preceding the event giving rise to the default, the area developer had access to debt or equity capital, either directly or through Company sources, on commercially reasonable terms for similarly situated restaurant businesses, or income from operations, sufficient in either case to complete its development obligations. The Company also has certain rights regarding future financings of the area developer that allow the Company, if it so desires, to maintain the potential for a majority interest in the area developer upon conversion of the loan and any corresponding option exercise. There can be no assurance, however, that the Company will exercise its future rights to acquire an equity interest in any area developer or that such exercise will result in a majority interest in the area developer. Any determination to convert any area developer loan would involve a variety of economic and operational considerations, including the status of the area developer's market penetration, the performance of the area developer's stores, the Company's desire to own such stores, the Company's ability to manage such stores if necessary, and the financial impact of converting the loan. In addition, any loan conversion or other acquisition of an equity interest in an area developer by the Company would not be indicative of whether the Company intended to, or would, convert or otherwise acquire an equity interest in any other area developer.

     The form of secured loan agreement between the Company and its area developers is an exhibit to the Registration Statement of which this Prospectus is a part.

     Area Developer Equity. Members of management of each of the Company's area developers generally make an equity investment in the area developer entity. The amount and type of such investments vary among the area developers. At November 12, 1996, the aggregate amount of investments by management of the Company's eleven area developers was approximately $625,000 in cash and approximately $4.6 million in full recourse, secured, interest-bearing promissory notes. Future investments by management or others could include contributions of assets.

     In addition to equity investments provided by an area developer's management, Bagel Funding may make one or more equity investments in the Company's area developers. Bagel Funding was formed in December 1995 to invest in area developers of the Company. Bagel Funding has received total capital commitments from its members aggregating $90.0 million, $74.9 million of which has been contributed to Bagel Funding and the balance of which is payable from such members to Bagel Funding at such times on or before December 31, 1998 as Bagel Funding's manager or managers make one or more capital calls. As of November 12, 1996, Bagel Funding had invested a total of approximately $65.2 million in area developers.

     Bagel Funding has the right to require each area developer to redeem Bagel Funding's equity interest in the area developer (the "Bagel Funding Put") at a pre-determined formula purchase price based on the store level cash flow of the area developer in the event (i) the Company acquires a majority interest in the area developer pursuant to the exercise of its conversion or option rights under the area developer's secured loan agreement, (ii) the Company's conversion and option rights expire unexercised and the Company has not consented to a public offering of the area developer, or
(iii) the Company does not acquire a majority interest in an area developer pursuant to the exercise of the Company's conversion or option rights, such rights have expired under the secured loan agreement and the Company has not consented to a request by the area developer to terminate its area development and franchise agreements with the Company. In the event the area developer does not redeem Bagel Funding's equity interest when required to do so, the Company will be obligated to purchase from Bagel Funding its equity interest in the area developer at the same price applicable to the area developer.

     The Fourth Amended and Restated Limited Liability Company Agreement of Bagel Funding and the form of agreement between the Company and Bagel Funding relating to the contingent repurchase obligation of the Company with respect to the Bagel Funding Put (including the terms of the formula purchase price for the Bagel Funding Put) are exhibits to the Registration Statement of which this Prospectus is a part.

     The Company is currently the manager of Bagel Funding. Certain directors and executive officers of each of the Company and Boston Chicken have made, or have committed to make, equity investments in Bagel Funding aggregating approximately $16.4 million. See "Certain Transactions -- Bagel Store Development Funding."

TRADEMARKS AND OTHER PROPRIETARY RIGHTS

     The Company owns a number of trademarks and service marks that have been registered with the United States Patent and Trademark Office, including Noah's New York Bagels(R), Noah's Bagels(R), A Taste of Old New York(R), Noah's Shmears(R), Shmear 'Em(R) and Protect Your Bagels, Put Lox on Them(R). In addition, the Company has federal trademark applications pending for a number of trademarks and service marks, including Just Say Noah's(TM), Einstein Bros.(TM), Melvyn Einstein(TM), Elmo Einstein(TM), Fresh & Holesome(TM), Veggie Confetti(TM), The Veg-Out(TM) and Bagelmeister(TM), as well as certain logos used by the Company. The Company has applied to register each of Noah's New York Bagels(R) and Einstein Bros.(TM) in more than 30 foreign countries. Most of such pending applications in the United States and foreign countries were filed in 1995 and 1996. The Company has not yet obtained federal registrations for any of the trademarks or service marks used in connection with the Einstein Bros. Bagels stores and products and there can be no assurance that any such registrations will be obtained.

     After the Company filed an application for the service mark Einstein's for restaurant services in May 1995, Peach State Restaurants, Inc. ("Peach State"), which owns a restaurant in Atlanta that uses the name Einstein's, filed a federal trademark application for the name Einstein's for restaurant services and filed an opposition to the Company's application for Einstein's. In July 1996 the Company entered into an agreement with Peach State in which Peach State agreed to withdraw such application, to abandon such opposition and to not object to, or interfere with, any of the Company's trademark and service mark applications that include the name Einstein's. Peach State has also agreed not to use any mark incorporating the name Einstein's for restaurant services outside of the Atlanta metropolitan area, and the Company has agreed not to use any mark incorporating the name Einstein's for restaurant services in the State of Georgia (except for permitted national advertising and promotion and similar uses).

     Hebrew University of Jerusalem ("Hebrew University"), which claims certain rights to the name Albert Einstein, had previously filed oppositions to certain of the Company's trademark applications. Effective October 1996, the Company entered into an agreement with Hebrew University pursuant to which Hebrew University acknowledged the Company's ownership of the rights to the Einstein Bros.(TM) trademarks and service marks, as well as certain other marks, including Melvyn Einstein(TM) and Elmo Einstein(TM), and agreed not to contest the validity of, or make a claim adverse to the Company's interest in, such marks. In addition, Hebrew University granted to the Company a license to use certain intellectual property rights of Albert Einstein, including certain rights to use the name Einstein alone and with certain indicia of Albert Einstein, such as references to scientific formulae (e.g., E=MC(2)) and theories (e.g., the theory of relativity) as well as an option to acquire a license to use the full name of Albert Einstein and the likeness, image, caricature, photographs and signature of Albert Einstein.

     The Company is aware of the use by other persons or entities in certain geographic areas of names and marks which may be deemed to be similar to certain of the Company's marks. Some of these persons or entities may have prior rights to such marks in their respective localities. While the Company is not aware of any prior uses that would prevent the use of the Company's marks in any DMA for which it has granted development rights, there can be no assurance that the Company's marks will be available for use by the Company and its area developers in all locations.

     The Company considers its intellectual property rights to be important to its business and its policy is to actively defend and enforce such rights.

GOVERNMENT REGULATION

     Stores, commissaries and other production facilities operated by the Company and its area developers are required to comply with federal, state and local government laws and regulations applicable to food production and consumer food service businesses generally, including those relating to the preparation and sale of food, minimum wage requirements, overtime, working and safety conditions and citizenship requirements, as well as regulations relating to zoning, construction, health, business licensing and employment. An increase in employee benefit costs or other costs associated with employees, such as minimum wage requirements, could adversely affect the Company.

     Certain states and the Federal Trade Commission require a franchisor to transmit specified disclosure statements to potential franchisees before granting a franchise. Additionally, some states require the franchisor to register its franchise with the state or qualify for certain statutory or discretionary exemptions from registration before it may offer a franchise. The Company believes that its Uniform Franchise Offering Circular (together with any applicable state versions or supplements) complies with both the Federal Trade Commission guidelines and all applicable state laws regulating franchising in those states in which it has offered franchises. The Company's Uniform Franchise Offering Circular, which contains the base forms of the Company's current area development, franchise and area developer financing agreements, is an exhibit to the Registration Statement of which this Prospectus is a part.

PROPERTIES/LEASING

     The Company leases its support center facility, which consists of approximately 38,000 square feet of office space (and certain common areas, including parking areas), from Boston Chicken. See "Relationship With Boston Chicken -- Other Relationships Between Boston Chicken and the Company." The Company also leases office space in San Diego and Los Angeles, California.

     The Company and its wholly owned subsidiaries lease the land and buildings for all Company-operated stores. In addition, the Company and its subsidiaries may lease land or buildings that they sublease or assign to area developers. While the Company expects its area developers primarily to continue to lease sites in the future, the Company or its area developers may also purchase land and/or buildings for stores to the extent acceptable terms are available. The majority of the Company's stores are located in retail community shopping centers, community business districts or freestanding locations.

     Stores leased by the Company are typically leased under "triple net" leases that require the Company to pay its proportionate share of real estate taxes, maintenance costs and insurance premiums. In some cases, in addition to base rent, the Company pays percentage rent based on sales in excess of specified amounts. Generally, the Company's store leases have initial terms of five years with options to renew for three additional five-year periods at market rates.

     The Company owns commissaries in or near Salt Lake City, Utah and San Diego, California. The facility in Salt Lake City is presently the subject of an environmental remediation program to correct soil and groundwater contamination resulting from the closure of an underground storage tank by a prior owner. A groundwater remediation system has been installed at the site, which is subject to the oversight of the State of Utah, Division of Environmental Response and Remediation. All of the costs of the remediation are being paid by certain of the former shareholders of Brackman pursuant to an indemnification agreement with the

Company entered into by them at the time Brackman was acquired. The remaining costs of the remediation are not expected to exceed the amount such former shareholders are obligated to pay under the indemnification agreement.

     The Company leases dough production facilities in San Leandro and Whittier, California, which are subleased to one of its area developers. The Company leases facilities used as commissaries in or near Fort Lauderdale, Florida and Kansas City, Kansas. The Company may lease or sublease its commissaries and related office space to area developers.

EMPLOYEES

     At November 3, 1996, the Company had approximately 377 employees, including approximately 101 employed at its support center offices in Golden, Colorado, approximately 17 employed at zone offices or commissaries and approximately 259 employed at bagel stores operated by the Company. None of the Company's employees are represented by a labor union or covered by a collective bargaining contract. The Company believes that its relationships with its employees are generally good.

LEGAL PROCEEDINGS

     The Company, like others in the food service business, is from time to time the subject of complaints, threat letters or litigation from customers alleging illness, injury or other food quality, health (including food-borne illness claims) or operational concerns. Claims relating to foreign objects, food-borne illness or operating issues are common in the food service industry and a number of such claims may exist at any given time. Adverse publicity resulting from such allegations may materially adversely affect the Company and one or more of its brands, regardless of whether such allegations are valid or whether the Company is liable. In addition, the Company also encounters complaints and allegations from former or prospective employees or others from time to time, as well as other matters which are common for businesses similar to the Company's. The Company does not believe that any such matters of which it is aware are material to the Company individually or in the aggregate, but matters may arise which could adversely affect the Company or its business operations. See "-- Trademarks and Other Proprietary Rights."

     In the course of enforcing its rights under existing area development and franchise agreements, the Company may also be the subject from time to time of complaints, threat letters or litigation concerning the proper interpretation and application of these agreements, particularly in the event of a default or termination of area development or franchise rights. No such matters are currently pending.

INSURANCE

     The Company currently has the types and amounts of insurance coverage that it considers appropriate for a company in its business. While management believes that its insurance coverage is adequate, if the Company was held liable for amounts exceeding the limits of its insurance coverage or for claims outside the scope of its insurance coverage, the Company's business, results of operations and financial condition could be materially adversely affected.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

               NAME                  AGE                            POSITION
-----------------------------------  ----    -------------------------------------------------------
Scott A. Beck(3)...................    38    Chairman of the Board
Noah C. Alper......................    49    Vice Chairman of the Board
Mark R. Goldston...................    41    President, Chief Executive Officer and Director
Michael J. Beaudoin................    34    Senior Vice President -- Supply Chain
W. Eric Carlborg...................    32    Senior Vice President -- Finance
David G. Stanchak..................    38    Vice President, Chief Development Officer and Director
Jeffrey L. Butler..................    35    President of Einstein Bros. Bagels Concept
Joel M. Alam.......................    39    Vice President and Secretary
Paul A. Strasen....................    40    Vice President and General Counsel
Kyle T. Craig......................    49    Director
M. Laird Koldyke(1)(2)(3)..........    35    Director
Gail A. Lozoff.....................    46    Director and Vice President
John H. Muehlstein, Jr.(3).........    41    Director
John A. Offerdahl(1)...............    32    Director
Lloyd D. Ruth(1)(2)(3).............    49    Director

---------------
(1) Member of the Audit Committee of the board of directors.

(2) Member of the Reporting Person Stock Option Committee of the board of directors.

(3) Member of the Compensation and Stock Option Committees of the board of directors.

     Messrs. Craig, Stanchak and Beck were elected to the board of directors as designees of Boston Chicken, Messrs. Koldyke, Muehlstein and Ruth were elected to the board of directors as designees of investors in the Company's March 1995 private placement and Messrs. Offerdahl and Daniel V. Colangelo (the Company's former President and Chief Executive Officer and formerly a director) and Ms. Lozoff were elected to the board of directors as designees of Offerdahl's, Brackman and Bagel & Bagel, respectively. Boston Chicken and Brackman did not designate nominees for the 1996 election of directors and the private placement investors designated Messrs. Koldyke, Muehlstein and Ruth for such election. All such contractual designation rights have expired. See "Risk Factors -- Control by and Conflicts of Interest with Boston Chicken."

     All directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Officers serve at the pleasure of the board of directors.

     Mr. Beck became Chairman of the Board of the Company in July 1996. Mr. Beck has served as a director of the Company since March 1995. He has been Chief Executive Officer and a director of Boston Chicken since June 1992 and served as Chairman of Boston Chicken from such time until December 1995 when he became Co-Chairman. He was Vice Chairman of the Board of Blockbuster Entertainment Corporation ("Blockbuster") in Fort Lauderdale, Florida from September 1989 until January 1992, and Chief Operating Officer of Blockbuster from September 1989 to January 1991. Since 1980, Mr. Beck also has been President of Pace Affiliates, Inc., an investment banking firm he founded.

     Mr. Alper became the Company's Vice Chairman of the Board in March 1996. Mr. Alper founded Noah's in 1989 and served as its Chairman of the Board until March 1996.

     Mr. Goldston became President and Chief Executive Officer and a director of the Company in April 1996. Since January 17, 1996, Mr. Goldston has also been employed by Boston Chicken to undertake various special projects for Boston Chicken. In August 1996, Mr. Goldston became Vice Chairman of the Board and a director of Boston Chicken. From July 1994 to April 1996, Mr. Goldston was the Chairman and Chief

Executive Officer of The Goldston Group, a strategic advisory firm which advises high-growth companies on improving performance and creating operating leverage and efficiencies. From October 1991 to June 1994, Mr. Goldston served as President and Chief Operating Officer of L.A. Gear, Inc. From September 1989 to October 1991, Mr. Goldston was a principal of Odyssey Partners, L.P., an investment firm, and from September 1988 to September 1989 served as Chief Marketing Officer of Reebok Inc.

     Mr. Beaudoin became the Company's Senior Vice President -- Supply Chain in July 1996. Prior thereto, he served as Vice President and Chief Financial Officer of the Company from July 1995 to July 1996, after serving as Assistant to the Chairman of Boston Chicken from February 1995. From December 1992 to February 1995, he held several positions with NewLeaf Entertainment (a joint venture between Blockbuster and IBM), including Vice President of Finance, Marketing and Operations. From June 1990 through November 1992, Mr. Beaudoin was an Associate and Limited Partner of Pfingsten Partners, L.P., a private equity investment firm in Deerfield, Illinois.

     Mr. Carlborg became Senior Vice President -- Finance of the Company in July 1996. From October 1995 through June 1996, he was Vice President of Alignment and Planning of Boston Chicken. Prior thereto, Mr. Carlborg served as Vice President -- Corporate Finance of Merrill Lynch from January 1994 to October 1995 and served as an Associate of Merrill Lynch from August 1989 through December 1993.

     Mr. Stanchak became a director and Vice President and Chief Development Officer of the Company in March 1995. From June 1992 until March 1995, he served as a Senior Vice President of Boston Chicken, and from August 1989 until June 1992, Mr. Stanchak was the National Director of Real Estate and Real Estate Legal Counsel for Blockbuster.

     Mr. Butler became President of Einstein Bros. Bagels Concept in May 1996. From January 1996 until May 1996, Mr. Butler served as Chief Operating Officer of the Company. Prior thereto, he was employed by BC Great Lakes, L.L.C., an area developer of Boston Chicken ("BC Great Lakes"), since June of 1995, and also served as President of the managing member of BC Heartland, L.L.C., also a Boston Chicken area developer, since August 1995. From June 1993 until June 1995, Mr. Butler served as President and Chief Executive Officer of the general partner of BC Detroit L.P., a predecessor of BC Great Lakes. From January 1992 to June 1993, Mr. Butler served as Vice President -- Human Resources of Boston Chicken. Prior thereto, Mr. Butler was an independent consultant from July 1991 until January 1992 and was Regional Director of Operations for Blockbuster in San Diego and Orange County, California from April 1990 until June 1991.

     Mr. Alam became Vice President and Secretary in April 1995. From January 1994 to April 1995, he was Vice President and Associate General Counsel of Boston Chicken and from May 1993 to January 1994 he was Assistant General Counsel of Boston Chicken. Prior thereto, Mr. Alam was an associate at the Chicago law firm of Bell, Boyd & Lloyd from 1986 to May 1993.

     Mr. Strasen became Vice President and General Counsel of the Company in April 1995. Prior thereto, he was a partner at the Chicago law firm of Bell, Boyd & Lloyd from 1988 to April 1995.

     Mr. Craig has been a director of the Company from the date the Company was incorporated in February 1995. Mr. Craig was Chairman of the Board of the Company from June 1995 until he resigned in July 1996. From February 1995 until being appointed as Chairman in June 1995, Mr. Craig served as Vice President of the Company. Mr. Craig also served as the Chief Concept Officer of Boston Chicken from April 1994 through June 1995. From November 1993 until April 1994, he was President of KFC-Brand Development, a unit of KFC Corp. in Louisville, Kentucky, and from April 1990 until November 1993, he was President of KFC-USA, also a unit of KFC Corp. in Louisville, Kentucky. KFC Corp. is a wholly owned subsidiary of PepsiCo, Inc.

     Mr. Koldyke became a director of the Company in March 1995. Mr. Koldyke has served as a general partner of the Frontenac Company ("Frontenac"), a venture capital company, in Chicago, Illinois since 1989.

     Ms. Lozoff became a director and a Vice President of the Company in April 1995, after working with Bagel & Bagel, which she founded in June 1988. From April 1995 until September 1996, Ms. Lozoff served as

Vice President -- Design and Merchandising of the Company. Ms. Lozoff also served as President and Chief Executive Officer of Bagel & Bagel from May 1992 to April 1995.

     Mr. Muehlstein became a director of the Company in March 1995. Since 1986, he has been a partner at the Chicago law firm of Pedersen & Houpt.

     Mr. Offerdahl became a director in March 1995 and served as Vice
President -- Operations, Southeast Zone of the Company from March 1995 through August 1996. Mr. Offerdahl served as the Chairman and Chief Executive Officer of Offerdahl's, which he founded in 1989, from December 1989 until March 1995. From May 1986 until September 1994, Mr. Offerdahl played professional football for the Miami Dolphins in the National Football League.

     Mr. Ruth became a director of the Company in March 1995. Since January 1987, he has been a general partner at Marquette Management Partners, a venture capital company, in Deerfield, Illinois.

MANAGEMENT COMPENSATION

     The Company was incorporated in February 1995 and did not conduct any operations prior to that time. The only executive officer of the Company who earned more than $100,000 in salary and bonus during fiscal year 1995 was Daniel
V. Colangelo, the Company's former President and Chief Executive Officer who served in that capacity during fiscal year 1995 (the "named executive officer"). Mr. Colangelo's total cash compensation during fiscal year 1995 consisted of $103,462 in salary and $47,375 in bonus.

     On March 24, 1995, the Company entered into a three-year employment agreement with Mr. Colangelo, pursuant to which he became the President of the Company's Rocky Mountain Division and a director of the Company. Mr. Colangelo was later promoted to President and Chief Executive Officer of the Company. Under the employment agreement, Mr. Colangelo was entitled to receive an annual salary of $125,000 and reimbursement for reasonable business expenses. In addition, during 1995, Mr. Colangelo was granted options to purchase 50,979 shares of Common Stock under the Plan (defined herein) at an exercise price of $5.88 per share. See "-- Option Grants in Last Fiscal Year."

     In March 1996, Mr. Colangelo's employment agreement was terminated and the Company entered into a consulting agreement with him in connection with his resignation as President and Chief Executive Officer and a director of the Company. Pursuant to the consulting agreement, Mr. Colangelo will, upon the Company's request, provide information, advice and assistance to the Company concerning matters that were within the scope of his knowledge and expertise during the course of his employment by the Company. The consulting agreement has a term of one year and is automatically renewed for successive one-year periods unless terminated by either party upon 30 days' prior written notice. Under the consulting agreement, Mr. Colangelo receives $100,000 per year and is entitled to reimbursement for his related reasonable business expenses. In addition, the options granted during 1995 to Mr. Colangelo under the Plan were deemed vested and were exercised by him in January 1996. Mr. Colangelo also retained options granted in January 1996 under the Plan to purchase an aggregate of 37,931 shares of Common Stock at an exercise price of $6.59 per share, which options were granted in January 1996 and vest in accordance with the Plan's vesting schedule during the term of his consulting agreement.

     The Company has also entered into employment and consulting agreements with certain of its other current executive officers and others. See "Certain Transactions -- Employment and Consulting Agreements."

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth individual grants of stock options made to the named executive officer during the fiscal year ended December 31, 1995.

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE OF ASSUMED
                                                                                           ANNUAL RATES OF
                                                 PERCENT OF                                     STOCK
                                                    TOTAL                                 PRICE APPRECIATION
                                               OPTIONS GRANTED   EXERCISE                 FOR OPTION TERM(2)
                        DATE OF    OPTIONS      TO EMPLOYEES     OR BASE    EXPIRATION   --------------------
         NAME            GRANT    GRANTED(1)   IN FISCAL YEAR     PRICE        DATE        5%          10%
----------------------  -------   ----------   ---------------   --------   ----------   -------     --------
Daniel V. Colangelo...  3/24/95     25,491           1.2%         $ 5.88      3/24/05    $94,337     $239,068
                        5/16/95     16,992           0.8            5.88      5/16/05     62,886      159,428
                        7/25/95      8,496           0.4            5.88      7/25/05     31,443       79,746

---------------
(1) Options granted to Mr. Colangelo in 1995 were deemed fully vested in January 1996 in connection with his resignation as President and Chief Executive Officer of the Company. See "-- Management Compensation."

(2) These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

DIRECTOR COMPENSATION

     In addition to annual grants under the Directors Plan (as defined herein), directors who are not officers or employees of, or consultants to, the Company receive $500 cash compensation for each board of directors meeting at which they are present and for each committee meeting at which they are present not held in conjunction with a meeting of the board of directors. Outside directors are also reimbursed for their expenses for each board and committee meeting attended.

     The Company has also entered into employment and consulting agreements with certain of its directors who are also current executive or other officers of the Company. See "Certain Transactions -- Employment and Consulting Agreements."

STOCK OPTION PLANS

     The Company has adopted an Amended and Restated 1995 Stock Option Plan, effective August 15, 1996. The purpose of the Plan is to benefit the Company by offering certain present and future employees, officers and consultants of the Company and its subsidiaries, if any, a favorable opportunity to become holders of Common Stock over a period of years, thereby giving them a long-term stake in the growth and prosperity of the Company and encouraging the continuance of their involvement with the Company. Under the Plan, eligible persons may be granted options to purchase an aggregate of not more than 5,500,000 shares of Common Stock. At November 3, 1996, an aggregate of approximately 1,639,662 shares of Common Stock were available for option grants under the Plan. Such options are not intended to be treated as incentive stock options as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     The Plan is administered, with respect to persons subject to Section 16 of the Exchange Act and the rules promulgated thereunder ("Reporting Persons"), by the Reporting Person Stock Option Committee (the "Reporting Person Committee"), consisting of two members of the board of directors, each of whom is a "non-employee director" (as such term is defined under Rule 16b-3 of the Exchange Act) and, with respect to all other persons receiving options under the Amended Plan, by the Stock Option Committee (the "Stock Option Committee").

     Options granted under the Plan have a term of 10 years, subject to earlier expiration if the optionee's service terminates, and no options under the Plan may be granted after February 1, 2005. Options become exercisable with respect to 10% of the total number of shares subject to the option on the first anniversary of the date of grant, an additional 20% on the second anniversary of the date of grant, an additional 30% on the third anniversary of the date of grant and the balance on the fourth anniversary of the date of grant.

     On May 28, 1996, the board of directors of the Company adopted the 1996 Stock Option Plan for Non-Employee Directors (the "Directors Plan"), which was subsequently approved by the stockholders of the Company. On May 28, 1996, options to purchase an aggregate of 4,318 shares of Common Stock were granted under the Directors Plan to each of Messrs. Koldyke, Muehlstein and Ruth at an exercise price of $11.58 per share. The Directors Plan is administered by the board of directors.

     Options under the Directors Plan may only be granted to directors of the Company who are not officers or employees of the Company. Options may be granted with respect to a total of not more than 100,000 shares of Common Stock under the Directors Plan, subject to antidilution and other adjustments. Such options are not intended to be treated as incentive stock options as defined in Section 422 of the Code. Each option granted under the Directors Plan is for a term of ten years, subject to earlier termination if the optionee's service as a director terminates. Options which have been granted become exercisable after the end of one year from the date of grant.

     Pursuant to the Directors Plan, options for shares having a fair market value of $50,000 at the date of grant, as determined in good faith by the board of directors on such date, are granted at the time of each election or re-election of eligible directors to the Board, except that the initial grants of options under the Directors Plan were made on the date of adoption of the Directors Plan by the board of directors.

     Copies of the Plan and the Directors Plan are exhibits to the Registration Statement of which this Prospectus forms a part.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The board of directors has approved the terms of compensation paid and to be paid to the Company's executive officers for fiscal years 1995 and 1996. During the year ended December 31, 1995, the following persons served as members of the Stock Option Committee of the board of directors: Scott Beck, Kyle Craig and John Muehlstein.

     Currently, no executive officer of the Company, except for Scott Beck, who is Chairman of the Board of the Company and a member of the Compensation Committee of the board of directors, and Mark R. Goldston, who is President and Chief Executive Officer of the Company, serves as a member of the compensation committee or as a director of any other entity, one of whose executive officers serves on the compensation committee or is a director of the Company. Mr. Beck is Co-Chairman of the Board and Chief Executive Officer of Boston Chicken and Mr. Goldston is Vice Chairman of the Board and a director of Boston Chicken. Neither Mr. Beck nor Mr. Goldston serves on the compensation committee of Boston Chicken's board of directors.

                              CERTAIN TRANSACTIONS

FORMATION OF THE COMPANY AND SUBSEQUENT ACQUISITIONS

     In March 1995, the Company acquired the operations of Brackman, Bagel & Bagel and Offerdahl's, and in connection with such acquisitions, issued 1,959,152 shares of Common Stock valued at $5.88 per share to the owners of such companies. Concurrently with the acquisitions, the Company also raised approximately $20.8 million in a private placement of its Common Stock to investors (including approximately $5.2 million of such amount that was purchased, directly or indirectly, by officers and directors of each of the Company and Boston Chicken). The terms of each of these transactions resulted from arms-length negotiations between the Company and unrelated third parties. In addition, the Company believes that such arms-length negotiations established the fair market value of the Common Stock as of the date such transactions were entered into by the Company. These transactions are separately described below.

     On March 24, 1995, pursuant to an agreement to contribute shares, the Company acquired all of the outstanding capital stock of Brackman, of which Daniel V. Colangelo, the Company's former President and Chief Executive Officer, was a shareholder (the "Brackman Acquisition"). The consideration paid by the Company consisted of 573,750 shares of Common Stock and 488,236 shares of Boston Chicken common stock, which shares of Boston Chicken common stock were purchased by the Company for a cash purchase price of $17.00 per share, pursuant to a stock purchase agreement between the Company and Boston Chicken dated as of March 24, 1995. See "Relationship with Boston Chicken -- Other Relationships Between Boston Chicken and the Company." Following the Brackman Acquisition, Mr. Colangelo entered into an employment agreement with the Company, pursuant to which he became President -- Rocky Mountain Zone and a director of the Company. See "Management -- Management Compensation."

     On March 24, 1995, pursuant to an agreement to contribute assets, the Company acquired all of the assets, properties and business of Bagel & Bagel, of which Richard Lozoff, Gail Lozoff's spouse, was the sole shareholder (the "Bagel & Bagel Acquisition"). The consideration paid by the Company consisted of 573,750 shares of Common Stock and 323,530 shares of Boston Chicken common stock, which shares of Boston Chicken common stock were purchased by the Company for a cash purchase price of $17.00 per share, pursuant to a stock purchase agreement between the Company and Boston Chicken dated as of March 24, 1995. See "Relationship with Boston Chicken Other Relationships between Boston Chicken and the Company." Following the Bagel & Bagel Acquisition, Ms. Lozoff entered into an employment agreement with the Company, pursuant to which she became Vice President -- Design and Merchandising and a director of the Company. See
"-- Employment and Consulting Agreements."

     On March 31, 1995, pursuant to an agreement to contribute assets, the Company acquired substantially all of the assets, properties and business of Offerdahl's, of which John Offerdahl was a majority shareholder (the "Offerdahl's Acquisition"). The consideration paid by the Company consisted of 811,652 shares of Common Stock and 331,852 shares of Boston Chicken common stock, which shares of Boston Chicken common stock were purchased by the Company for a cash purchase price of $16.875 per share, pursuant to a stock purchase agreement between the Company and Boston Chicken dated as of March 31, 1995. See "Relationship with Boston Chicken -- Other Relationships between Boston Chicken and the Company." Following the Offerdahl's Acquisition, Mr. Offerdahl entered into an employment agreement with the Company, pursuant to which he became Vice President -- Operations, Southeast Zone and a director of the Company. In addition, Mr. Offerdahl's spouse, Lynnora Offerdahl, entered into a consulting agreement with the Company. See "-- Employment and Consulting Agreements."

     On March 24, 1995, the Company entered into Subscription Agreements pursuant to which certain investors, including Messrs. Craig, Stanchak, Beaudoin, Butler and Beck, Mr. Alam and his spouse, PJS Bagel Investing, L.L.C., an entity controlled by Mr. Strasen and his spouse ("PJS"), OBG Holdings, Inc. (formerly Offerdahl's), of which Mr. Offerdahl and his spouse are majority stockholders ("OBG"), Frontenac VI, Limited Partnership ("Frontenac"), of which Mr. Koldyke is a general partner, Marquette Venture Partners II, L.P. ("Marquette") and MVP II Affiliates Fund, L.P. ("MVP II"), the general partner of each of which is an entity of which Mr. Ruth is a general partner, and Pedersen Bagel Investments Joint Venture ("Pedersen

Bagel"), of which Mr. Muehlstein is a general partner, purchased an aggregate of 1,618,972 shares of Common Stock at $5.88 per share.

     In February 1996, the Company acquired all of the outstanding stock of Noah's for an aggregate purchase price of $100.9 million in cash. In connection with the transaction, certain former shareholders of Noah's, including Noah Alper, Vice Chairman of the Board, and other members of Noah's management purchased 855,225 shares of Common Stock at a purchase price of $10.52 per share.

REGISTRATION RIGHTS

     The Company is a party to an amended and restated registration rights agreement dated as of February 1, 1996 (the "Stockholder Registration Agreement") with certain stockholders of the Company, including Messrs. Craig, Alper, Stanchak, Beaudoin, Butler, Beck and Colangelo, as well as Mr. Alam and his spouse, PJS, OBG, Frontenac, Marquette, MVP II and B&B Holdings, Inc. (formerly Bagel & Bagel), of which Ms. Lozoff's spouse is the sole stockholder ("B&B"), and with Boston Chicken (with respect to the shares of Common Stock issued pursuant to the Loan Conversion). Pursuant to such agreement, the Company granted to such stockholders and Boston Chicken certain piggyback registration rights under the Securities Act with respect to shares of Common Stock owned by them (the "Registrable Securities"). The Company has registered under the Securities Act the Registrable Securities held by such stockholders, which permit them to make public resales of the Registrable Securities. Such stockholders have agreed not to sell certain of their Registrable Securities for various specified periods of time. See "Shares Eligible for Future Sale." The Company entered into the Boston Chicken Registration Agreement (defined below) that superseded the rights of Boston Chicken under the Stockholder Registration Agreement. See "Relationship with Boston Chicken -- Concurrent Private Placement Agreement, Registration Agreement and Concurrent Offering Purchase Agreement" and "Shares Eligible for Future Sale."

CONCURRENT PUBLIC OFFERING

     In the Concurrent Public Offering, the Company sold to certain persons or entities, consisting primarily of officers, directors and employees of each of the Company and Boston Chicken, an aggregate of 425,000 shares of Common Stock at a price equal to the initial public offering price per share, net of underwriting discount. In the Concurrent Public Offering, executive officers and directors of the Company (none of whom were members of the committee of the Company's board of directors who negotiated the initial public offering price with the representatives of the underwriters of the Initial Public Offering) purchased an aggregate of 45,360 of such shares of Common Stock as follows: Mr. Scott Beck -- 8,612; Mr. Alper -- 3,498; Mr. Goldston -- 3,750; Mr.
Carlborg -- 3,750; Mr. Stanchak -- 3,750; Mr. Beaudoin -- 3,750; Mr. Butler -- 3,750; Mr. Alam -- 4,500; Mr. Strasen -- 2,500; Mr. Muehlstein -- 3,750; and Mr.
Ruth -- 3,750. Certain executive officers and directors of Boston Chicken (other than Scott Beck and Mark Goldston) purchased in the Initial Public Offering and the Concurrent Public Offering an aggregate of 39,850 shares of Common Stock.

BAGEL STORE DEVELOPMENT FUNDING

     In December 1995, Bagel Funding was formed under the name Einstein Bros. Equity Funding, L.L.C. with the objective of raising $90.0 million to invest in existing and proposed area developers of the Company. Bagel Funding has received total capital commitments from its members aggregating such amount, $74.9 million of which had been contributed to Bagel Funding as of November 12, 1996 and the balance of which is payable by such members to Bagel Funding at such times on or before December 31, 1998 as the manager or managers of Bagel Funding make one or more capital calls. In the event a member fails to make its capital contribution within three days of the date it is due, or such longer period as the manager or managers determine (but in no event longer than 45 days), Bagel Funding is required to treat such defaulting member's interest in future profits as terminated, so that such defaulting member is entitled to receive from Bagel Funding only the amount of such member's capital account at the time of such default, reduced by any future allocation of losses to such member, payable without interest thereon at the expiration of the term of Bagel Funding.

     Through November 12, 1996, Bagel Funding had invested a total of approximately $65.2 million in area developers of the Company. See
"Business -- Area Developer Financing." No fees were paid to the Company in its capacity as manager in 1995. The Company will be entitled to receive fees of $500,000 and $50,000 for serving as manager of Bagel Funding during 1996 and the first quarter of 1997, respectively.

     Bagel Funding has the right to require each area developer to redeem Bagel Funding's equity interest in the area developer (the "Bagel Funding Put") at a predetermined formula purchase price based on the store level cash flow of the area developer in the event (i) the Company acquires a majority interest in the area developer pursuant to the exercise of its conversion or option rights under the area developer's secured loan agreement, (ii) the Company's conversion and option rights expire unexercised and the Company has not consented to a public offering of the area developer, or (iii) the Company does not acquire a majority interest in an area developer pursuant to the exercise of the Company's conversion or option rights, such rights have expired under the secured loan agreement and the Company has not consented to a request by the area developer to terminate its area development and franchise agreements with the Company. In the event the area developer does not redeem Bagel Funding's equity interest when required to do so, the Company will be obligated to purchase from Bagel Funding its equity interest in the area developer at the same price applicable to the area developer.

     The Company's term as manager of Bagel Funding expires on April 20, 1997, although the Company may be removed prior to such time for cause by action of more than two-thirds in interest of Bagel Funding's members and may be removed for any reason at fiscal year-end by action of more than four-fifths in interest of Bagel Funding's members. Prior to the expiration of the Company's term as manager, Bagel Funding also has a three-person advisory committee, the members of which were nominated by the Company and approved by a majority in interest of Bagel Funding's members. None of the members of the advisory committee are officers, directors or employees of the Company. The advisory committee is required to approve any sale by Bagel Funding of an interest in an area developer and to determine the manner in which Bagel Funding's interests in an area developer should be voted on any merger, consolidation, sale of all or substantially all of the assets of the area developer or amendment of its governing documents. The advisory committee is also available to consult with the manager with respect to any matters requested by the manager concerning Bagel Funding's investments and has the power to resolve any questions with respect to potential conflicts of interest between Bagel Funding and the manager that may be presented to it by the manager. Bagel Funding's limited liability company agreement contains no specific provisions with respect to the resolution of potential conflicts of interest between Bagel Funding and its manager; however, resolution of such potential conflicts of interest will be governed by applicable Delaware law. The advisory committee has the authority to adopt rules and procedures not inconsistent with Bagel Funding's limited liability company agreement, relating to the conduct of the advisory committee's affairs. Actions taken by the advisory committee must be authorized by a majority of the persons then serving as advisory committee members. Each member of the advisory committee may designate from time to time an alternate and such alternate may attend any and all meetings of the advisory committee and otherwise may act in place of the member selecting such alternate.

     Effective April 21, 1997, or at such earlier time as the Company ceases to be the manager of Bagel Funding, each of the members of the advisory committee will become a manager of Bagel Funding and collectively will constitute the three-person board of managers. At such time the advisory committee of Bagel Funding will disband and all authority previously vested in the advisory committee will be vested in the board of managers. In addition, when the Company ceases to be the manager of Bagel Funding, the equity interests of Bagel Funding in the Company's area developers will automatically be converted from nonvoting equity interests to voting equity interests, which will have the power to select the manager or general partner, as applicable, of each of the Company's area developers.

     Bagel Funding also acquired from the Company, for an aggregate purchase price of $45,000, warrants to acquire 1,012,500 shares of Common Stock of the Company having an exercise price of $6.47 per share (the "Bagel Funding Warrants"), or 11,250 shares of Common Stock for every $1.0 million of capital committed to Bagel Funding. The Bagel Funding Warrants have a term of five years. In the event the total capital ultimately contributed to Bagel Funding is less than $90.0 million or Bagel Funding is dissolved prior to the time all remaining capital commitments have been called, the number of shares purchasable upon exercise of the

Bagel Funding Warrants will be adjusted based on the total amount of capital contributed or committed to be contributed to Bagel Funding less the amount of cash to be distributed to the members of Bagel Funding upon such dissolution. In the event of such a dissolution, the amount of capital committed to be contributed to Bagel Funding shall be deemed to be zero. Such adjustments to the number of shares covered by the Bagel Funding Warrants, if any, will be made by the Company (i) at the time that Bagel Funding may no longer accept additional capital subscriptions, (ii) at such time, if any, as any member of Bagel Funding fails to honor its commitment to contribute capital and (iii) immediately prior to any dissolution of Bagel Funding that occurs prior to the time all committed capital has been contributed to Bagel Funding, but only if the Warrants have not been distributed by Bagel Funding.

     Bagel Funding is required to distribute the Bagel Funding Warrants to its members on the later of (i) six months after the date of the closing of an underwritten initial public offering of the Company or (ii) four months after all committed capital has been contributed to Bagel Funding, but in no event later than the date that is six months prior to the expiration date of the Bagel Funding Warrants. On September 26, 1996, Bagel Funding distributed to its members Bagel Funding Warrants to purchase 506,272 shares of Common Stock.

     Messrs. Scott Beck, Butler, Carlborg, Muehlstein, Ruth and Stanchak each own a direct equity interest in Bagel Funding. Such interests aggregate approximately 8.1% of the outstanding equity interest in Bagel Funding. Certain executive officers and directors of Boston Chicken own direct equity interests in Bagel Funding. Such interests, excluding interests owned by Scott Beck, aggregate approximately 16.3% of the outstanding equity interest in Bagel Funding.

INTERESTS IN AREA DEVELOPERS BY CERTAIN PERSONS

     BCE West Bagels, L.L.C. Effective November 26, 1995, the Company entered into a convertible secured loan agreement and an area development agreement with BCE West Bagels, L.L.C. ("Old BCE West") for the development of the following
DMAs: Phoenix (excluding portions of California included in the Phoenix DMA); Tucson; Albuquerque/Santa Fe; Denver (excluding portions of South Dakota included in the Denver DMA); Colorado Springs; Las Vegas; and El Paso. Also effective November 26, 1995, the Company entered into a convertible secured loan agreement and an area development agreement with BCE SLC Bagels, L.L.C. ("BCE SLC") for the development of the Salt Lake City DMA. At the time of the consummation of such transactions, Lawrence Beck, Scott Beck's father, was the majority equity owner of Old BCE West and BCE SLC. In connection with the execution of such agreements, the Company sold to Old BCE West and BCE SLC the Company-operated stores and other assets located in certain of such DMAs at net book value for an aggregate purchase price of $1,432,519 and $3,719,625, respectively, pursuant to asset sale agreements, and entered into a franchise agreement for each such store. The Company realized no significant gain or loss on such sales. The Company believes that the terms of the agreements entered into with Old BCE West and BCE SLC are as favorable to the Company as the terms that could be negotiated with unrelated third parties.

     Effective December 29, 1995, Lawrence Beck sold to Bagel Funding 1,750,000 units of membership interest in each of Old BCE West and BCE SLC for an aggregate purchase price of approximately $3.5 million. The Company understands that Lawrence Beck did not realize any significant gain or loss on such sales. Lawrence Beck retained a minority equity interest in each of Old BCE West and BCE SLC, and an entity controlled by him remained the manager of each such entity.

     Effective January 29, 1996, BCE SLC acquired the assets of Old BCE West, BCE SLC was renamed BCE West Bagels, L.L.C. ("BCE West") and Old BCE West was dissolved.

     For the Company's 1995 fiscal year and the three quarters ended October 6, 1996, BCE West (together with its predecessor, Old BCE West) paid to the Company an aggregate of $2,308,714 and $2,840,419, respectively, in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits. For the three quarters ended October 6, 1996, BCE West (together with Old BCE West) paid $283,657 in national and $540,503 in local advertising fund contributions. In addition, for the three quarters ended October 6, 1996, BCE West (together with Old BCE West) paid to the Company $765,364 in interest on its loan from the Company.

     Finest Bagels, L.L.C. Effective January 1, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Finest Bagels, L.L.C. ("Finest") for the development of the following DMAs: St. Louis; Kansas City; and Minneapolis/St. Paul. Bagel Funding is the majority equity owner of Finest. In connection with the execution of such agreements, the Company sold to Finest the Company-operated stores and other assets located in certain of those DMAs at net book value for an aggregate purchase price of $6,216,545, pursuant to an asset sale agreement, and entered into a franchise agreement with Finest for each such store. The Company realized no significant gain or loss on such sale. For the three quarters ended October 6, 1996, Finest paid to the Company an aggregate of $3,050,492 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits. For the three quarters ended October 6, 1996, Finest paid $203,329 in national and $406,658 in local advertising fund contributions. In addition, for such period, Finest paid to the Company $387,473 in interest on its loan from the Company. The Company believes that the terms of the agreements entered into with Finest are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

     Gulfstream Bagels, L.P. and Great Lakes Bagels, L.L.C. Effective March 25, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Einstein Bros. America, L.P. ("EBA") for the development of the following DMAs: Milwaukee; Chicago; Detroit; Madison; Tampa/St. Petersburg/Sarasota; Orlando/Daytona Beach/Melbourne; Ft. Myers/Naples; Miami/Ft. Lauderdale; and West Palm Beach/Ft. Pierce. In connection with the execution of such agreements, the Company sold to EBA the Company-operated stores and other assets located in certain of those DMAs at net book value for an aggregate purchase price of $18,622,026, pursuant to an asset sale agreement, and entered into a franchise agreement with EBA for each such store. The Company realized no significant gain or loss on such sale.

     Effective June 17, 1996, EBA contributed to Great Lakes Bagels, L.L.C. ("Great Lakes") its assets located in the following DMAs: Milwaukee; Chicago; Detroit; and Madison (the "Great Lakes DMAs"). Upon such contribution, the equity interests in Great Lakes were distributed in redemption of a portion of the equity interests in EBA and EBA's name was changed to Gulfstream Bagels, L.P. ("Gulfstream"). Bagel Funding is the majority equity owner of Great Lakes and Gulfstream. At the same time, the Company entered into a convertible secured loan agreement and an area development agreement with Great Lakes for the development of the Great Lakes DMAs, and it modified the agreements it had previously entered into with Gulfstream to exclude the Great Lakes DMAs from such agreements. For the three quarters ended October 6, 1996, Gulfstream and Great Lakes (together with their predecessor, EBA) paid to the Company an aggregate of $9,020,690 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits. For the three quarters ended October 6, 1996, Gulfstream and Great Lakes (together with EBA) paid $290,258 in national and $697,660 in local advertising fund contributions. In addition, for such period, Gulfstream and Great Lakes (together with EBA) paid to the Company $934,477 in interest on their loans from the Company.

     Effective July 15, 1996, the Company modified its development agreement with Great Lakes to include the Indianapolis DMA and the Company sold to Great Lakes certain assets located in that DMA at net book value for an aggregate purchase price of $270,959, pursuant to an asset sale agreement. The Company realized no significant gain or loss on such sale.

     The Company believes that the terms of the agreements entered into with Gulfstream and Great Lakes are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

     Mayfair Bagels, L.L.C. Effective April 1, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Mayfair Bagels, L.L.C. ("Mayfair") for the development of a portion of the Baltimore and Washington, D.C. DMAs. Bagel Funding is the majority equity owner of Mayfair. In connection with the execution of such agreements, the Company sold to Mayfair certain assets located in certain of those DMAs at net book value for an aggregate purchase price of $249,084, pursuant to an asset sale agreement. The Company realized no significant gain or loss on such sale. For the three quarters ended October 6, 1996, Mayfair paid to the Company an aggregate of $1,916,733 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits. For the three quarters ended October 6, 1996, Mayfair paid $19,565 in national and $37,113 in local advertising fund contributions. In addition, for such period, Mayfair paid to the Company $30,113 in interest on its loan from the Company. Effective September 9, 1996, the Company modified its development agreement with Mayfair to include the Richmond DMA and the Company sold to Mayfair certain assets located in that DMA at net book value for an aggregate purchase price of $25,994, pursuant to an asset sale agreement. The Company realized no significant gain or loss on such sale.

     The Company believes that the terms of the agreements entered into with Mayfair are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

     Liberty Foods, L.L.C. Effective May 6, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Liberty Foods, L.L.C. ("Liberty") for the development of the New York DMA. Bagel Funding is the majority equity owner of Liberty. In connection with the execution of such agreements, the Company sold to Liberty the Company-operated store and certain assets located in the DMA at net book value for an aggregate purchase price of $869,743, pursuant to an asset sale agreement, and entered into a franchise agreement with Liberty for such store. The Company realized no significant gain or loss on such sale. For the three quarters ended October 6, 1996, Liberty paid to the Company an aggregate of $2,599,237 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits. For the three quarters ended October 6, 1996, Liberty paid $16,180 in national and $32,359 in local advertising fund contributions. In addition, for such period, Liberty paid to the Company $53,877 in interest on its loan from the Company. The Company believes that the terms of agreements entered into with Liberty are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

     Colonial Bagels, L.P. Effective June 17, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Colonial Bagels, L.L.C. ("Colonial") for the development of the following DMAs:
Boston; Burlington/Plattsburgh; Cleveland; Pittsburgh; Providence/New Bedford; and Springfield, MA. Bagel Funding is the majority equity owner of Colonial. Lawrence Beck owns a 50 percent interest in the general partner of Colonial. In connection with the execution of such agreements, the Company sold to Colonial certain assets located in certain of those DMAs at net book value for an aggregate purchase price of $499,013, pursuant to an asset sale agreement. The Company realized no significant gain or loss on such sale. For the three quarters ended October 6, 1996, Colonial paid to the Company an aggregate of $2,112,720 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits. For the three quarters ended October 6, 1996, Colonial paid $5,716 in national and $11,432 in local advertising fund contributions. In addition, for such periods, Colonial paid to the Company $7,031 in interest on its loan from the Company. The Company believes that the terms of agreements entered into with Colonial are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

     Noah's Pacific, L.L.C. Effective June 17, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Noah's Pacific, L.L.C. ("Noah's Pacific") for the development of the following DMAs:
Los Angeles; Portland; Seattle/Tacoma; and Las Vegas. Bagel Funding is the majority equity owner of Noah's Pacific. Noah Alper owns a minority equity interest in Noah's Pacific. In connection with the execution of such agreements, the Company sold to Noah's Pacific the Company-owned stores and certain assets located in certain of those DMAs at net book value for an aggregate purchase price of $11,523,682, pursuant to an asset sale agreement, and entered into a franchise agreement with Noah's Pacific for each such store. The Company realized no significant gain or loss on such sale. For the three quarters ended October 6, 1996, Noah's Pacific paid to the Company an aggregate of $3,434,791 in development, franchise, royalty, miscellaneous fees and deposits. For the three quarters ended October 6, 1996, Noah's Pacific paid to the Company $273,821 in interest on its loan from the Company. The Company believes that the terms of agreements entered into with Noah's Pacific are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

     Noah's Bay Area Bagels, L.L.C. Effective July 15, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Noah's Bay Area Bagels, L.L.C. ("Noah's Bay Area") for the development of the following DMAs: San Francisco/Oakland/San Jose and Sacramento/ Stockton/Modesto. Bagel Funding is the majority equity owner of Noah's Bay Area. Noah Alper owns a minority equity interest in Noah's Bay Area. In connection with the execution of such agreements, the Company sold to Noah's Bay Area the Company-owned stores and certain assets located in those DMAs at net book value for an aggregate purchase price of $10,908,882, pursuant to an asset sale agreement, and entered into a franchise agreement with Noah's Bay Area for each such store. The Company realized no significant gain or loss on such sale. For the three quarters ended October 6, 1996, Noah's Bay Area paid to the Company an aggregate of $2,750,029 in development, franchise, royalty and miscellaneous fees and deposits. For the three quarters ended October 6, 1996, Noah's Bay Area paid to the Company $141,754 in interest on its loan from the Company. The Company believes that the terms of the agreements entered into with Noah's Bay Area are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

     Philly Rose, L.P. Effective July 15, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Philly Rose, L.P. ("Philly Rose") for the development of the Philadelphia DMA. Bagel Funding is the majority equity owner of Philly Rose. In connection with the execution of such agreements, the Company sold to Philly Rose the Company-owned stores and certain assets located in such DMA at net book value for an aggregate purchase price of $375,455, pursuant to an asset sale agreement, and entered into a franchise agreement with Philly Rose for each such store. The Company realized no significant gain or loss on such sale. For the third quarter ended October 6, 1996, Philly Rose paid to the Company an aggregate of $1,701,373 in development, franchise, royalty, real estate, software, license, software maintenance, miscellaneous and accounting fees and deposits. For the third quarter ended October 6, 1996, Philly Rose paid $4,681 in national and $9,362 in local advertising fund contributions. In addition, for such period, Philly Rose paid to the Company $18,343 in interest on its loan from the Company. The Company believes that the terms of the agreements entered into with Philly Rose are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

     Alamo Bagels, L.P. Effective October 7, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Alamo Bagels, L.P. ("Alamo Bagels") for the development of the Dallas/Ft. Worth, Houston and Austin DMAs. Bagel Funding is the majority equity owner of Alamo Bagels. In connection with the execution of such agreements, the Company sold to Alamo Bagels the Company-owned stores and certain assets located in such DMAs at net book value for an aggregate purchase price of $2,378,839, pursuant to an asset sale agreement, and entered into a franchise agreement with Alamo Bagels for each such store. The Company realized no significant gain or loss on such sale. The Company believes that the terms of the agreements entered into with Alamo Bagels are as favorable to the Company as terms of agreements that could be negotiated by the Company with unrelated third parties.

     BCE West, Finest, Gulfstream, Great Lakes, Mayfair, Colonial, Noah's Pacific, Noah's Bay Area and Alamo Bagels are each represented by Pedersen & Houpt, a law firm in which John Muehlstein, Jr., a director of the Company, is a partner.

AREA DEVELOPER WARRANTS

     On January 15, 1996, in connection with the formation of the Company's prospective area developers, the Company issued to eleven such entities warrants to acquire an aggregate of 1,237,050 shares of Common Stock of the Company, each at an exercise price per share of $6.47. As of November 3, 1996, warrants to purchase an aggregate of 902,475 shares of Common Stock had been exercised by area developers as follows: BCE West -- 85,050 shares; Finest -- 77,175 shares; Great Lakes -- 108,225 shares; Liberty -- 100,350 shares; Mayfair -- 77,175 shares; Noah's Pacific -- 168,750 shares; Colonial -- 100,350 shares; Philly Rose -- 92,700 shares; and Gulfstream -- 92,700 shares. See "-- Interests in Area Developers by Certain Persons." Lawrence Beck owns a minority equity interest in Colonial.

EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company has entered into a consulting agreement with Mr. Colangelo in connection with his resignation as President and Chief Executive Officer of the Company. See "Management -- Management Compensation."

     On March 24, 1995, the Company entered into an employment agreement with Ms. Lozoff, pursuant to which Ms. Lozoff became Vice President -- Design and Merchandising and a director of the Company. The employment agreement terminates August 1, 1998. Ms. Lozoff receives an annual salary of $125,000 and reimbursement of reasonable business expenses. In addition, at the time she entered into the employment agreement, Ms. Lozoff was granted options to purchase 42,483 shares of Common Stock under the Plan with an exercise price of $5.88 per share.

     On March 31, 1995, the Company entered into an employment agreement with Mr. Offerdahl, pursuant to which Mr. Offerdahl became Vice President of Operations -- Southeast Zone and a director of the Company. Mr. Offerdahl resigned as an officer of the Company effective July 26, 1996 and the employment agreement terminated effective on that date. At the time he entered into the employment agreement, Mr. Offerdahl was granted options to purchase 42,483 shares of Common Stock under the Plan with an exercise price of $5.88 per share, the vesting of all of which options were accelerated in connection with Mr. Offerdahl's resignation.

     On March 31, 1995, the Company entered into a consulting agreement with Lynnora Offerdahl, Mr. Offerdahl's spouse, pursuant to which she provides information, advice and assistance concerning product development, restaurant design and general projects for the Company. Ms. Offerdahl resigned as a consultant to the Company effective August 11, 1996 and the consulting agreement terminated effective on that date. At the time she entered into the consulting agreement, Ms. Offerdahl was granted options to purchase 42,483 shares of Common Stock under the Plan with an exercise price of $5.88 per share, the vesting of all of which options were accelerated in connection with Ms. Offerdahl's resignation.

     On April 5, 1996, Mr. Goldston was elected President and Chief Executive Officer and a director of the Company. The Company has agreed to pay to Mr. Goldston a base salary of $360,000 per year, with a guaranteed bonus of $400,000 for fiscal year 1996. For fiscal year 1997, Mr. Goldston will be eligible for a $400,000 bonus, his receipt of which will be based upon the achievement of mutually agreed upon reasonable performance goals. In addition, the Company granted to Mr. Goldston options under the Plan to purchase 114,030 shares of Common Stock at an exercise price of $10.52 per share. Beginning in fiscal year 1997, and for each year thereafter as long as he remains an employee of the Company, Mr. Goldston will be eligible for an annual stock option grant under the Amended Plan to purchase, at a minimum, that number of shares of Common Stock that have an aggregate exercise price of $800,000. In connection with his employment, Mr. Goldston also purchased 28,508 shares of Common Stock at a price of $10.52 per share.

     Effective January 17, 1996, Boston Chicken employed Mr. Goldston to undertake various special projects for Boston Chicken. In August 1996, Mr. Goldston became Vice Chairman of the Board and a director of Boston Chicken. As an employee of Boston Chicken, Mr. Goldston receives an annual salary of $40,000 and is eligible to participate in Boston Chicken's employee stock option plan. Mr. Goldston has been granted options under that plan to purchase 100,000 shares of Boston Chicken common stock at an exercise price of $27.9375 per share. Boston Chicken has agreed to structure Mr. Goldston's future projects so that his employment with Boston Chicken will not interfere with his duties with the Company.

     In addition, in consideration for certain consulting services rendered to Boston Chicken by Mr. Goldston and the consulting firm of which Mr. Goldston was a principal, Boston Chicken has paid $1,818,086 for consulting services rendered during fiscal years 1995 and 1996 and granted an option (outside of the Boston Chicken employee option plan) to purchase 100,000 shares of Boston Chicken common stock at an exercise price of $16.00 per share. Boston Chicken has also granted to Mr. Goldston an option to purchase from Boston Chicken 344,673 shares of Common Stock at an exercise price of $6.38 per share.

     On July 1, 1996, the Company entered into a transition and consulting agreement with Mr. Craig in connection with his resignation as Chairman of the Board of the Company, pursuant to which Mr. Craig will continue as a full-time employee of the Company until June 30, 1997 and will provide consulting services to the Company for a period of one year thereafter. As an employee of the Company Mr. Craig will be paid approximately $3,600 bi-weekly through the end of fiscal 1996 and approximately $7,900 bi-weekly during the first six months of fiscal 1997. During the term of his employment, Mr. Craig will continue to participate in the Company's employee benefit plans, except that he will not be eligible to receive options under any of the Company's stock option plans.

BOWANA AVIATION, INC.

     During the 1995 fiscal year, the Company from time to time used airplanes owned by a company controlled by Scott Beck and Lawrence Beck, for which the Company incurred aggregate rental expense of $85,874 in such fiscal year. The Company believes that the terms of its use of the planes were at least as favorable to the Company as those it could have obtained from an unaffiliated party. The Company has entered into two subleases with Boston Chicken, pursuant to which the Company is entitled to the non-exclusive use of aircraft leased by Boston Chicken from unaffiliated leasing companies. See "Relationship with Boston Chicken -- Other Relationships Between Boston Chicken and the Company."

LOANS TO EXECUTIVE OFFICERS

     On August 9, 1995, the Company made a loan to Mr. Craig in the principal amount of $400,000, the proceeds of which were used by Mr. Craig to pay off a loan from Boston Chicken. Interest on the principal amount of the Company's loan to Mr. Craig accrues at the reference rate announced by Bank of America Illinois from time to time plus 1%. The principal balance of the loan and all accrued but unpaid interest thereon are due and payable upon demand. Mr. Craig repaid the loan and all interest accrued thereon in full on September 10, 1996.

     On March 31, 1995, in connection with the Company's acquisition of the assets of Offerdahl's (now known as OBG) the Company made a non-recourse loan to OBG in the principal amount of $437,497, the proceeds of which were used to purchase an aggregate of 74,345 shares of Common Stock, which shares secure the payment of principal and interest under such loan. Also on March 31, 1995, the Company made a non-recourse loan to OBG in the principal amount of $1,312,500, the proceeds of which were used to purchase an equity interest in BC Equity Funding, L.L.C., a Delaware limited liability company which invests in Boston Chicken area developers ("BCEF"), which equity interest secures the payment of principal and interest under such loan. Each loan described above accrues interest on the principal amount at the reference rate announced by Bank of America Illinois from time to time plus 1%. The principal balance of each loan and all accrued but unpaid interest thereon are due and payable on April 15, 2001, but may be required to be repaid earlier under certain circumstances.

     Also in connection with the Company's acquisition of the assets of Offerdahl's, on each of April 15, 1995, June 15, 1995, September 15, 1995 and January 15, 1996, the Company made an interest-free loan to OBG in the principal amount of $46,100, and on April 15, 1996, the Company made an additional interest-free loan to OBG in the principal amount of $1,502,276. The proceeds of each such loan were used to satisfy income tax obligations arising from the acquisition. Each such loan is secured by units of membership interest in BCEF owned by OBG. The principal balance of each loan and all accrued but unpaid interest thereon are due and payable on April 15, 2001, but may be required to be repaid in whole or in part under certain circumstances.

OTHER RELATIONSHIPS

     Blind Faith, Inc., of which Ms. Lozoff and her spouse are the sole shareholders, leases to the Company the land and building on which a store is located. The Company subleases such land and building to one of its area developers. The annual rental payments under the lease and sublease, each of which terminates in May 2009, aggregate $72,000.

     Quantum Media International, Inc. ("Quantum"), of which Mr. Goldston was a director, performs advertising and marketing services for the Noah's New York Bagels brand. During 1995, Noah's advertising agency paid Quantum an aggregate of approximately $188,000. Through October 1996, Noah's advertising agency paid Quantum an aggregate of approximately $855,000.

CERTAIN TRANSACTIONS WITH BOSTON CHICKEN

     See "Risk Factors -- Dependence on Boston Chicken," "Risk Factors -- Control by and Conflicts of Interest with Boston Chicken" and "Relationship with Boston Chicken."

         PRINCIPAL STOCKHOLDERS AND SECURITIES OWNERSHIP OF MANAGEMENT

OWNERSHIP OF COMPANY COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, by each of the Company's directors and the named executive officer and by all directors and executive officers of the Company as a group, as of November 3, 1996. The beneficial ownership reflected in the following table is calculated in accordance with Section 13(d) of the Exchange Act. Unless otherwise indicated, ownership includes sole voting and investment power. As of such date, there were approximately 630 record holders of Common Stock.

                                                                      SHARES BENEFICIALLY
                                                                           OWNED(1)
                                                                     ---------------------
                                 NAMES(2)                              NUMBER      PERCENT
        ----------------------------------------------------------   ----------    -------
        Boston Chicken, Inc.(3)...................................   16,797,175      57.8%
        Daniel V. Colangelo.......................................      216,354         *
        Scott A. Beck(4)..........................................      131,652         *
        Noah C. Alper(5)..........................................       97,098         *
        Mark R. Goldston(6).......................................      149,447         *
        David G. Stanchak(7)......................................       47,056         *
        Kyle T. Craig.............................................       48,857         *
        M. Laird Koldyke(8).......................................      488,608       1.7%
        Gail A. Lozoff(9).........................................      551,099       1.9%
        John H. Muehlstein, Jr.(10)...............................      786,692       2.7%
        John A. Offerdahl(11).....................................    1,017,842       3.5%
        Lloyd D. Ruth(12).........................................      249,968         *
        All directors and executive officers as a group
          (excluding Mr. Colangelo)(15 persons)(13)...............    3,784,958      13.0%

-------------------------
  *  Less than 1%.

 (1) Includes shares subject to options granted by the Company which are exercisable within 60 days of November 3, 1996 as follows: Mr. Craig -- 5,098; Mr. Offerdahl -- 84,966; and all executive officers and directors as a group -- 107,689.

 (2) The address for each such person is 14123 Denver West Parkway, Golden, Colorado 80401-4086.

 (3) Includes 701,177 shares of Common Stock on which Boston Chicken has granted options to purchase to certain individuals (including Mr. Goldston), of which options to purchase 117,189 shares of Common Stock are exercisable within 60 days of November 3, 1996. See "Relationship with Boston Chicken -- Loan Agreement." Excludes 510,246 shares previously held by BCEF and shown as beneficially owned by Boston Chicken by virtue of its position as manager of BCEF, which shares were distributed by BCEF to its members.

 (4) Excludes the aggregate number of shares of Common Stock shown above as owned by Boston Chicken that may be deemed to be beneficially owned by Scott Beck because he may be deemed to be an affiliate of Boston Chicken. Mr. Beck disclaims any beneficial ownership of such shares. Includes 17,948 shares held by a limited partnership, of which Mr. Beck is the general partner, and 55,432 shares subject to outstanding warrants of the Company.

 (5) Represents 93,600 shares held by a trust, of which Mr. Alper is a trustee and a beneficiary and 3,498 shares held by Mr. Alper's minor children. Mr. Alper disclaims beneficial ownership of the shares held by his children.

 (6) Includes 117,189 shares of Common Stock subject to options granted by Boston Chicken which are exercisable within 60 days of November 3, 1996.

 (7) Includes 7,313 shares subject to outstanding warrants of the Company.

 (8) Represents 488,608 shares of Common Stock held by Frontenac, the general partner of which is an entity of which Mr. Koldyke is a general partner. Frontenac's address is 135 S. LaSalle Street, Suite 3800, Chicago, Illinois 60603.

 (9) Includes 546,850 shares of Common Stock held by B&B Holdings, Inc. (formerly Bagel & Bagel), of which Ms. Lozoff's spouse is the sole stockholder.

(10) Includes 780,551 shares of Common Stock held by Pedersen Bagel, of which Mr. Muehlstein is a general partner, and 2,391 shares subject to outstanding warrants of the Company. Pedersen Bagel's address is 161 N. Clark St., Suite 3100, Chicago, Illinois 60601.

(11) Includes 932,876 shares of Common Stock held by OBG and 42,483 shares beneficially owned by Mr. Offerdahl's spouse, which are subject to options from the Company that were exercisable within 60 days of November 3, 1996. OBG's address is 1801 Clint Moore Road, Suite 215, Boca Raton, Florida 33487.

(12) Includes 237,519 shares of Common Stock held by Marquette and 6,786 shares of Common Stock held by MVP II, the general partner of each of which is an entity of which Mr. Ruth is a general partner. The address for each of Marquette and MVP II is 520 Lake Cook Road, Suite 450, Deerfield, Illinois 60015. Also includes 1,913 shares subject to outstanding warrants of the Company.

(13) Includes 72,731 shares subject to outstanding warrants of the Company.

PERSONAL HOLDING COMPANY TAX

     Under Section 541 of the Internal Revenue Code, a personal holding company is subject to a 39.6% tax on its undistributed personal holding company income (the "PHC Tax"). In order to be considered a personal holding company in any taxable year, a corporation must satisfy two tests. First, at any time during the last half of the taxable year more than 50% in value of its outstanding stock must be owned, directly or indirectly, by or for not more than five individuals (the "Stock Ownership Test"). Second, at least 60% of its adjusted gross income for the taxable year must be personal holding company income, which generally consists of passive forms of income such as dividends, interest, rents and royalties, as defined for tax purposes (the "Income Test"). The Company believes that the nature of its activities and its expected sources of income during 1996 will be such that the Income Test will not be satisfied and consequently that the PHC Tax will not apply for its 1996 taxable year. However, because the Company intends to utilize area developers financed in part by the Company from which it will receive interest and certain royalty income, there can be no assurance that the Company will not meet the Income Test in future years. The Company also believes that, as of November 3, 1996, its five largest individual stockholders do not own, directly or indirectly, more than 50% in value of the outstanding Common Stock, although there can be no assurance that the Stock Ownership Test will not be satisfied in any year.

OWNERSHIP OF BOSTON CHICKEN COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of Boston Chicken's common stock as of November 3, 1996 by the Company's directors and the named executive officer and all directors and executive officers as a group. The beneficial ownership reflected in the following table is calculated in accordance with Section 13(d) of the Exchange Act. Unless otherwise indicated, ownership includes sole voting and investment power.

                                                                             SHARES BENEFICIALLY
                                                                                 OWNED(1)(2)
                                                                             --------------------
                                  NAMES                                       NUMBER      PERCENT
--------------------------------------------------------------------------   ---------    -------
Daniel V. Colangelo.......................................................           0         *
Scott A. Beck.............................................................   6,272,397       9.8%
Mark R. Goldston..........................................................      50,000         *
David G. Stanchak.........................................................     430,957         *
Noah C. Alper.............................................................           0         *
Kyle T. Craig.............................................................      56,576         *
M. Laird Koldyke..........................................................           0         *
Gail A. Lozoff(3).........................................................     291,177         *
John H. Muehlstein, Jr. ..................................................       5,000         *
John A. Offerdahl(4)......................................................      77,589         *
Lloyd D. Ruth.............................................................           0         *
All directors and executive officers as a group (excluding Mr. Colangelo)
  (15 persons)............................................................   8,274,238      12.8%

-------------------------
 *  Less than 1%.

(1) Includes shares subject to options which are exercisable within 60 days of November 3, 1996 as follows: Mr. Scott Beck -- 551,012; Mr. Craig -- 54,076; Mr. Goldston -- 50,000; Mr. Stanchak -- 111,650; and all executive officers and directors as a group (including such individuals) -- 924,250. Options granted to Messrs. Craig and Stanchak by Boston Chicken continue to vest pursuant to their respective consulting agreements with Boston Chicken.

(2) Excludes an aggregate of 4,360,687 of the 6,711,350 shares of common stock of Boston Chicken beneficially owned by BC Midwest Trust and certain partnerships, which shares may be deemed to be beneficially owned by Scott Beck by virtue of his ownership of shares of BC Midwest, Inc., the trustee of BC Midwest Trust and the general partner of such partnerships. Mr. Beck disclaims beneficial ownership with respect to all of such shares because such shares exceed his pecuniary interest of 2,350,663 shares as a beneficiary of BC Midwest Trust, as a limited partner of such partnerships and as a stockholder of BC Midwest, Inc.

(3) Represents shares owned by B&B.

(4) Represents shares owned by OBG.

                        RELATIONSHIP WITH BOSTON CHICKEN

     During 1994 and 1995 Boston Chicken spent substantial amounts of time and resources investigating the potential of the bagel business. In March 1995, Boston Chicken made an investment in the Company in the form of a convertible secured loan and sold to the Company at net book value certain assets and certain know-how and agreements. On June 17, 1996, Boston Chicken converted the loan into shares of Common Stock, as more fully described below. Also in March 1995, Boston Chicken and the Company entered into fee service agreements pursuant to which Boston Chicken has provided the Company with certain multi-unit retail infrastructure support, including accounting and administration services, financial services, real estate services and computer and communications services. Any of the foregoing fee service agreements which remain in effect may be changed at any time, as may be agreed by Boston Chicken and the Company. See "Risk Factors -- Control by and Conflicts of Interest with Boston Chicken."

     The loan agreement between Boston Chicken and the Company, each of the other agreements referred to above and other agreements between the Company and Boston Chicken, are summarized below and are attached as exhibits to the Registration Statement of which this Prospectus is a part.

LOAN AGREEMENT

     On March 24, 1995, Boston Chicken made a senior secured convertible loan to the Company, secured by substantially all of the Company's and its subsidiaries' assets, pursuant to which the Company could draw on a line of credit through March 1998, in order to provide partial funding for store development and working capital. In February 1996, in connection with the Noah's acquisition, Boston Chicken increased the amount available under the loan from $80.0 million to $120.0 million. Also in February 1996, Boston Chicken provided a $25.0 million bridge loan to the Company (later increased to $40.0 million), which was repaid by the Company upon the closing of the Company's secured revolving credit facility. On May 9, 1996, Boston Chicken and the Company amended the convertible loan agreement to include a $14.0 million non-convertible facility, which was subsequently increased to $50.0 million. On June 17, 1996, pursuant to the terms of the convertible loan agreement, Boston Chicken converted $80.0 million outstanding under the loan into Common Stock at a conversion price of $6.38 per share, and converted the remaining $40.0 million outstanding under the loan into Common Stock at a conversion price of $14.42 per share. The Company issued an aggregate of 15,307,421 shares of Common Stock in the Loan Conversion. As of November 3, 1996, there was no balance outstanding under the non-convertible loan facility. Interest on the non-convertible loan is based on the reference rate of Bank of America Illinois plus 0.5%. Any borrowings outstanding under the Company's non-convertible loan facility from Boston Chicken are payable on June 15, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 of Notes to the Company's Audited Consolidated Financial Statements.

     Boston Chicken may satisfy a portion of its funding obligations under the loan agreement in cash or in shares of Boston Chicken common stock. Boston Chicken has agreed to guarantee the price of any shares of Boston Chicken common stock delivered to the Company in satisfaction of Boston Chicken's obligations under the loan agreement and thereafter sold by the Company. Boston Chicken's obligation to guarantee the selling price of the shares is contingent upon the Company selling all of the shares of Boston Chicken common stock received by it with respect to a particular advance within the first seven trading days after the advance date in one or more bona fide broker's or market maker transactions through or to Merrill Lynch to one or more persons not affiliated with, related to, or associated with the Company. As of November 3, 1996, Boston Chicken had issued to the Company, and the Company had sold on the Nasdaq National Market, through Merrill Lynch acting as broker, 2,701,615 shares of registered Boston Chicken common stock for aggregate proceeds of approximately $88.0 million.

     In connection with the closing of the Company's secured revolving credit facility with Bank of America Illinois, Boston Chicken agreed to subordinate all of its loans to the Company, both convertible and non-convertible, to all indebtedness under the Company's secured revolving credit facility, and further agreed to release its security interest in the assets of the Company.

CONCURRENT PRIVATE PLACEMENT AGREEMENT, REGISTRATION AGREEMENT AND CONCURRENT OFFERING PURCHASE AGREEMENT

     In connection with the Initial Public Offering and the Concurrent Public Offering, the Company entered into the Concurrent Private Placement Agreement with Boston Chicken, pursuant to which Boston Chicken purchased 2,000,000 shares of Common Stock for $15.81 per share. The Concurrent Private Placement Agreement includes customary terms and provisions, representations and warranties and indemnification obligations. In addition, the Concurrent Private Placement Agreement permits Boston Chicken to maintain ownership of shares of Common Stock having up to 52% of the voting power of all of the outstanding shares of capital stock of the Company having the power generally to vote in the election of directors pursuant to an option (the "BCI Option") to purchase newly issued shares of Common Stock for cash or registered shares of Boston Chicken common stock at a per share exercise price equal to the (i) the weighted average price per share at which the Common Stock was issued or sold in a transaction pursuant to which the BCI Option becomes exercisable, in the case of a transaction in which such price per share is readily ascertainable, or (ii) in all other cases, the average of the closing sale prices for the Common Stock on the Nasdaq National Market (or such other principal exchange or market on which the Common Stock may then be trading) for the five trading days ending on the fifth trading day prior to the date of the transaction pursuant to which the BCI Option becomes exercisable, but subject in each case to adjustments for issuances of shares of Common Stock in connection with recapitalizations, dividends, stock splits, consolidations of shares and other diluting events. In the event payment is made in registered shares of Boston Chicken common stock, Boston Chicken will guarantee the price at which those shares can be sold at the market within a limited time period. The BCI Option will terminate if (i) Boston Chicken sells or transfers shares of Common Stock and as a result owns less than a majority of the then outstanding shares of the Company's voting stock or (ii) the percentage of outstanding shares of voting stock of the Company owned by Boston Chicken is reduced below 50% other than as a result of Boston Chicken's voluntary sale or transfer of shares of Common Stock and Boston Chicken fails to acquire a sufficient number of shares of Common Stock so that it owns at least a majority of the then outstanding shares of voting stock of the Company by July 31 of the calendar year next following the calendar year in which such reduction occurs. In addition, the percentage ownership level of 52% is subject to reduction to the extent voluntary sales or transfers by Boston Chicken reduce its ownership of the outstanding shares of voting stock of the Company to less than 52% but do not otherwise result in termination of the BCI Option. In determining the percentage ownership of voting stock of the Company owned by Boston Chicken for purposes of the BCI Option, the Concurrent Private Placement Agreement excludes
(i) 701,177 shares of Common Stock subject to options granted by Boston Chicken,
(ii) any shares of Common Stock held by officers, directors or employees of Boston Chicken, and (iii) any shares of Common Stock held by any person or entity that would not be counted under generally accepted accounting principles in determining whether Boston Chicken owns a majority of the voting stock for consolidated financial statement reporting purposes. As so calculated, Boston Chicken will own approximately 51.8% of the voting stock of the Company upon consummation of the Offerings (approximately 51.2% if the Underwriters' over-allotment option is exercised in full), and, accordingly, will have the right to purchase additional shares of Common Stock to maintain its ownership of the voting stock of the Company at 52%, as so calculated. The Concurrent Private Placement Agreement prohibits the Company from taking certain actions without the consent of Boston Chicken as long as the BCI Option has not terminated, including altering any rights attaching to the Common Stock, offering or issuing any equity securities or debt securities convertible into equity securities, in either case other than Common Stock, distributing assets or securities of the Company having a fair market value in excess of 10% of the Company's consolidated gross assets or consolidated gross revenues measured as of the immediately preceding fiscal year end, and filing a petition in bankruptcy.

     In connection with the Concurrent Private Placement Agreement, the Company also entered into a registration agreement with Boston Chicken (the "Boston Chicken Registration Agreement"), pursuant to which the Company granted to Boston Chicken five demand and unlimited piggyback registration rights under the Securities Act with respect to the shares of Common Stock purchased by Boston Chicken in the Concurrent Private Placement or otherwise owned by it, including shares of Common Stock subject to the BCI Option, for which the Company will bear substantially all of the expenses in connection with such registrations (other than underwriting discounts or commissions). The Boston Chicken Registration Agree-ment supersedes the rights of Boston Chicken under the Stockholder Registration Agreement. Boston Chicken's demand registration rights under the Boston Chicken Registration Agreement are not exercisable by it until the earlier of (i) the date on which the Company requests the effectiveness of the registration statement under the Stockholder Registration Agreement or (ii) September 7, 1997. In addition, the Company has agreed in connection with Boston Chicken's first demand registration, to waive the requirement of the Stockholder Registration Agreement, if it is still applicable, that the holders of the Registrable Securities agree not to sell up to 30% of such Registrable Securities for certain periods and Boston Chicken has agreed to consent to such waiver. See "Certain Transactions -- Registration Rights" and "Shares Eligible for Future Sale."

     Of the 3,000,000 shares offered hereby, Boston Chicken is being offered the opportunity to purchase an aggregate of 500,000 shares of Common Stock in the Concurrent Offering pursuant to the Concurrent Offering Purchase Agreement at a price equal to the public offering price per share, net of underwriting discount. Boston Chicken has informed the Company that it intends to purchase the 500,000 shares offered to it in the Concurrent Offering. The consummation of each of the Offerings is conditioned upon the consummation of the other Offering. Boston Chicken has agreed not to sell shares of Common Stock purchased in the Concurrent Offering for a period of at least 180 days after the date of this Prospectus, without the consent of Merrill Lynch. See "Shares Eligible for Future Sale." The Concurrent Offering Purchase Agreement includes customary terms, representations, warranties and other provisions. The Concurrent Offering Purchase Agreement also provides that the shares of Common Stock to be purchased thereby by Boston Chicken will constitute Registrable Securities under the Boston Chicken Registration Agreement. None of the members of the committee of the board of directors who will negotiate the public offering price of the Common Stock with the representatives of the Underwriters are officers or directors of Boston Chicken nor were any of such members elected to the board of directors as designees of Boston Chicken.

     The Concurrent Private Placement Agreement, the Boston Chicken Registration Agreement and the Concurrent Offering Purchase Agreement are exhibits to the Registration Statement of which this Prospectus is a part.

ASSIGNMENT AND REIMBURSEMENT AGREEMENT

     On March 24, 1995, Boston Chicken and the Company entered into an assignment and reimbursement agreement, pursuant to which Boston Chicken assigned to the Company certain intellectual property rights relating to the development, manufacture and sale of bagels and bagel-related products (the "Bagel Rights") and certain rights under contracts to which Boston Chicken was a party, including Boston Chicken's rights under a lease of office space in Golden, Colorado that was formerly used as the Company's support center (the "Bagel Contracts"). The Company paid to Boston Chicken an aggregate of $1,160,334 in consideration for certain assets and Boston Chicken's assignment of the Bagel Rights and the Bagel Contracts, and in reimbursement of certain costs and expenses paid by Boston Chicken in connection with the development and creation of the Company and certain of its relationships, the development or acquisition of the Bagel Rights, the negotiation of the Bagel Contracts and the costs associated with transferring certain employees from Boston Chicken to the Company. The Company also agreed to assume Boston Chicken's liabilities and obligations under the Bagel Contracts and in connection with the other activities performed by Boston Chicken for which the Company reimbursed Boston Chicken.

ACCOUNTING AND ADMINISTRATION SERVICES AGREEMENT

     On March 24, 1995, Boston Chicken and the Company entered into an accounting and administration services agreement, subsequently amended and restated in May 1996 and June 1996 to incorporate minor changes to such agreement (the "Accounting and Administration Services Agreement"), pursuant to which Boston Chicken has agreed to assist the Company, its subsidiaries and its area developers in performing certain services, including maintaining accounting records, performing accounting activities, preparing financial reports, administering options, establishing and administering employee benefits, human resources, insurance and recordkeeping services, assisting with lease negotiations, maintaining lease files and complying with reporting obligations thereunder, and providing certain other administrative support services.

     In consideration for such assistance, the Company has agreed to pay to Boston Chicken a base fee of $30,000 for each four-week accounting period, and to cause each Entity (defined below) to pay a supplemental base fee of $4,500 for each accounting period for services to each area developer or business unit of the Company (each such area developer or business unit being herein sometimes referred to as an "Entity"), which fees may be increased cumulatively not more than 10% per fiscal year by Boston Chicken. The Accounting and Administration Services Agreement also provides for a per store fee, ranging from $850 per four-week accounting period if the Company or Entity operates fewer than twelve bagel stores, to $350 per four-week accounting period if the Company or Entity operates more than 200 bagel stores (which range of per store fees may be reduced to a range from $700 to $250 upon compliance with certain reporting requirements, administrative procedure compliance requirements and timeliness deadlines established by Boston Chicken). The Company has also agreed to reimburse Boston Chicken for all non-ordinary, out-of-pocket expenses incurred by Boston Chicken or its affiliates in connection with the Accounting and Administration Services Agreement. All such expenses in excess of $50,000 must be approved by the Company prior to being incurred. Pursuant to the Accounting and Administration Services Agreement, the Company paid to Boston Chicken in fiscal year 1995 and for the three quarters ended October 6, 1996, fees aggregating $489,750 and $580,500, respectively.

     The Accounting and Administration Services Agreement has a term of three years and may be terminated by the Company or Boston Chicken upon 180 days' prior written notice. In addition, Boston Chicken may terminate the agreement without notice 15 days after giving notice of non-payment of the fees provided for in the agreement, unless such non-payment is cured within such 15-day period.

FINANCIAL SERVICES AGREEMENT

     On March 24, 1995, Boston Chicken and the Company entered into a financial services agreement, (as amended, the "Financial Services Agreement"), pursuant to which Boston Chicken agreed to provide certain financial services to the Company and its area developers, including identification and analysis of possible transactions and related financial and strategic advice, assistance in budget and forecast preparation, consultations and advice as to presentations, discussions and disclosures to financial analysts and the financial press, and advice concerning crisis management and control. In consideration for such financial services, the Company agreed to pay to Boston Chicken financial services fees aggregating $500,000 for fiscal year 1995 and approximately $96,000 for fiscal year 1996. The Company also agreed to reimburse Boston Chicken for all non-ordinary, out-of-pocket expenses incurred by Boston Chicken or its affiliates in connection with the Financial Services Agreement. All such expenses in excess of $50,000 were required to be approved by the Company prior to being incurred. The Financial Services Agreement was terminated effective as of May 20, 1996.

REAL ESTATE SERVICES AGREEMENT

     On March 24, 1995, Boston Chicken and the Company entered into a real estate services agreement, subsequently amended and restated in May 1996 to make minor changes to such agreement (the "Real Estate Services Agreement"), pursuant to which Boston Chicken agreed to assist the Company, its subsidiaries and its area developers in conducting certain real estate-related activities, including site analysis, advisory services regarding customer trade area studies and other real estate matters. In consideration for such real estate services, the Company agreed to pay a general real estate advisory fee of $5,000 for each bagel store location proposed to be owned, operated, leased or franchised by the Company or any of its area developers or subsidiaries. The Company also agreed that the Company and its subsidiaries would pay Boston Chicken's regular fees for customer area trade studies, market development plans, and demographic and census reports, charts and maps (which fees were subject to change from time to time by Boston Chicken). The Company also agreed to reimburse Boston Chicken for all non-ordinary, out-of-pocket expenses incurred by Boston Chicken or its affiliates in connection with the Real Estate Services Agreement. All such expenses in excess of $50,000 were required to be approved by the Company prior to being incurred. Pursuant to the Real Estate Services Agreement, the Company paid to Boston Chicken in fiscal year 1995 fees aggregating $280,000 and for the three quarters ended October 6, 1996 fees aggregating $315,000. The Real Estate Services Agreement was terminated effective as of June 17, 1996.

COMPUTER AND COMMUNICATIONS SYSTEMS SERVICES AGREEMENTS

     On March 24, 1995, Boston Chicken and the Company entered into the Computer Services Agreement, subsequently amended and restated in May 1996 and June 1996 to make certain changes to such agreement, pursuant to which (i) the Company has agreed to acquire communications and computer systems or hardware specified or required from time to time by Boston Chicken for use by the Company and its subsidiaries and area developers (except for Noah's Pacific an area developer of the Company operating Noah's New York Bagels stores, which has entered into a separate agreement with Boston Chicken for computer systems conversion and services as more fully described below), (ii) Boston Chicken has licensed the Company to use retail store-level computer software programs and certain other computer software programs in connection with various support and control functions (which the Company has agreed to use exclusively, along with other software specified by Boston Chicken), and (iii) Boston Chicken has agreed to provide certain computer and communications support services. In consideration for such license and provision of services, the Company has agreed to pay, and to cause each of its subsidiaries and area developers to pay, to Boston Chicken a one-time license fee of $15,000 per bagel store. In addition, the Company agreed to pay fees aggregating $156,000 for certain real estate software, fees aggregating $156,000 for certain Lotus Notes Database(R) templates and fees aggregating $156,000 for certain structured report software. In addition, the Company has agreed to pay to Boston Chicken, for data center and network service operations and support of certain infrastructure programs, $750,000 for each of the 1996, 1997 and 1998 fiscal years and 0.25% of net systemwide revenue of the Company, its subsidiaries and its area developers (excluding the revenue derived from Noah's New York Bagels stores) for each of the 1999 and 2000 fiscal years. The Company has also agreed to pay, and to cause each of its subsidiaries and area developers to pay, to Boston Chicken a software maintenance and support service fee of $323 for each of Boston Chicken's four-week accounting periods for each installed copy of certain software licensed from Boston Chicken, which fee may be increased by Boston Chicken at any time at its option. The Company has also agreed to compensate Boston Chicken at hourly rates for performance of support services not otherwise covered by the foregoing fees and to incur certain additional amounts as may be needed to modify, enhance or replace computer or communications systems or computer software, some of which amounts may be payable to Boston Chicken. The Company has also agreed to reimburse Boston Chicken for certain costs and expenses incurred by Boston Chicken in connection with the Computer Services Agreement. Pursuant to the Computer Services Agreement, the Company, its subsidiaries and area developers paid to Boston Chicken in fiscal year 1995 and for the three quarters ended October 6, 1996, fees aggregating $234,823 and $609,448, respectively.

     The Computer Services Agreement has a term of five years and may be terminated by the Company or Boston Chicken upon one year prior written notice. In addition, Boston Chicken may terminate the agreement without notice 15 days after giving notice of non-payment of the fees provided for in the agreement, unless such non-payment is cured within such 15-day period.

     In June 1996, Noah's Pacific and Boston Chicken entered into a computer and communications systems conversion and services agreement (the "Noah's Pacific Agreement") substantially similar to the Computer Services Agreement with respect to the systems and hardware acquired by Noah's Pacific and the computer and communications support services provided by Boston Chicken. The Noah's Pacific Agreement provides that Boston Chicken will provide certain conversion assistance to Noah's Pacific and Noah's Bay Area L.L.C. The conversion services provided by Boston Chicken under the Noah's Pacific Agreement include assisting with the development of a conversion plan and timetable for converting the Noah's Pacific system to the Company's system, the development of employee training materials, programs and processes and customizing and adapting the Company's systems and software programs for use in connection with the development and operation of Noah's New York Bagels stores. In consideration of the conversion assistance, software support and other services to be provided by Boston Chicken pursuant to the Noah's Pacific Agreement, Noah's Pacific has agreed to pay to Boston Chicken $1.5 million for the period beginning June 17, 1996 and ending December 29, 1996, $3.0 million for each of Boston Chicken's 1997 and 1998 fiscal years and, for each of

Boston Chicken's accounting periods in fiscal 1999 and 2000, an amount equal to 0.5% of the combined Royalty Base Revenue of all stores owned by Noah's Pacific, Noah's Bay Area or their subsidiaries or affiliates which are operating during any such accounting period.

     The Noah's Pacific Agreement terminates at the end of Boston Chicken's fiscal year 2000. In addition, Boston Chicken may terminate the agreement without notice (i) 15 days after giving notice of non-payment of the fees provided for in the agreement, unless such non-payment is cured within such 15-day period and (ii) if Noah's Pacific breaches any provision of the agreement or, as to a particular store owned and operated by Noah's Pacific or Noah's Bay Area, if the franchise agreement covering the operation of the store is terminated for any reason.

OTHER RELATIONSHIPS BETWEEN BOSTON CHICKEN AND THE COMPANY

     Pursuant to subscription agreements and certain other agreements entered into upon the formation of the Company, the stockholders of the Company agreed to vote their shares in favor of three persons designated by Boston Chicken as directors of the Company. The Company currently has ten directors, including the following persons who were originally designees of Boston Chicken: Scott Beck, Kyle Craig and David Stanchak. Boston Chicken did not designate nominees for the 1996 election of directors. In addition, certain officers of the Company were previously officers or employees of Boston Chicken. See "Management."

     The Company has from time to time purchased from Boston Chicken shares of Boston Chicken common stock for delivery by the Company in connection with acquisitions of other businesses by the Company. In addition to shares of Boston Chicken common stock funded by Boston Chicken under the loan agreement, during the period from March 24, 1995 through August 10, 1995, the Company also purchased an aggregate of 1,298,958 shares of Boston Chicken common stock in connection with such acquisitions, having an aggregate market value, measured as of the respective dates such shares were acquired, of approximately $23.4 million. See "Certain Transactions -- Formation of the Company and Subsequent Acquisitions." The Company may from time to time acquire shares of common stock, or other securities, of Boston Chicken for such purposes in the future. See also "-- Loan Agreement."

     In connection with the formation of the Company, the Company granted options to purchase an aggregate of 224,300 shares of Common Stock to certain officers and employees of Boston Chicken at an exercise price of $5.88 per share, including options granted to executive officers of Boston Chicken as follows: Mark W. Stephens, Vice Chairman of the Board and Chief Financial Officer, 15,294 shares; Thomas R. Sprague, Executive Vice President, 15,294 shares; Donald J. Bingle, Vice President, General Counsel and Secretary, 10,195 shares; and Mark A. Link, Vice President -- Financial Reporting, 10,195 shares.

     In July 1996, the Company, as tenant, entered into a lease with Boston Chicken, as landlord, for the Company's support center facility, consisting of approximately 38,000 square feet of office space (and certain common areas, including parking areas) located in Golden, Colorado. The lease commenced on September 1, 1996 and has a 15-year term, renewable for two consecutive five-year terms. The lease provides for initial rent of approximately $38,000 per month to be increased by 15% every five years during the initial term and any renewal term of the lease. Under the lease, the Company has agreed that, in the event Boston Chicken enters into a sale/leaseback transaction with any third party, the Company will, at Boston Chicken's option, amend the amount of rental payments under the lease to equal 40% of the rental amounts agreed to be paid by Boston Chicken pursuant to such a transaction. The lease is a "triple net" lease which requires the Company to pay its proportionate share of costs associated with the property, building and common areas related to the leased premises, including, without limitation, real estate taxes, maintenance costs and insurance premiums. In addition, the Company is required to pay to Boston Chicken an administrative and management fee not to exceed 15% of such costs. Under the terms of the lease, the Company is required to procure and maintain comprehensive commercial liability and property damage insurance for the leased premises. The lease contains other provisions typical of commercial leases generally, including indemnification provisions, a prohibition against subleasing without landlord consent and standard provisions relating to defaults under the lease and remedies available upon default. The Company believes the terms and provisions of the lease, including the rent payable thereunder, are at least as favorable to the Company as those it could have obtained from an unaffiliated third party.

     The Company is a party to two subleases with Boston Chicken, pursuant to which the Company is entitled to the non-exclusive use of aircraft leased by Boston Chicken from unaffiliated leasing companies. Under the subleases, the Company is obligated to pay to Boston Chicken between $1,900 and $2,800 (depending on the type of aircraft) for each hour of flight time such aircraft is used by the Company. There is no minimum monthly use requirement or lease payment under either of the subleases, and both subleases may be terminated by either party upon 30 days' written notice. The Company believes that costs incurred by it under the subleases are lower than the costs it would incur to lease and maintain its own aircraft from an unaffiliated third party lessor and slightly higher than the costs it would incur to charter individual aircraft on a spot-basis from unaffiliated third party lessors. However, the Company believes that such higher costs are reasonably related to the benefits to the Company from the subleases, including aircraft availability and higher maintenance standards, that it would not realize from charter arrangements with unaffiliated third party lessors. For the three quarters ended October 6, 1996, the Company paid to Boston Chicken an aggregate of $275,456 under the two subleases.

     See also "Risk Factors -- Dependence on Boston Chicken," "Risk Factors -- Control by and Conflicts of Interest with Boston Chicken" and "Certain Transactions."

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 200 million shares of Common Stock, $.01 par value per share, and 20 million shares of preferred stock, $.01 par value per share (the "Preferred Stock"). At November 7, 1996, the Company had 29,081,842 shares of Common Stock issued and outstanding. As of such date, no shares of Preferred Stock were issued and outstanding. The following description is a summary of the provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), and its Amended and Restated Bylaws (the "Bylaws"), copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Risk Factors -- Anti-Takeover Effect of Charter and Statutory Provisions."

COMMON STOCK

     Except as required by law or by the Certificate of Incorporation, holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors and are not permitted to act by written consent. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution, or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon consummation of the Offerings will be, fully paid and nonassessable. The board of directors may issue additional authorized shares of Common Stock without further action by the stockholders.

PREFERRED STOCK

     The board of directors has the authority, without further action by the stockholders, to issue up to 20 million shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. However, pursuant to the Certificate of Incorporation, the holders of Preferred Stock would not have cumulative voting rights with respect to the election of directors. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company.

     As of November 3, 1996, no shares of Preferred Stock were outstanding and the Company has no present plan to issue any shares of Preferred Stock.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is LaSalle National Trust, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     No predictions can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for future sale, will have on the market price for shares prevailing from time to time. Sales of substantial amounts of Common Stock in the public market following the Offerings could adversely affect the market price of the Common Stock.

     At November 7, 1996, the Company had 29,081,482 shares of Common Stock outstanding. The 3,105,000 shares of Common Stock sold in the Initial Public Offering are freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities Act) without restriction or registration under the Securities Act. The 425,000 shares of Common Stock sold in the Concurrent Public Offering, although also freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities Act), are subject to contractual lock-up arrangements restricting their sale prior to August 1, 1997, without the consent of Merrill Lynch. An additional aggregate of 9,908,327 shares of Common Stock, which are currently issued and outstanding or which are issuable pursuant to outstanding warrants granted by the Company, have been registered by the Company under the Securities Act for resale pursuant to a resale registration statement so that shareholders thereof may make resales of their shares in the public market, subject to expiration of their respective lock-up agreements described below. The holders of 6,971,820 of such shares have agreed, however, that they will not sell any of such shares prior to January 28, 1997, subject to certain exceptions, without the consent of Merrill Lynch, the holders of 163,147 of such shares have agreed that they will not sell any of such shares prior to March 6, 1997, the holders of 17,000 of such shares have agreed that they will not sell any of such shares prior to August 1, 1997 and the holders of 1,372,135 of such shares (consisting of all officers and directors of the Company, who hold an aggregate of 550,460 of such shares, and area developers of the Company holding an aggregate of 821,675 of such shares) have agreed that they will not sell any of such shares prior to August 1, 1998. Of the 1,384,225 shares of Common Stock registered pursuant to the resale registration statement which are not subject to lock-up arrangements, the Company believes that 229,037 of such shares have already been sold in the public market. The 16,797,175 shares of Common Stock currently owned by Boston Chicken were issued and sold by the Company in private transactions ("Restricted Shares") and may not be resold unless registered under the Securities Act or sold in accordance with an exemption therefrom, such as Rule 144, Rule 144A or Rule 701 thereunder. The Company has granted to Boston Chicken five demand and unlimited piggyback registration rights under the Boston Chicken Registration Agreement with respect to the 16,797,175 shares of Common Stock currently owned by Boston Chicken. In addition, the Concurrent Offering Purchase Agreement provides that the 500,000 shares of Common Stock to be purchased thereby by Boston Chicken will constitute Registrable Securities under the Boston Chicken Registration Statement. Boston Chicken has agreed, however, not to sell shares of Common Stock purchased in the Concurrent Private Placement prior to August 1, 1997, without the consent of Merrill Lynch. In addition, Boston Chicken has agreed with the representatives of the Underwriters not to sell other shares owned by it (including the 500,000 shares to be purchased in the Concurrent Offering) for a period of at least 180 days from the date of this Prospectus, subject to certain exceptions, without the consent of Merrill Lynch. See "Relationship with Boston -- Concurrent Private Placement Agreement, Registration Agreement and Concurrent Offering Purchase Agreement."

     In general, under Rule 144 as currently in effect, a holder of Restricted Shares who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the previous two years would be entitled to sell in the public market within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice and the availability of current public information about the Company. A person who is deemed not to have been an affiliate of the Company at any time during the three months immediately preceding a sale and who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the past three years is entitled to sell such shares under Rule 144(k) without regard to the foregoing limitations. Rule 144A under the Securities Act permits the immediate sale by the holders of Restricted Shares issued prior to completion of the Offerings of all or a portion of their shares to certain "qualified institutional buyers" as defined in Rule 144A.

     In connection with the Concurrent Private Placement, the Company entered into the Boston Chicken Registration Agreement (which superseded Boston Chicken's rights under the Stockholder Registration Agreement). Pursuant to the Boston Chicken Registration Agreement, the Company granted to Boston Chicken five demand and unlimited piggyback registration rights under the Securities Act with respect to the shares of Common Stock owned by Boston Chicken, including shares of Common Stock subject to the BCI Option, for which the Company will bear substantially all of the expenses (other than underwriting discounts or commissions). The demand registration rights are not exercisable by Boston Chicken until the earlier of (i) the date on which the Company requests the effectiveness of the resale registration statement under the Stockholder Registration Agreement or (ii) 13 months after completion of the Offerings. In addition, the Company has agreed, in connection with Boston Chicken's first demand registration, to waive the requirement of the Stockholder Registration Agreement, if it is still applicable, that the holders of the Registrable Securities agree not to sell up to 30% of such Registrable Securities for certain periods and Boston Chicken has agreed to consent to such waiver. The Company has obtained from the parties to the Stockholder Registration Agreement a waiver of the provision of such agreement prohibiting the Company from granting registration rights superior to those granted under such agreement, and a consent to the grant by the Company to Boston Chicken of registration rights pursuant to the Boston Chicken Registration Agreement. See "Certain Transactions -- Registration Rights" and "Relationship with Boston Chicken -- Concurrent Private Placement Agreements, Registration Agreement and Concurrent Offering Purchase Agreement."

     The Company has registered under the Securities Act 5,295,195 shares of Common Stock issuable under the Amended Plan and the Directors Plan. Of such number of shares, 3,545,450 shares were subject to outstanding options as of November 3, 1996, of which options to purchase an aggregate of 325,513 shares were vested and exercisable. All shares purchased in the future under such plans will be available for resale in the public market without restriction, except that affiliates must comply with the provisions of Rule 144 other than the two-year holding period requirement described above. In addition, the Company may file a registration statement covering shares of Common Stock for issuance from time to time in connection with potential future acquisitions and resales thereof by the recipients, although no such acquisitions are currently pending. Shares so registered could not be sold in the public market prior to 180 days from the date of this Prospectus, subject to certain exceptions, without the consent of Merrill Lynch.

                                  UNDERWRITING

     Subject to the terms and conditions contained in a purchase agreement (the "Purchase Agreement"), the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Alex. Brown & Sons Incorporated, Montgomery Securities and Morgan Stanley & Co. Incorporated are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite its name below at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby if any of such shares are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

                                                                               NUMBER
                                          UNDERWRITER                         OF SHARES
        -------------------------------------------------------------------   ---------
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated..........................................
        Alex. Brown & Sons Incorporated....................................
        Montgomery Securities..............................................
        Morgan Stanley & Co. Incorporated..................................

                                                                              ---------
                     Total.................................................   2,500,000
                                                                              =========

     The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public at the price to the public set forth on the cover page of this Prospectus, and to certain dealers (who may include the Underwriters) at such price less a concession not in excess
of $          per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share to certain other
dealers. After the offering contemplated hereby, the offering price and other selling terms may be changed by the Representatives.

     The obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby (other than the shares of Common Stock covered by the over-allotment option described below) if any are taken.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 375,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less the underwriting discount. The Underwriters may exercise such option only to cover over-allotments, if any, made in connection with the sale of Common Stock offered hereby. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table is of the 2,500,000 shares of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,500,000 shares are being offered.

     In connection with the Public Offering, certain Underwriters or their respective affiliates and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in "passive market making" in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq National Market market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. Rule 10b-6A prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on the Nasdaq National Market by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act.

     The Company and Boston Chicken have agreed that they will not offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock or any shares convertible or exchangeable into any shares of Common Stock for a period of at least 180 days from the date of this Prospectus without the prior written consent of Merrill Lynch, except that the Company may, without such consent, (i) issue shares upon the exercise of options granted pursuant to the Plan, the Amended Plan and the Directors Plan and (ii) issue up to 1,000,000 shares pursuant to potential acquisitions, which shares, when issued, will be subject to restrictions on resale for a period of 180 days from the date of this Prospectus. See "Shares Eligible for Future Sale."

     Charles A. Lewis, Vice Chairman -- Investment Banking of Merrill Lynch & Co. and his family beneficially own 364,272 shares of Common Stock.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common Stock offered hereby are being passed upon for the Company by Bell, Boyd & Lloyd, Chicago, Illinois. Mayer, Brown & Platt, Chicago, Illinois, is acting as counsel for the Underwriters in connection with certain legal matters relating to the sale of shares of Common Stock offered hereby.

                                    EXPERTS

     The consolidated balance sheet of Einstein/Noah Bagel Corp. and subsidiaries as of December 31, 1995 and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from March 24, 1995 (inception) through December 31, 1995 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement of which this Prospectus is a part, have been included herein in reliance on the reports of Arthur Andersen LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Noah's New York Bagels, Inc. as of December 31, 1994 and December 30, 1995 and for each of the three fiscal years in the period ended December 30, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Bagel & Bagel, Inc. for the year ended December 27, 1994 and the period from December 28, 1994 to March 23, 1995 included in this Prospectus have been audited by Mayer Hoffman McCann L.C., independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of Offerdahl's Bagel Gourmet, Inc. and Affiliates for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to April 2, 1995 included in this Prospectus have been included herein in reliance upon the reports of Arthur Andersen LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The financial statements of Baltimore Bagel Co. for the years ended December 31, 1994 and for the period from January 1, 1995 to August 10, 1995 included in this Prospectus have been included herein in reliance upon the reports of Arthur Andersen LLP, independent accountants, given upon the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock registered hereunder. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in said Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock registered hereunder, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement being qualified by and subject to such reference in all respects.

     The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, registration statements, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such reports and other information, including the Registration Statement and the exhibits and schedules thereto, are also available on the Commission's Web Site at http://www.sec.gov.

                      (This page intentionally left blank)

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES
Report of Independent Public Accountants.............................................    F-3
Consolidated Financial Statements:
  Consolidated Balance Sheet at December 31, 1995....................................    F-4
  Consolidated Statement of Operations for the period from March 24, 1995 (inception)
     through December 31, 1995.......................................................    F-5
  Consolidated Statement of Stockholders' Deficit for the period from March 24, 1995
     (inception) through December 31, 1995...........................................    F-6
  Consolidated Statement of Cash Flows for the period from March 24, 1995 (inception)
     through December 31, 1995.......................................................    F-7
  Notes to Audited Consolidated Financial Statements.................................    F-8
  Consolidated Balance Sheets at December 31, 1995 and October 6, 1996 (unaudited)...   F-19
  Consolidated Statements of Operations for the quarter ended October 1, 1995, the period from March 24, 1995 (inception) through October 1, 1995, and for the
     quarter and three quarters ended October 6, 1996 (unaudited)....................   F-20
  Consolidated Statements of Cash Flows for the period from March 24, 1995
     (inception) through October 1, 1995 and for the three quarters ended October 6,
     1996 (unaudited)................................................................   F-21
  Notes to Unaudited Consolidated Financial Statements...............................   F-22
NOAH'S NEW YORK BAGELS, INC.
Independent Auditors' Report.........................................................   F-26
Consolidated Financial Statements:
  Consolidated Balance Sheets at December 31, 1994 and December 30, 1995.............   F-27
  Consolidated Statements of Operations for the fiscal years ended December 31, 1993,
     December 31, 1994 and December 30, 1995.........................................   F-28
  Consolidated Statements of Shareholders' Equity (Deficit) for the fiscal years
     ended December 31, 1993, December 31, 1994 and December 30, 1995................   F-29
  Consolidated Statements of Cash Flows for the fiscal years ended December 31, 1993,
     December 31, 1994 and December 30, 1995.........................................   F-30
  Notes to Audited Consolidated Financial Statements.................................   F-31
BAGEL & BAGEL, INC.
Report of Independent Public Accountants.............................................   F-37
Financial Statements:
  Statements of Operations for the fiscal year ended December 27, 1994 and for the
     period from December 28, 1994 through March 23, 1995............................   F-38
  Statements of Cash Flows for the fiscal year ended December 27, 1994 and for the
     period from December 28, 1994 through March 23, 1995............................   F-39
  Notes to Audited Financial Statements..............................................   F-40

OFFERDAHL'S BAGEL GOURMET, INC. AND AFFILIATES
Report of Independent Public Accountants.............................................   F-42
Combined Financial Statements:
  Combined Statements of Operations for the fiscal years ended December 31, 1993 and
     December 31, 1994 and for the period from January 1, 1995 through April 2,
     1995............................................................................   F-43
  Combined Statements of Cash Flows for the fiscal years ended December 31, 1993 and
     December 31, 1994 and for the period from January 1, 1995 through April 2,
     1995............................................................................   F-44
  Notes to Audited Combined Financial Statements.....................................   F-45
BALTIMORE BAGEL CO.
Report of Independent Public Accountants.............................................   F-47
Financial Statements:
  Statements of Operations for the years ended December 31, 1993 and 1994 and for the
     period from January 1, 1995 through August 10, 1995.............................   F-48
  Statements of Cash Flows for the years ended December 31, 1993 and 1994 and for the
     period from January 1, 1995 through August 10, 1995.............................   F-49
  Notes to Financial Statements......................................................   F-50
EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Financial Information of Einstein/Noah Bagel
  Corp. .............................................................................   F-51
Unaudited Pro Forma Consolidated Statement of Operations for the fiscal year ended
  December 31, 1995..................................................................   F-52
Unaudited Pro Forma Consolidated Statement of Operations for the three quarters ended
  October 6, 1996....................................................................   F-53
Notes to Unaudited Pro Forma Consolidated Financial Statements.......................   F-54

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Einstein/Noah Bagel Corp.:

     We have audited the accompanying consolidated balance sheet of Einstein/Noah Bagel Corp. (a Delaware corporation) and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from inception (March 24, 1995) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Einstein/Noah Bagel Corp. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the period from inception (March 24, 1995) through December 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
July 16, 1996

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   DECEMBER 31,
                                                                                       1995
                                                                                   ------------
                                     ASSETS
Current Assets:
  Cash and cash equivalents.....................................................     $  5,368
  Accounts receivable...........................................................        1,327
  Inventory.....................................................................          883
  Deposits......................................................................        1,492
  Prepaid expenses and other current assets.....................................          217
                                                                                     --------
       Total current assets.....................................................        9,287
Property and Equipment, net.....................................................       19,410
Notes Receivable................................................................        7,267
Excess of Purchase Price Over Fair Value of Net Assets Acquired, net............       13,715
Other Assets, net...............................................................          620
                                                                                     --------
       Total assets.............................................................     $ 50,299
                                                                                     ========
                     LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable..............................................................     $  5,633
  Accrued expenses..............................................................        2,968
  Deferred franchise revenue....................................................          645
                                                                                     --------
       Total current liabilities................................................        9,246
Convertible Debt................................................................       40,000
Deferred Franchise Revenue......................................................          265
Other Noncurrent Liabilities....................................................        2,907
Repurchase Common Stock Shares -- 1,721,250 shares issued and outstanding.......       11,062
Series A Preferred Stock -- 6,250 shares issued and outstanding.................        7,813
Commitments
Stockholders' Deficit:
  Preferred Stock -- $.01 par value; 20,000,000 shares authorized; no shares
     issued and outstanding.....................................................           --
  Common Stock -- $.01 par value; 200,000,000 shares authorized; 3,848,607
     shares issued and outstanding..............................................           38
  Additional paid-in capital....................................................       22,684
  Accumulated deficit...........................................................      (43,716)
                                                                                     --------
       Total stockholders' deficit..............................................      (20,994)
                                                                                     --------
       Total liabilities and stockholders' deficit..............................     $ 50,299
                                                                                     ========

The accompanying notes to the consolidated financial statements are an integral part of this statement.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
    FOR THE PERIOD FROM MARCH 24, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenue:
  Company-operated stores.........................................................   $ 25,685
  Royalties and franchise-related fees............................................        738
                                                                                     --------
                                                                                       26,423
Costs and Expenses:
  Cost of products sold...........................................................      8,239
  Salaries and benefits...........................................................     13,531
  General and administrative......................................................     21,230
  Write-off of intangible assets..................................................     26,575
                                                                                     --------
  Total costs and expenses........................................................     69,575
                                                                                     ========
Loss from Operations..............................................................    (43,152)
Other Income (Expense):
  Interest expense, net...........................................................     (1,281)
  Other income, net...............................................................        717
                                                                                     --------
     Total other expense..........................................................       (564)
Net Loss..........................................................................   $(43,716)
                                                                                     ========
Net Loss Per Common and Equivalent Share..........................................   $  (4.54)
                                                                                     ========
Weighted Average Number of Common and Equivalent Shares Outstanding...............      9,659
                                                                                     ========

The accompanying notes to the consolidated financial statements are an integral part of this statement.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
    FOR THE PERIOD FROM MARCH 24, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                                 (IN THOUSANDS)

Common Stock
  Balance at inception............................................................   $     --
  Issuance of common stock........................................................         38
                                                                                     --------
  Balance at December 31, 1995....................................................   $     38
                                                                                     ========
Additional paid-in capital
  Balance at inception............................................................   $     --
  Issuance of common stock, net of offering cost of $500..........................     22,051
  Dividends on Series A preferred stock and accretion of dividends on repurchase
     shares.......................................................................     (1,077)
  Expense recognized for warrants issued..........................................      1,710
                                                                                     --------
  Balance at December 31, 1995....................................................   $ 22,684
                                                                                     ========
Accumulated deficit
  Balance at inception............................................................   $     --
  Net loss........................................................................    (43,716)
                                                                                     --------
  Balance at December 31, 1995....................................................   $(43,716)
                                                                                     ========

The accompanying notes to the consolidated financial statements are an integral part of this statement.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
    FOR THE PERIOD FROM MARCH 24, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995
                                 (IN THOUSANDS)

Cash Flows from Operating Activities:
  Net loss........................................................................   $(43,716)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization................................................      1,657
     Warrant expense..............................................................      1,710
     Write-off of intangible assets...............................................     26,575
Gain on the sale of marketable equity securities..................................       (719)
Changes in assets and liabilities, net of effect of acquisitions:
  Accounts receivable.............................................................       (680)
  Accounts payable and accrued expenses...........................................      1,778
  Deferred franchise revenue......................................................        910
  Other assets and liabilities....................................................        173
                                                                                     --------
     Net cash used in operating activities........................................    (12,312)
Cash Flows from Investing Activities:
  Purchase of property and equipment..............................................    (18,109)
  Proceeds from sale of property and equipment....................................      5,519
  Purchase of marketable equity securities, net of proceeds from sales............    (22,682)
  Purchase of other assets........................................................       (621)
  Issuance of notes receivable....................................................    (10,569)
  Repayment of notes receivable...................................................      3,831
                                                                                     --------
     Net cash used in investing activities........................................    (42,631)
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock..........................................     20,311
  Proceeds from convertible debt..................................................     91,060
  Repayment of convertible debt...................................................    (51,060)
                                                                                     --------
     Net cash provided by financing activities....................................     60,311
                                                                                     --------
Net Increase in Cash and Cash Equivalents.........................................      5,368
Cash and Cash Equivalents, inception..............................................         --
                                                                                     --------
Cash and Cash Equivalents, end of year............................................   $  5,368
                                                                                     ========
Supplemental Cash Flow Information:
  Interest Paid...................................................................   $  1,107
                                                                                     ========
Supplemental Schedule of Non-Cash Activities:
  Exchange of Series A preferred stock, repurchase common stock, common stock and
     marketable equity securities for net assets acquired.........................   $ 42,742
                                                                                     ========
  Issuance of common stock for note receivable....................................   $    437
                                                                                     ========
  Accretion of dividends on repurchase common stock...............................   $    933
                                                                                     ========

The accompanying notes to the consolidated financial statements are an integral part of this statement.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

     Einstein/Noah Bagel Corp. and subsidiaries, formerly Einstein Bros. Bagels, Inc. (the "Company"), operate and franchise specialty retail stores in the United States that feature fresh-baked bagels, proprietary cream cheeses, specialty coffees and teas, and creative soups, salads and sandwiches. At December 31, 1995, there were 60 stores in operation systemwide, consisting of 47 Company-operated stores and 13 franchise stores. In 1995, the Company sold 13 Company-operated stores to newly-formed area developers of the Company. Subject to the provisions of the applicable franchise agreements, the Company is obligated to allow franchisees to utilize the Company's trademarks, copyrights, recipes, operating procedures and other elements of its systems in the operation of franchised stores.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

  Fiscal Year

     The Company's fiscal year is the 52/53 week period ending on the last Sunday in December.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments purchased with maturities of three months or less.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market and consist of food, paper products and supplies.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization has been calculated using the straight-line method. The following represent the useful lives over which the assets are depreciated and amortized:

        Buildings and improvements.......................................   15-30 years
        Furniture, fixtures and equipment................................     6-8 years
        Pre-opening expenses.............................................        1 year

     Property and equipment additions include acquisitions of buildings and equipment, costs incurred in the development and construction of new stores and major improvements to existing stores. Expenditures for maintenance and repairs are charged to expense as incurred. Pre-opening costs consist primarily of salaries and other direct expenses incurred in connection with the set-up, initial stocking of stores, initial training of employees and general management activities incurred prior to the opening of new stores.

  Long-Lived Assets

     The Company has adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" to evaluate the recoverability of long-lived assets and assets to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and long-lived

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 also establishes the procedures for review of recoverability, and measurement of impairment if necessary, of long-lived assets and certain identifiable intangibles to be held and used by an entity.

  Excess Purchase Price Over Fair Value of Identifiable Net Assets Acquired

     The excess purchase price over the fair value of identifiable net assets acquired from acquisitions is being amortized on a straight-line basis over 35 years. The Company evaluates whether events and circumstances have occurred that indicate revision to the remaining useful life or the remaining balances may be appropriate. Such events and circumstances include, but are not limited to, a change in business strategy or change in current and long-term projected operating performance. When factors indicate that the carrying amount of an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of such asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the asset.

  Revenue Recognition

     Revenue from Company-operated stores is recognized in the period related food and beverage products are sold. Royalties are recognized in the same period that related franchised store revenue is generated. Revenue derived from initial franchise fees and area development fees is recognized when the franchised store opens. Interest is recognized as earned. The components of royalties and franchise-related fees for fiscal 1995 are as follows (in thousands of dollars):

        Initial franchise and area development fees............................   $520
        Royalties..............................................................     35
        Other..................................................................    183
                                                                                  ----
        Total royalties and franchise-related fees.............................   $738
                                                                                  ====

  Per Share Data

     Net loss per common share is computed by dividing net loss, adjusted for dividends on Series A preferred stock, by the weighted average number of common shares outstanding during the period and common stock and common stock equivalent shares issued within one year prior to the effective date of the Company's initial public offering at a price or exercise price less than the initial public offering price. The common stock equivalents have been reduced by the number of shares of common stock which could be purchased with the proceeds from the assumed exercise of the options and warrants, including tax benefits assumed to be realized.

  Stock Options

     Employee stock options are accounted for pursuant to APB No. 25.

  Employee Benefit Plan

     The Company has a 401(k) plan to which the Company makes no contributions.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3. SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENT DATA

     Accounts receivable are net of an allowance for doubtful accounts of $81,000 at December 31, 1995.

                                                                               DECEMBER 31, 1995
                                                                               -----------------
                                                                                 (IN THOUSANDS
                                                                                  OF DOLLARS)
Property and equipment consists of:
  Land......................................................................        $   123
  Buildings and improvements................................................         12,083
  Furniture, fixtures and equipment.........................................          7,544
  Pre-opening expenses......................................................            401
                                                                                    -------
                                                                                     20,151
  Less: Accumulated depreciation and amortization...........................           (741)
                                                                                    -------
     Total property and equipment, net......................................        $19,410
                                                                                    =======
Accrued expenses consist of:
  Accrued payroll and fringe benefits.......................................        $   876
  Accrued interest..........................................................            325
  Accrued other.............................................................          1,767
                                                                                    -------
     Total accrued expenses.................................................        $ 2,968
                                                                                    =======
Interest expense, net consists of:
  Interest expense..........................................................        $ 1,432
  Interest income...........................................................           (151)
                                                                                    -------
     Total interest expense, net............................................        $ 1,281
                                                                                    =======

4. ACQUISITIONS

     In 1995, the Company acquired four regional bagel companies. In March 1995, the acquisitions included Brackman Brothers, Inc. ("Brackman") for which the Company issued 573,750 shares of common stock valued at $5.88 per share and other marketable equity securities with a value of $8.3 million, Bagel & Bagel, Inc. ("Bagel & Bagel") for which the Company issued 573,750 shares of common stock valued at $5.88 per share and other marketable equity securities with a value of $5.5 million, and Offerdahl's Bagel Gourmet, Inc. ("Offerdahl's") for which the Company issued 811,625 shares of common stock valued at $5.88 per share and other marketable equity securities with a value of $5.6 million. In August 1995, the Company acquired Baltimore Bagel Co. ("Baltimore Bagel") for which the Company issued 6,250 shares of Series A preferred stock with a value of $7.8 million and other marketable equity securities with a value of $4.0 million. Pursuant to the acquisitions, the Company agreed to repurchase up to 1,721,250 shares of the common stock under certain circumstances (see Note 12). The acquisitions have been accounted for as purchases, and, accordingly, the purchase prices were allocated to assets (both tangible and identifiable intangible) and liabilities based upon an evaluation of their fair values at the dates of the acquisitions. The total purchase price for these four companies, including assumption of liabilities, was $51.1 million, of which $21.2 million was allocated to trademarks (amortized over a 35-year life), $5.4 million was allocated to recipes (amortized over a 10-year life) and $14.0 million was allocated to excess purchase price over fair value of identifiable net assets acquired (amortized over a 35-year life). Such intangibles were identified by management based upon its evaluation of the businesses acquired. The allocation of the purchase price to trademarks and recipes was based upon a

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES royalty savings methodology which determines the present value of the stream of royalties which the Company believes an independent third party would be willing to pay to obtain the use of such trademarks and recipes. The estimated useful life for these assets was based upon various factors which existed at the time of the acquisitions, including the anticipated periods of benefit to be derived from the utilization of such assets in connection with executing a regional brand business strategy, increasing consumer demand for bagel products, the lack of a competitor with national brand awareness, the lack of regulatory limitations on the potential useful lives of such assets, the absence of any inherent or technological obsolescence for such assets, and in the case of trademarks, the long-lived nature of a primary brand name in the consumer marketplace. Subsequent to these acquisitions, management launched a development project which resulted in the development of the Einstein Bros. Bagels brand and store, at which time management determined it would discontinue the use of the acquired trademarks and recipes. Consequently, this change in business strategy resulted in an impairment of these identifiable intangible assets, and accordingly, the assets were written down to their fair market values, resulting in a write-off of $26.6 million (see Note 13). The financial statements include the results of operations for the acquired entities from their dates of acquisition.

     The following represents the unaudited pro forma results of operations as if all of the above-noted business combinations had occurred at the beginning of the Company's fiscal year (in thousands of dollars, except per share data):

        Revenue............................................................   $ 38,065
        Net income (loss)..................................................   $(43,540)
        Net income (loss) per share........................................   $  (4.51)

     The pro forma information given above does not purport to be indicative of the results that actually would have been obtained if the operations were combined as of the beginning of the Company's fiscal year, and is not intended to be a projection of future results or trends.

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

  Cash and Cash Equivalents

     The carrying value approximates fair value due to the length of maturity of the investments.

  Notes Receivable

     The estimated fair value of the Company's notes receivable, including the conversion option (Notes 6 and 11), is based on the discounted value of future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings.

  Convertible Debt

     The estimated fair value of the Company's convertible debt, including the conversion option (see Note 7), is based on the discounted value of future payments using the current rate at which a similar loan would be made to a company with similar credit ratings.

  Common Stock Subject to Repurchase

     The estimated fair value of the Company's common stock subject to repurchase by the Company is based on the price of other common stock equity transactions near December 31, 1995.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

  Series A Preferred Stock

     The estimated fair value of the Company's Series A preferred stock is based on the discounted value of future cash flows using interest rates which would be applicable to similar instruments held in companies with similar credit ratings.

     The estimated fair values of the Company's financial instruments are as follows (in thousands of dollars):

                                                                      CARRYING       FAIR
                                                                       AMOUNT       VALUE
                                                                      --------    ----------
        Cash and cash equivalents..................................   $  5,368     $  5,368
        Notes receivable...........................................      7,267        7,267
        Convertible debt...........................................     40,000       40,000
        Repurchase common stock....................................     11,062       11,142
        Series A preferred stock...................................      7,813        7,813

6. NOTES RECEIVABLE

     The following table summarizes the primary components of notes receivable as of December 31, 1995 (in thousands of dollars):

        Due from area developers (Note 11)...................................   $3,538
        Notes receivable from stockholder....................................    1,888
        Term loans...........................................................    1,108
        Revolving loan.......................................................      226
        Other................................................................      507
                                                                                ------
                                                                                $7,267
                                                                                ======

     Notes receivable from stockholder bear interest at 1% over the applicable reference rate of Bank of America Illinois. Principal and interest are due April 2001. The notes are collateralized by various assets.

     Term loans bear interest based upon the reference rate plus 1%. Principal is due in annual installments with balloon payments required through various dates through 2001. The loans are collateralized by various assets.

     The revolving loan provides a credit facility to a vendor of up to $400,000 through October 2000 with interest payable currently based upon the reference rate plus 1%. The loan is collateralized by various assets.

7. DEBT

     The Company has entered into a secured loan agreement (the "Agreement") providing borrowings through March 1998, pursuant to which Boston Chicken, Inc. ("Boston Chicken") provides debt financing and, in turn, obtains the right to convert all or any portion of the loan into shares of common stock of the Company. In January 1996, Boston Chicken increased the available borrowings under the Agreement from $80.0 million to $120.0 million. The ownership percentage represented by the shares of common stock to be acquired upon conversion (or exercise of the option, as provided below) is dependent upon total equity and rights outstanding, but would represent a majority ownership in certain instances. The loan may be converted at any time after the earlier of April 1997, the completion of an initial public offering, or the Company being in default of the loan and until October 2003. Additionally, during this same period, to the extent the loan is not fully drawn or has been drawn and repaid, Boston Chicken has the option to acquire at the loan conversion price, as defined, the amount of additional equity it could have acquired by conversion of the loan had the loan been fully drawn. The loan is collateralized by substantially all of the assets of the Company and a pledge of

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES the common stock of its subsidiaries. The Agreement contains various restrictive covenants including restricting cash dividends and limiting additional indebtedness. Interest is based upon the reference rate of Bank of America Illinois plus 1% and is payable currently. In April 1998, the loan converts to an amortizing term loan payable through May 2003, with a final balloon payment.

     Principal maturities on the outstanding balance as of December 31, 1995 were as follows (in thousands of dollars):

        1998................................................................   $ 3,077
        1999................................................................     4,000
        2000................................................................     4,000
        Thereafter..........................................................    28,923
                                                                               -------
                                                                               $40,000
                                                                               =======

     In connection with the acquisition of Noah's New York Bagels, Inc. ("Noah's") in February 1996 (Note 15), Boston Chicken provided the Company with a non-convertible bridge loan facility of up to $40.0 million.

8. INCOME TAXES

     As of December 31, 1995, the Company had cumulative federal and state tax operating loss carryforwards available to reduce future taxable income of approximately $11.1 million which begin to expire in 2010.

     The primary components that comprise the net deferred tax asset as of December 31, 1995 are as follows (in thousands of dollars):

Deferred tax assets:
  Accounts payable and accrued expenses............................................   $   218
  Deferred franchise revenue.......................................................       355
  Other noncurrent liabilities.....................................................       220
  Write-off of intangible assets that are amortizable for tax......................     2,017
  Net operating loss...............................................................     4,104
  Other............................................................................     1,380
                                                                                      -------
          Total deferred tax assets................................................     8,294
Deferred tax liabilities:
  Property and equipment...........................................................      (489)
  Other assets.....................................................................      (116)
                                                                                      -------
          Total deferred tax liabilities...........................................      (605)
                                                                                      -------
          Net deferred tax asset...................................................     7,689
Valuation allowance................................................................    (7,689)
                                                                                      -------
Net deferred tax asset.............................................................   $    --
                                                                                      =======

     The increase in the valuation allowance of $7,689,000 from inception through December 31, 1995, is due to uncertainty regarding the realization of the related tax benefits.

9. NATIONAL AND LOCAL ADVERTISING FUNDS

     The Company administers a National Advertising Fund to which
Company-operated stores and franchised stores make contributions based on individual franchise agreements (2% of net revenue). Collected amounts are spent primarily on developing marketing and advertising materials for use systemwide. Such

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES amounts are not segregated from the cash resources of the Company, but the National Advertising Fund is accounted for separately and not included in the financial statements of the Company.

     The Company maintains Local Advertising Funds that provide comprehensive advertising and sales promotion support for stores in particular markets. Contributions are made by both Company-operated and franchised stores (currently 4% of net revenue). The Company disburses funds and accounts for all transactions related to such Local Advertising Funds. Such amounts are not segregated from the cash resources of the Company, but are accounted for separately and are not included in the financial statements of the Company.

10. COMMITMENTS

     The Company leases sites for its stores, commissaries and office space. Lease terms are generally five years with two or three five-year renewal options. The Company also subleases sites to its area developers. The sublease terms to area developers are negotiated at arms length on commercially reasonable terms. The Company is contingently liable for all lease costs including common area maintenance charges. Most of the leases contain escalation clauses and common area maintenance charges.

     The following is a schedule of future minimum rental payments which are required under operating leases that have initial or remaining noncancellable lease terms in excess of one year and sublease proceeds as of December 31, 1995 (in thousands of dollars):

                                                              MINIMUM        SUBLEASE      NET MINIMUM
                                                          RENTAL PAYMENTS    PROCEEDS    RENTAL PAYMENTS
                                                          ---------------    --------    ---------------
1996...................................................       $ 3,495         $  822         $ 2,673
1997...................................................         2,908            597           2,311
1998...................................................         2,686            590           2,096
1999...................................................         2,403            560           1,843
2000...................................................         1,587            529           1,058
Thereafter.............................................         3,046          1,352           1,694
                                                              -------         ------         -------
                                                              $16,125         $4,450         $11,675
                                                              =======         ======         =======

     The net rental expense under operating leases, primarily for Company-operated stores, was approximately $1,909,000 for the period from March 24, 1995 (inception) through December 31, 1995.

     In December 1995, Bagel Store Development Funding, L.L.C. ("Bagel Funding"), formerly Einstein Bros. Equity Funding, L.L.C., was formed with the objective of raising $90.0 million to invest in existing and proposed area developers. Through December 31, 1995, Bagel Funding had raised approximately $40.0 million (including an aggregate of $20.0 million in subscription receivables) and had invested a total of $3.5 million in area developers. In March 1996, Bagel Funding raised the remainder of anticipated funds, so that the funds raised equalled the $90.0 million (including an aggregate of $45.0 million in subscription receivables). Bagel Funding can require an area developer to redeem Bagel Funding's equity interest at a formula price in the event the Company acquires a majority interest in the area developer, and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest at the formula price. In the event the Company's conversion and/or option rights expire unexercised under the area developer's secured loan agreement with the Company, as originally in effect, Bagel Funding will have the right to require, subject to the Company's prior consent, that the area developer undertake a firm commitment underwritten public offering of equity of the area developer. In the event the Company does not consent to a public offering, the area developer can be required to purchase Bagel Funding's unredeemed equity interest in the area developer at a formula price and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest. Also, in the event the Company does not acquire a majority

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES interest in the area developer pursuant to the Company's conversion and/or option rights prior to the time such rights expire unexercised under the area developer's secured loan agreement with the Company, as originally in effect, Bagel Funding will have the right to request that the area developer seek to terminate its area development and franchise agreements with the Company. If the Company does not consent to such termination, the area developer can be required to redeem Bagel Funding's equity interest in the area developer at a formula price, and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest.

     The Company has entered into a supply agreement relating to the purchase of certain minimum levels of cream cheese, which expires in October 2000, or earlier in certain circumstances. The agreement requires the Company, its subsidiaries, area developers and other authorized purchasers to purchase the lesser of 160,000 pounds of cream cheese per week or 60% of their requirements for cream cheese (excluding certain requirements that may be satisfied through other commitments and certain requirements of acquired companies). The price per pound is determined over the term of the contract based upon production costs.

11. AREA DEVELOPER FINANCING

     The Company currently offers partial financing to its area developers for use in expansion of their operations. These financing arrangements permit the Company to obtain an equity interest in the area developer at a predetermined price after a moratorium (generally two years) and after the area developer has completed not less than 80% of its area development commitment (or in the event of certain defaults) on conversion of the loan into equity. The maximum loan amount is established to give the Company majority ownership of the area developer upon conversion (or option exercise, as described further below) provided the Company exercises its right to participate in any intervening financing of the area developer.

     Area developer financing requires the developer to expend at least 75% of its contributed capital toward developing stores prior to drawing on the revolving loan account, with draws permitted during a three-year draw period in a predetermined maximum amount equal to four times the amount of the area developer's equity capital. Upon expiration of the draw period, the loan converts to an amortizing term loan payable over five years in periodic installments, with a final balloon payment. Interest is set at 1% over the applicable reference rate of Bank of America Illinois from time to time and is payable each four-week period. The loan is secured by a pledge of substantially all of the assets of the area developer.

  (a) Loan Conversion Option

     All or any portion of the loan amount may be converted at the Company's election at any time after the expiration of a specified moratorium period (generally two years) and after the area developer has completed not less than 80% of its area development commitment (or in the event of certain defaults) into equity in the area developer at the conversion price set forth in such loan agreement, generally at a 12% premium over the per equity unit price paid by the investors in the area developer for the equity investment made concurrently with the execution of the loan agreement. To the extent such loan is not fully drawn or has been drawn and repaid, the Company has a corresponding option to acquire at the loan conversion price the amount of additional equity it could have acquired by conversion of the loan had it been fully drawn.

     There can be no assurance the Company will or will not convert any loan amount or exercise its option at such time as it may be permitted to do so and, if it does convert, that such conversion will constitute a majority interest in the area developer.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

  (b) Commitments to Extend Area Developer Financing

     The following table summarizes as of December 31, 1995 credit commitments for area developer financing (in thousands of dollars):

        Number of area developers receiving financing.......................         2
        Loan commitments....................................................   $16,000
        Unused loans........................................................    12,462
                                                                               -------
        Loans outstanding (included in Notes Receivable)....................   $ 3,538
                                                                               =======
        Allowance for loan losses...........................................   $    --
                                                                               =======

     The principal maturities on the aforementioned notes receivable are as follows (in thousands of dollars):

        1998................................................................    $   82
        1999................................................................       354
        2000................................................................       354
        Thereafter..........................................................     2,748
                                                                                ------
                                                                                $3,538
                                                                                ======

  (c) Credit Risk and Allowance for Loan Losses

     The allowance for credit losses is maintained at a level that in management's judgment is adequate to provide for estimated possible loan losses. The amount of the allowance is based on management's review of each area developer's use of loan proceeds, stage of development, adherence to its store development schedule, store performance trends, type and amount of collateral securing the loan, prevailing economic conditions, and other factors which management deems relevant at the time. Based upon this review and analysis, no allowance was required as of December 31, 1995.

12. STOCKHOLDERS' EQUITY

  Common Stock

     On July 8, 1996, the Company approved a 225-for-one split of the Company's common stock in the form of a stock dividend. Per share amounts, the number of common shares and capital accounts have been restated to give retroactive effect to the stock split.

     The Company issued 3,536,361 shares of common stock at the time of its formation, which provided net proceeds of approximately $20.8 million.

  Preferred Stock

     In connection with the acquisition of the net assets of Baltimore Bagel, the Company issued 6,250 shares of Series A preferred stock. The Series A preferred stock has a liquidation preference of $1,000 per share, pays annual dividends of $60 per share, and is automatically convertible into common stock of the Company in an initial public offering with the number of shares of common stock received being equal to $1,000 plus accrued and unpaid dividends divided by 80% of the gross offering price per share to the public.

     The Series A preferred stock is redeemable by the Company at any time after February 10, 1999, at a price per share equal to $1,250 plus accrued and unpaid dividends. A majority of the holders may require the Company to redeem one-third of the shares of Series A preferred stock on each of February 28, 1998, May 1, 1998 and August 1, 1998, at a price of $1,250 plus accrued and unpaid dividends. The holders of the Series A

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES preferred stock may also require redemption in the event the Company has failed to pay three consecutive quarterly dividends.

  Common Stock Subject to Repurchase

     Pursuant to the purchase agreements (see Note 4), the Company has agreed that, in the event it has not completed an initial public offering of its common stock resulting in gross proceeds of at least $15.0 million by specified dates or Boston Chicken's ownership of, or right to acquire an ownership interest in, the Company's common stock falls below 25%, the holders of common stock subject to repurchase by the Company can require the Company to redeem such shares of common stock at their fair market value, but not less than a specified floor price per share. The difference between the consideration paid per share and the greater of the fair market value of the shares or the floor price per share is being accreted to the shares as a dividend over the life of the put option.

  Warrants

     The Company sold warrants to purchase 1,012,500 shares of common stock of the Company to Bagel Funding. The warrants have an exercise price of $6.47 per common share and expire in 2000. The market value of the warrants was recorded as an expense and credited to additional paid-in capital during fiscal 1995.

  Stock Option Plan

     The Company has a stock option plan (the "Plan") under which options to purchase up to 3,600,000 shares of common stock, subsequently increased to 5,500,000 shares of common stock, may be granted to certain employees and officers of, and consultants to, the Company. The option price is equal to the fair market value of the stock on the date of the grant and each option has a term of ten years. Options granted under the Plan generally vest at a rate of 10% at the end of the first year, an additional 20% at the end of the second year, an additional 30% at the end of the third year, with the balance vesting at the end of the fourth year from the date of the grant.

     Activity under the option plan through December 31, 1995 was as follows:

                                                                              OPTION PRICE
                                                                SHARES         PER SHARE
                                                               ---------      ------------
        Granted.............................................   2,090,248      $5.88-$6.47
        Cancelled...........................................     (16,778)         5.88
                                                               ---------      -----------
        Outstanding as of December 31, 1995.................   2,073,470      $5.88-$6.47
                                                               =========      ===========
        Exercisable as of December 31, 1995.................      29,738         $5.88
                                                               =========      ===========

     As of December 31, 1995, the Company had 17,146,125 shares of common stock reserved for issuance upon exercise of options and warrants and conversion of Boston Chicken's loan into common stock. In addition, the Company has contractually agreed to reserve a sufficient number of shares of common stock for issuance to the holder of the Series A preferred stock upon conversion.

13. WRITE-OFF OF INTANGIBLE ASSETS

     After the acquisition of Brackman, Bagel & Bagel, Offerdahl's and Baltimore Bagel (collectively the "Founding Companies"), the Company launched a development project, pursuant to which management analyzed (i) the Founding Companies' stores, including brand positionings, product offerings, operational service systems and atmosphere, (ii) the competitive environment and (iii) the preferences of consumers across the United States. The project resulted in the development of the Einstein Bros. Bagels brand and store.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

        NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS -- CONCLUDED

In connection with, and as a result of, the development of the Einstein Bros. Bagels brand and store, management determined to discontinue the use of the identifiable intangible assets acquired in the acquisitions of the Founding Companies, including trademarks and recipes. Consequently, this change in business strategy resulted in an impairment of these identifiable intangible assets, and accordingly, the assets were written down to their fair market values resulting in a write-off of $26.6 million.

14. RELATED-PARTY TRANSACTIONS

     Certain officers and directors of Boston Chicken have an equity interest in the Company. For the Company's 1995 fiscal year, the Company paid to Boston Chicken approximately $1.2 million for the purchase of furniture, equipment and other miscellaneous assets and approximately $3.0 million in software license, software maintenance, real estate, financial advisory, accounting fees and interest on its loan with Boston Chicken.

     Certain officers and directors of the Company are officers and investors in Bagel Funding and had invested $8.4 million in Bagel Funding at December 31, 1995. The Company is the manager of Bagel Funding. No fees were paid to the Company in its capacity as manager during 1995.

     The Company has entered into secured loan and area developer agreements with certain area developers in which certain directors and officers and members of their families have a direct or indirect equity interest. The Company received from these entities approximately $2.3 million in development, franchise, royalty, management services and interest in fiscal 1995. The Company has also sold to these entities, stores, inventory, equipment and other miscellaneous assets for which it received approximately $5.5 million in 1995.

     During 1995, the Company paid $85,874 to Bowana Aviation, Inc. ("Bowana") for the Company's use of an aircraft owned by Bowana. A director and a member of his family (both stockholders of the Company) own Bowana. The Company believes that the amounts charged are at rates comparable to those charged by third parties.

15. SUBSEQUENT EVENTS

     In February 1996, the Company acquired Noah's, the largest regional bagel retailer on the West Coast, for approximately $100.9 million, including approximately $83.7 million of intangible assets, including excess purchase price over the fair value of net assets acquired.

     In May 1996, the Company entered into a secured revolving credit facility providing for borrowings of up to $45.0 million through April 30, 1998. Borrowing under the facility may be either floating rate loans with interest at the lender's base rate plus 1.0% or, at the Company's option, the rate offered in the interbank Eurodollar market for one-, two-, or three-month dollar deposits offered by the lender plus 3.0%. In addition, a commitment fee of .25% of the average daily unused portion of the loan is required. The facility contains covenants, among others, restricting other borrowings, prohibiting cash dividends, and requires the Company to maintain minimum interest coverage and cash flow ratios, specified store level sales, and a minimum capital level.

     In June 1996, the $120.0 million convertible loan to the Company was converted into 15,307,421 shares of common stock of the Company.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                        DECEMBER 31,    OCTOBER 6,
                                                                            1995           1996
                                                                        ------------    -----------
                                                                                        (UNAUDITED)
                               ASSETS
Current Assets:
  Cash and cash equivalents..........................................     $  5,368       $     237
  Accounts receivable, net...........................................        1,327           4,688
  Inventory..........................................................          883             256
  Prepaid expenses and other current assets..........................        1,709             169
                                                                          --------       ---------
     Total current assets............................................        9,287           5,350
Property and Equipment, net..........................................       19,410          26,253
Notes Receivable.....................................................        7,267         106,013
Excess of Purchase Price Over Fair Value of Net Assets Acquired,
  net................................................................       13,715          69,366
Trademarks, net......................................................           --          22,114
Recipes, net.........................................................           --           4,879
Other Assets, net....................................................          620           4,942
                                                                          --------       ---------
     Total assets....................................................     $ 50,299       $ 238,917
                                                                          ========       =========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...................................................     $  5,633       $   2,275
  Accrued expenses...................................................        2,968           3,643
  Deferred franchise revenue.........................................          645           2,545
                                                                          --------       ---------
     Total current liabilities.......................................        9,246           8,463
Convertible Debt.....................................................       40,000              --
Revolving Credit Facility............................................           --           1,200
Deferred Franchise Revenue...........................................          265           6,125
Other Noncurrent Liabilities.........................................        2,907             481
Repurchase Common Stock Shares -- 1,721,250 shares issued and
  outstanding in 1995................................................       11,062              --
Series A Preferred Stock -- 6,250 shares issued and outstanding in
  1995...............................................................        7,813              --
Commitments and Contingencies
Stockholders' Equity (Deficit):
  Preferred stock -- $.01 par value; 20,000,000 shares authorized; no
     shares issued and outstanding...................................           --              --
  Common stock -- $.01 par value; 200,000,000 shares authorized;
     issued and outstanding: 3,848,607 in 1995 and 29,000,726 in
     1996............................................................           38             290
  Additional paid-in capital.........................................       22,684         265,143
  Accumulated deficit................................................      (43,716)        (42,785)
                                                                          --------       ---------
     Total stockholders' equity (deficit)............................      (20,994)        222,648
                                                                          --------       ---------
     Total liabilities and stockholders' equity......................     $ 50,299       $ 238,917
                                                                          ========       =========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                PERIOD FROM        THREE
                                                         QUARTER ENDED         MARCH 24, 1995      QUARTERS
                                                    -----------------------      (INCEPTION)        ENDED
                                                    OCTOBER 1,   OCTOBER 6,        THROUGH        OCTOBER 6,
                                                      1995          1996       OCTOBER 1, 1995       1996
                                                    ---------    ----------    ---------------    ----------
Revenue:
  Company-operated stores........................   $   8,483     $  2,321        $  16,198        $ 33,810
  Royalties and franchise-related fees...........          --        7,936               --          17,032
                                                    ---------     --------        ---------        --------
     Total revenue...............................       8,483       10,257           16,198          50,842
Costs and Expenses:
  Cost of products sold..........................       2,700          793            5,056          10,871
  Salaries and benefits..........................       4,408        1,842            8,044          16,286
  General and administrative.....................      31,595        3,387           35,282          18,417
                                                    ---------     --------        ---------        --------
     Total costs and expenses....................      38,703        6,022           48,382          45,574
                                                    ---------     --------        ---------        --------
Income (Loss) from Operations....................     (30,220)       4,235          (32,184)          5,268
Other Income (Expense):
  Interest income (expense), net.................        (373)        (282)            (594)         (6,266)
  Other income, net..............................         583           --              584           1,929
                                                    ---------     --------        ---------        --------
     Total other income (expense)................         210         (282)             (10)         (4,337)
                                                    ---------     --------        ---------        --------
Income (Loss) Before Income Taxes................     (30,010)       3,953          (32,194)            931
Income Taxes.....................................          --           --               --              --
                                                    ---------     --------        ---------        --------
Net Income (Loss)................................   $ (30,010)    $  3,953        $ (32,194)       $    931
                                                    =========     ========        =========        ========
Net Income (Loss) Per Common and Equivalent
  Share..........................................   $   (3.11)    $   0.13        $   (3.34)       $   0.04
                                                    =========     ========        =========        ========
Weighted Average Number of Common and Equivalent
  Shares Outstanding.............................       9,679       30,377            9,649          19,225
                                                    =========     ========        =========        ========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                     PERIOD FROM
                                                                   MARCH 24, 1995       THREE QUARTERS
                                                                 (INCEPTION) THROUGH         ENDED
                                                                   OCTOBER 1, 1995      OCTOBER 6, 1996
                                                                 -------------------    ---------------
Cash Flows from Operating Activities:
  Net income (loss)...........................................        $ (32,194)           $     931
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
     Write-off of intangible assets...........................           26,575                   --
     Depreciation and amortization............................            1,795                4,205
     (Gain) loss on sale of marketable equity securities......             (578)              (1,824)
     Changes in assets and liabilities, net of effect of
       acquisitions:
       Accounts receivable....................................              (35)              (3,065)
       Accounts payable and accrued expenses..................           (1,570)              (8,497)
       Deferred franchise revenue.............................               --                7,745
       Other assets and liabilities...........................               56               (6,268)
                                                                      ---------            ---------
          Net cash used in operating activities...............           (5,951)              (6,773)
                                                                      ---------            ---------
Cash Flows from Investing Activities:
  Purchase of property and equipment..........................           (7,321)             (33,951)
  Proceeds from sale of assets................................               --               54,198
  Purchase of other assets....................................             (227)              (5,672)
  Net assets purchased in acquisitions, net of cash
     acquired.................................................           (2,636)                  --
  Acquisition of Noah's New York Bagels, Inc..................               --             (100,902)
  Issuance of notes receivable................................           (1,837)            (150,012)
  Repayment of notes receivable...............................               --               51,266
  Purchase of marketable equity securities....................          (36,421)             (66,778)
  Proceeds from sales of marketable equity securities.........           12,859               68,602
                                                                      ---------            ---------
          Net cash used in investing activities...............          (35,583)            (183,249)
                                                                      ---------            ---------
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock......................           20,332              103,691
  Borrowings under revolving credit facilities................           86,933              312,572
  Repayments of revolving credit facilities...................          (65,055)            (231,372)
                                                                      ---------            ---------
          Net cash provided by financing activities...........           42,210              184,891
                                                                      ---------            ---------
Net Increase (Decrease) in Cash and Cash Equivalents..........              676               (5,131)
Cash and Cash Equivalents, beginning of period................               --                5,368
                                                                      ---------            ---------
Cash and Cash Equivalents, end of period......................        $     676            $     237
                                                                      =========            =========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The consolidated financial statements have been prepared by Einstein/Noah Bagel Corp. (the "Company") and are unaudited except for the consolidated balance sheet at December 31, 1995. The financial statements have been prepared in accordance with the instructions for Form 10-Q and, therefore, do not necessarily include all information and footnotes required by generally accepted accounting principles. In the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position, results of operations and cash flows as of October 6, 1996 and for all periods presented have been made. The statements are subject to year-end audit adjustment. A description of the Company's accounting policies and other financial information is included in its 1995 audited consolidated financial statements included in the prospectus that forms a part of the Company's Registration Statement on Form S-1 (Reg. No. 333-12395). The consolidated results of operations for the quarter and three quarters ended October 6, 1996 are not necessarily indicative of the results expected for the full year.

2. ACQUISITION

     In February 1996, the Company acquired Noah's New York Bagels, Inc. for approximately $100.9 million. The acquisition has been accounted for as a purchase, and, accordingly, the purchase price was allocated to assets (both tangible and identifiable intangible) and liabilities based upon an evaluation of their fair values at the date of the acquisition. Of such total purchase price, $22.1 million was allocated to trademarks (amortized over a 35-year life), $5.2 million was allocated to recipes (amortized over a 10-year life) and $56.3 million was allocated to excess purchase price over fair value of identifiable net assets acquired (amortized over a 35-year life). Such intangibles were identified by management based upon its evaluation of the business acquired. The allocation of the purchase price to trademarks and recipes was based upon a royalty savings methodology which determines the present value of the stream of royalties which the Company believes an independent third party would be willing to pay to obtain the use of such trademarks and recipes. The estimated useful life for these assets was based upon various factors which existed at the time of the acquisition, including the anticipated periods of benefit to be derived from the utilization of such assets in connection with executing a dual brand business strategy, increasing consumer demand for bagel products, the lack of a competitor with national brand awareness, the lack of regulatory limitations on the potential useful lives of such assets, the absence of any inherent or technological obsolescence for such assets, and in the case of trademarks, the long-lived nature of a primary brand name in the consumer marketplace.

     The following represents the unaudited pro forma results of operations for the three quarters ended October 6, 1996 as if the acquisition had occurred at the beginning of the Company's fiscal year (in thousands of dollars, except per share amount):

        Revenue.............................................................   $54,146
        Net income (loss)...................................................   $  (951)
        Net income (loss) per share.........................................   $ (0.06)

     This pro forma information is not indicative of the results of operations that actually would have been obtained if the transactions had occurred at the beginning of the Company's fiscal year. The pro forma information is not intended to be a projection of future results.

3. AREA DEVELOPER FINANCING

     The Company currently offers partial financing to its area developers for use in expansion of their operations. Area developer financing requires the area developer to expend at least 75% of its contributed capital toward developing stores prior to drawing on the revolving loan account, with draws permitted during a three-year draw period in a pre-determined maximum amount equal to four times the amount of the

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES developer's equity capital. Upon expiration of the draw period, the loan converts to an amortizing term loan payable over five years in periodic installments, with a final balloon payment. Interest is set at 1% over the applicable reference rate of Bank of America Illinois as established from time to time and is payable each four-week period. The loan is secured by a pledge of substantially all of the assets of the area developer.

     (A) Loan Conversion Option

     All or any portion of the loan amount may be converted at the Company's election at any time after the expiration of a specified moratorium (generally two years) and after the area developer has completed not less than 80% of its area development commitment (or in the event of certain defaults) into equity in the area developer at the conversion price set forth in such loan agreement, generally at a 12% premium over the per unit equity price paid by the investors in the area developer for the equity investment made concurrently with the execution of the loan agreement. The maximum loan amount is established to give the Company majority ownership of the area developer upon conversion provided the Company exercises its right to participate in any intervening financing of the developer. To the extent such loan is not fully drawn or has been drawn and repaid, the Company has a corresponding option to acquire, at the loan conversion price, the amount of additional equity it could have acquired by conversion of the loan, had it been fully drawn.

     There can be no assurance the Company will or will not convert any loan amount or exercise its option at such time as it may be permitted to do so and, if it does convert, that such conversion will constitute a majority interest in the area developer.

     (B) Commitments to Extend Area Developer Financing

     The following table summarizes credit commitments for area developer financing (in thousands of dollars):

                                                               DECEMBER 31,      OCTOBER 6,
                                                                   1995             1996
                                                               ------------      -----------
                                                                                 (UNAUDITED)
        Number of area developers receiving financing.......            2                10
        Loan commitments....................................     $ 16,000         $ 210,800
        Unused loans........................................       12,462           110,070
                                                                 --------         ---------
        Loans outstanding (included in Notes Receivable)....     $  3,538         $ 100,730
                                                                 ========         =========

     (C) Credit Risk and Allowance for Loan Losses

     The allowance for credit losses is maintained at a level that in management's judgment is adequate to provide for estimated possible loan losses. The amount of the allowance is based on management's review of each area developer's use of loan proceeds, stage of development, adherence to its store development schedule, store performance trends, type and amount of collateral securing the loan, prevailing economic conditions and other factors which management deems relevant at the time. Based upon this review and analysis, no allowance was required as of December 31, 1995 and October 6, 1996.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

     The following table sets forth certain aggregate financial information obtained from area developers to which the Company had outstanding loans (in thousands, except total number of area developers and store data):

                                                                             DECEMBER 31,
                                                                                 1995
                                                                             ------------
        Total number of area developers...................................           2
        Total number of area developer stores open........................          13
        Total gross assets................................................      $9,262
        Total debt to the Company.........................................      $3,538
        Total members' equity.............................................      $2,676

4. DEBT

     In May 1996, the Company entered into a secured revolving credit facility providing for borrowings of up to $45.0 million through April 30, 1998. Borrowings under the facility may be either floating rate loans with interest at the lender's base rate plus .5% or, at the Company's option, the rate offered in the interbank Eurodollar market for one-, two-, or three-month dollar deposits offered by the lender plus 3.0%. In addition, a commitment fee of .25% of the average daily unused portion of the loan is required. The facility contains covenants, among others, restricting other borrowings, prohibiting cash dividends and requiring the Company to maintain minimum interest coverage and cash flow ratios, specified store level sales, and a minimum capital level. As of October 6, 1996, $1.2 million was outstanding under the facility.

     The Company also has an unsecured non-convertible revolving credit facility from Boston Chicken, Inc. providing for borrowings of up to $50.0 million through June 15, 2003. The facility bears interest at the reference rate of Bank of America Illinois plus .5%. As of October 6, 1996, there was no balance outstanding under the facility.

5. EQUITY OFFERINGS

     In August 1996, the Company completed an underwritten initial public offering of 3,105,000 shares of its common stock to the public, a concurrent non-underwritten public offering of 425,000 shares of its common stock to certain individuals and entities and a concurrent private placement of 2,000,000 shares of its common stock to Boston Chicken, Inc. raising aggregate net proceeds of approximately $86.0 million.

6. ROYALTIES AND FRANCHISE-RELATED FEES

     The components of royalties and franchise-related fees are comprised of the following (in thousands of dollars):

                                                    QUARTER ENDED              PERIOD FROM        THREE QUARTERS
                                               ------------------------      MARCH 24, 1995           ENDED
                                               OCTOBER 1,    OCTOBER 6,    (INCEPTION) THROUGH      OCTOBER 6,
                                                  1995          1996         OCTOBER 1, 1995           1996
                                               ----------    ----------    -------------------    --------------
Royalties...................................      $ --         $1,994              $--               $  3,669
Initial franchise and area developer fees...        --          3,480               --                  9,140
Interest income.............................        --          1,940               --                  3,277
Real estate and lease income................        --            364               --                    364
Other.......................................        --            158               --                    582
                                                  ----         ------              ---               --------
                                                  $ --         $7,936              $--               $ 17,032
                                                  ====         ======              ===               ========

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

7. COMMITMENTS

     In December 1995, Bagel Store Development Funding, L.L.C., formerly named Einstein Bros. Equity Funding, L.L.C. ("Bagel Funding"), was formed to invest in existing and proposed area developers. Through October 6, 1996, Bagel Funding had raised $90.0 million (including an aggregate of $20.7 million in subscriptions receivable) and had invested a total of $51.9 million in area developers. Bagel Funding can require an area developer to redeem Bagel Funding's equity interest at a formula price in the event the Company acquires a majority interest in the area developer, and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest. In the event the Company's conversion and/or option rights expire unexercised under the area developer's secured loan agreement with the Company, as originally in effect, Bagel Funding will have the right to require, subject to the Company's prior consent, that the area developer undertake a firm commitment underwritten public offering of equity of the area developer. In the event the Company does not consent to a public offering, the area developer can be required to purchase Bagel Funding's unredeemed equity interest in the area developer at a formula price and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest. Also, in the event the Company does not acquire a majority interest in the area developer pursuant to the Company's conversion and/or option rights prior to the time such rights expire unexercised under the area developer's secured loan agreement with the Company, as originally in effect, Bagel Funding will have the right to request that the area developer seek to terminate its area developer and franchise agreements with the Company. If the Company does not consent to such termination, the area developer can be required to redeem Bagel Funding's equity interest in the area developer at a formula price, and if the area developer fails to do so, the Company will be required to purchase Bagel Funding's unredeemed equity interest.

8. CONTINGENCIES

     The Company is subject to various lawsuits, claims, and other legal matters in the course of conducting its business, including its business as a franchisor. The Company believes that the outcome of such lawsuits, claims, and other legal matters will not have a material impact on the Company's financial position or results of operations.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Noah's New York Bagels, Inc.:

     We have audited the accompanying consolidated balance sheets of Noah's New York Bagels, Inc. (the "Company") as of December 31, 1994 and December 30, 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three fiscal years in the period ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and December 30, 1995, and the results of their operations and cash flows for each of the three fiscal years in the period ended December 30, 1995 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

San Francisco, California
May 7, 1996

                          NOAH'S NEW YORK BAGELS, INC.

                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1994 AND DECEMBER 30, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           1994         1995
                                                                          -------      -------
                                ASSETS
Current Assets:
  Cash and cash equivalents............................................   $ 1,726      $ 1,630
  Accounts receivable..................................................       239          550
  Inventory............................................................       255          652
  Prepaid expenses.....................................................       657          963
                                                                          -------      -------
       Total current assets............................................     2,877        3,795
Property and Equipment.................................................     9,631       19,847
Other Assets...........................................................       752          926
                                                                          -------      -------
       Total Assets....................................................   $13,260      $24,568
                                                                          =======      =======
                 LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable.....................................................   $ 1,296      $ 3,439
  Accrued payroll......................................................       455          831
  Other accrued expenses...............................................       178          328
  Current portion of long-term debt....................................       211        1,005
                                                                          -------      -------
       Total current liabilities.......................................     2,140        5,603
Long-Term Debt:
  Related parties......................................................     4,480           --
  Bank.................................................................     3,378           10
Deferred Credits.......................................................       270          309
Redeemable Preferred Stock (liquidation preference of $6,573 in 1994
  and
  $23,891 in 1995).....................................................     3,331       20,325
Shareholders' Deficit:
  Common stock, no par value: authorized, 38,000,000 shares; issued and outstanding, 5,359,219 shares in 1994 and 5,365,197 shares in
     1995..............................................................       387          858
     Accumulated deficit...............................................      (726)      (1,566)
     Unearned compensation.............................................        --         (971)
                                                                          -------      -------
       Total shareholders' deficit.....................................      (339)      (1,679)
                                                                          -------      -------
       Total Liabilities and Shareholders' Deficit.....................   $13,260      $24,568
                                                                          =======      =======

                See notes to consolidated financial statements.

                          NOAH'S NEW YORK BAGELS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
          YEARS ENDED DECEMBER 31, 1993 AND 1994 AND DECEMBER 30, 1995
                                 (IN THOUSANDS)

                                                                      1993      1994       1995
                                                                     ------    -------    -------
Net Sales.........................................................   $8,148    $17,530    $32,323
Costs and Expenses:
  Cost of sales...................................................    3,122      6,704     12,118
  Salaries and benefits...........................................    2,504      6,340     12,388
  General and administrative expenses.............................    1,877      4,728      8,561
                                                                     ------    -------    -------
  Total Costs and Expenses........................................    7,503     17,772     33,067
                                                                     ------    -------    -------
Income (Loss) from Operations.....................................      645       (242)      (744)
Interest Expense -- Net (including interest expense of $--, $352
  and $326).......................................................     (168)      (331)       (79)
Other Income (Expense)............................................      (17)        20        (17)
                                                                     ------    -------    -------
Net Income (Loss).................................................   $  460    $  (553)   $  (840)
                                                                     ======    =======    =======

                See notes to consolidated financial statements.

                          NOAH'S NEW YORK BAGELS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                               COMMON STOCK        ACCUMULATED
                                            -------------------     EARNINGS        UNEARNED
                                             SHARES      AMOUNT     (DEFICIT)     COMPENSATION     TOTAL
                                            ---------    ------    -----------    ------------    -------
Balance at January 1, 1993...............     922,222    $  16       $   203          $  --       $   219
Dividends Declared.......................          --       --          (836)            --          (836)
Net Income...............................          --       --           460             --           460
Issuance of Common Stock for
  Acquisition............................   1,180,000      717            --             --           717
                                            ----------   -----       -------          -----       -------
Balance at January 1, 1994...............   2,102,222      733          (173)            --           560
Recapitalization.........................   3,219,028       --            --             --            --
Stock Options Exercised..................      37,969        1            --             --             1
Accretion of Redeemable Preferred
  Stock..................................          --     (347)           --             --          (347)
Net Loss.................................          --       --          (553)            --          (553)
                                            ----------   -----       -------          -----       -------
Balance at December 31, 1994.............   5,359,219      387          (726)            --          (339)
Stock Options Exercised..................       5,978        1            --             --             1
Accretion of Redeemable Preferred
  Stock..................................          --     (520)           --             --          (520)
Compensatory Stock Option Grants.........          --      990            --           (990)           --
Amortization of Unearned Compensation....          --       --            --             19            19
Net Loss.................................          --       --          (840)            --          (840)
                                            ----------   -----       -------          -----       -------
Balance at December 30, 1995.............   5,365,197    $ 858       $(1,566)         $(971)      $(1,679)
                                            ==========   =====       =======          =====       =======

                See notes to consolidated financial statements.

                          NOAH'S NEW YORK BAGELS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          YEARS ENDED DECEMBER 31, 1993 AND 1994 AND DECEMBER 30, 1995
                                 (IN THOUSANDS)

                                                                      1993      1994       1995
                                                                     ------    ------    --------
Cash Flows from Operating Activities:
  Net income (loss)...............................................   $  460    $ (553)   $   (840)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization................................      289       863       1,966
     Noncash compensation expense.................................       --        --          19
     Deferred credits.............................................       50       220          39
     Other........................................................       --       276         184
     Changes in assets and liabilities:
       Accounts receivable........................................      (74)      (71)       (311)
       Inventory..................................................      (70)     (138)       (397)
       Prepaid expenses...........................................      (39)     (582)       (306)
       Other assets...............................................      (32)      (94)       (205)
       Accounts payable and accrued expenses......................      498     1,190       2,669
                                                                     ------    ------    --------
            Net cash provided by operating activities.............    1,082     1,111       2,818
Cash Flows from Investing Activities --
  Purchases of property and equipment.............................   (1,996)   (7,578)    (12,160)
Cash Flows from Financing Activities:
  Borrowings from related parties.................................    1,250         5       5,191
  Proceeds from issuance of short-term debt.......................       --     2,000          --
  Proceeds from issuance of redeemable preferred stock, net.......       --     2,970       7,123
  Net borrowings (repayments) under line-of-credit agreements.....       95     3,550      (2,550)
  Repayments of long-term debt....................................     (113)     (315)        (24)
  Repayments related party debt...................................       --      (104)       (495)
  Stock options exercised.........................................       --        15           1
  Dividends paid..................................................     (207)     (167)         --
                                                                     ------    ------    --------
            Net cash provided by financing activities.............    1,025     7,954       9,246
                                                                     ------    ------    --------
Net Increase (Decrease) in Cash and Cash Equivalents..............      111     1,487         (96)
Cash and Cash Equivalents at Beginning of Year....................      128       239       1,726
                                                                     ------    ------    --------
Cash and Cash Equivalents at End of Year..........................   $  239    $1,726    $  1,630
                                                                     ======    ======    ========
Other Cash Flow Information -- Interest paid......................   $  119    $  313    $    400
                                                                     ======    ======    ========
Supplemental Information of Noncash Transactions:
  Acquisition of P&A Ventures, Inc. -- common stock issued........   $  717    $   --    $     --
  Dividends paid with notes payable...............................      462        --          --
  Conversion of promissory note to Series B redeemable preferred
     stock........................................................       --        --       5,283
  Conversion of related party debt to Series B redeemable
     preferred stock..............................................       --        --       4,068

                See notes to consolidated financial statements.

                          NOAH'S NEW YORK BAGELS, INC.

               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

          YEARS ENDED DECEMBER 31, 1993 AND 1994 AND DECEMBER 30, 1995

1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Business -- Noah's New York Bagels, Inc. (the "Company") produces high quality bagels, cream cheeses and salads and sells them, along with a variety of sandwiches, beverages and other delicatessen items, primarily through Company-owned and operated restaurants on the West Coast. In addition, the Company operates a wholesale business selling bagels and cream cheeses directly to various grocers, delicatessens and restaurants.

     Recapitalization -- In April 1994, the Company effected a recapitalization whereby each outstanding share of common stock (2,102,222 shares) converted into
2.53125 shares of common stock (3,291,028 shares) and 0.84375 shares of Series A convertible preferred stock (1,773,750 shares).

     Change in Fiscal Year End -- In 1995 the Company changed its year end from December 31 to the Saturday closest to December 31. As a result fiscal 1995 ended December 30, 1995.

     Cash and Cash Equivalents -- The Company classifies as cash equivalents all highly liquid investments, primarily composed of money market accounts and certificate of deposits with a maturity of three months or less, which are convertible to a known amount of cash and carry an insignificant risk of change in value.

     Inventory -- primarily raw ingredients and food held for resale, is stated at the lower of cost (first-in, first-out method) or market.

     Property and Equipment -- are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 10 years. Amortization of improvements to leased properties is based upon the term of the applicable lease or the estimated useful lives of such assets, whichever is shorter.

     Income Taxes -- Effective May 3, 1994, the Company converted from an S-Corporation to a C-Corporation subject to federal and state income taxes.

     Pre-opening Costs -- consist of direct costs of hiring and training the initial workforce and other direct costs associated with opening a new store. Such costs are amortized over a twelve-month period commencing with the store opening.

     Deferred Rent -- Certain of the Company's lease agreements provide for scheduled rent increases during the lease term, or for rental payments commencing at a date other than initial occupancy. Provision is made for the excess of operating lease rentals computed on a straight-line basis over the lease term, over cash rentals paid.

     Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Impact of New Accounting Standards -- The Company will adopt Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of in 1996. The adoption of SFAS No. 121 is expected to have no material affect on the Company's consolidated financial statements.

     Fair Value of Financial Instruments -- In accordance with SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," the carrying value of the Company's current assets and liabilities approximate their estimated fair value.

                          NOAH'S NEW YORK BAGELS, INC.

          YEARS ENDED DECEMBER 31, 1993 AND 1994 AND DECEMBER 30, 1995

     The Company is required to adopt "SFAS" No. 123, Accounting for Stock-Based Compensation in fiscal 1996. SFAS No. 123 establishes accounting and disclosure requirements using a fair value based method of accounting for stock based employee compensation plans. Under SFAS No. 123 the Company may either adopt the new fair value based accounting method or continue the intrinsic value based method under APB 25. Accounting for Stock issued to Employees and provide pro forma disclosures of net earnings as if the accounting provisions of SFAS No. 123 had been adopted. The Company plans to adopt only the disclosure requirements of SFAS No. 123; therefore such adoption will have no effect on the Company's consolidated net earnings or cash flows.

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31 and December 30, respectively (in thousands):

                                                                    1994        1995
                                                                   -------     -------
        Leasehold improvements...................................  $ 5,002     $11,248
        Equipment................................................    3,875       7,422
        Furniture and fixtures...................................      808       2,076
        Construction in progress.................................    1,116       2,187
                                                                   -------     -------
                  Total..........................................   10,801      22,933
        Less accumulated depreciation and amortization...........   (1,170)     (3,086)
                                                                   -------     -------
        Property and equipment -- net............................  $ 9,631     $19,847
                                                                   =======     =======

3. BANK LINE OF CREDIT

     At December 30, 1995 the Company had a line of credit agreement with a bank that provides for unsecured borrowings up to $12,000,000 through January 1, 2002 of which $1,000,000 was outstanding and was repaid in February 1996. Interest on borrowings under this agreement are at varying rates, based on the bank's prime rate or at a fixed rate.

     Long-term debt at December 31 and December 30, respectively, consists of the following (in thousands):

                                                                     1994       1995
                                                                    ------     -------
        Line of credit............................................  $3,550     $ 1,000
        Other.....................................................      39          15
                                                                    ------     -------
                  Total...........................................   3,589       1,015
        Less current portion......................................    (211)     (1,005)
                                                                    ------     -------
                  Total...........................................  $3,378     $    10
                                                                    ======     =======

     Minimum principal payments are as follows (in thousands):

                1996................................................  $1,005
                1997................................................       5
                1998................................................       5
                                                                      ------
                          Total.....................................  $1,015
                                                                      ======

                          NOAH'S NEW YORK BAGELS, INC.

          YEARS ENDED DECEMBER 31, 1993 AND 1994 AND DECEMBER 30, 1995

4. NOTES PAYABLE TO RELATED PARTIES

     During 1995, $4,068,000 of related party debt (including $83,000 of accrued interest) was converted into Series B preferred stock and $495,000 was repaid. Notes payable to related parties at December 31, 1994 consisted of convertible subordinated notes of $3,330,000 issued to shareholders bearing interest at 8%; subordinated notes issued to shareholders of $655,000 bearing interest at 10%; a promissory note issued to shareholders of $475,000 bearing interest at 10%; and S-Corporation distribution notes of $20,000 payable in installments of principal and interest at 10%.

5. INCOME TAXES

     Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) net operating loss carryforwards.

     Significant components of the Company's net deferred taxes at December 31 and December 30, respectively, are as follows (in thousands):

                                                                       1994     1995
                                                                       ----     -----
        Deferred tax assets:
          Federal operating tax loss carryforward....................  $227     $ 619
          State operating tax loss carryforward......................    24        75
          Nondeductible accruals.....................................    95        92
                                                                       ----     -----
                  Total..............................................  $346     $ 786
                                                                       ====     =====
        Deferred tax liabilities:
          Preopening stores expense..................................  $149     $ 197
          Depreciation...............................................   118       245
          Other......................................................    34        44
                                                                       ----     -----
                  Total..............................................   301       486
                                                                       ====     =====
        Net deferred tax assets......................................    45       300
        Less valuation allowance.....................................   (45)     (300)
                                                                       ----     -----
                  Total..............................................  $ --     $  --
                                                                       ====     =====

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. As it is more likely than not that sufficient taxable income will not be generated in future periods to utilize the deferred tax assets, a valuation allowance has been recorded. During 1995 the valuation allowance increased by $255,000 and during 1994 the valuation allowance increased by $45,000.

     As of December 30, 1995, the Company had a net operating loss carryforward for federal income tax purposes of approximately $1,821,000 and a net operating loss carryforward for state tax purposes of approximately $1,214,000. Subsequent to year end, there was a change in ownership of the Company (Note 9). Certain provisions of the 1986 Tax Reform Act have significantly limited the use of the Company's net operating loss carryforwards under the change in ownership provisions of Section 382 of the Internal Revenue Code. Federal NOL's expire beginning 2009; state NOL's expire beginning 1999.

                          NOAH'S NEW YORK BAGELS, INC.

          YEARS ENDED DECEMBER 31, 1993 AND 1994 AND DECEMBER 30, 1995

6. REDEEMABLE PREFERRED STOCK

     Changes in redeemable preferred stock are as follows (in thousands):

                                                        SERIES A             SERIES B
                                                    -----------------    -----------------
                                                    SHARES    DOLLARS    SHARES    DOLLARS     TOTAL
                                                    ------    -------    ------    -------    -------
Balance December 31, 1993.........................     --     $    --       --     $    --    $    --
Recapitalization (Note 1).........................  1,774
Issuance of Series A for cash.....................  1,500       2,970       --          --      2,970
Stock options exercised...........................     12          14       --          --         14
Accretion to redemption value.....................     --         347       --          --        347
                                                    -----     -------    -----     -------    -------
Balance at December 31, 1994......................  3,286       3,331       --          --      3,331
Issuance of Series B for cash.....................     --          --    2,121       7,550      7,550
Conversion of related party debt to Series B (Note
  4)..............................................     --          --    1,143       4,068      4,068
Conversion of promissory note to Series B.........     --          --    1,481       5,283      5,283
Costs of issuing Series B.........................     --          --       --        (427)      (427)
Accretion to redemption value.....................     --         520       --          --        520
                                                    -----     -------    -----     -------    -------
Balance at December 30, 1995......................  3,286     $ 3,851    4,745     $16,474    $20,325
                                                    =====     =======    =====     =======    =======

     In March 1995, the Company amended and restated its Articles of Incorporation to authorize the issuance of 76,000,000 shares including 38,000,000 shares of common stock and 38,000,000 shares of preferred stock. Of the 38,000,000 shares of preferred stock, 3,375,000 shares are designated Series A convertible redeemable preferred stock and 4,904,425 shares are designated as Series B cumulative convertible redeemable preferred stock.

     In March 1995, the Company issued $5,191,000 of 5.90% convertible promissory notes to a shareholder. In September 1995, the entire unpaid principal balance of $5,191,000 and accrued interest of $92,000 automatically converted into 1,481,219 shares of the Company's Series B cumulative convertible redeemable preferred stock.

     Liquidation Preferences -- Upon liquidation, the holders of Series A convertible redeemable preferred stock and Series B cumulative convertible redeemable preferred stock are entitled to receive a preferential payment of $2.00 per share and $3.56 per share, respectively, before payments are made to the holders of common stock.

     Dividends and Dividend Preferences -- If declared by the Board of Directors of the Company, the holders of Series A cumulative convertible redeemable preferred stock are entitled to receive dividends at a rate per annum of $.16 per share. If declared by the Board of Directors of the Company, dividends accrue and accumulate on Series B cumulative convertible redeemable preferred stock at a rate of $.2848 per share, per annum. Through December 31, 1995, no dividends have been declared.

     Conversion Rights -- All series of preferred stock are convertible into common stock on a one-for-one basis, as adjusted, based on the issuance of common stock, options, warrants or other securities convertible into common stock.

     Preferred Stock Redemption -- Series A convertible redeemable preferred stock is redeemable at the option of the holder under certain conditions beginning March 31, 2001 at a per share price of $2.00, plus an amount equal to all accrued but unpaid dividends. Series B cumulative convertible redeemable preferred stock is redeemable at the option of the holder under certain conditions beginning March 31, 2001 at a per share

                          NOAH'S NEW YORK BAGELS, INC.

          YEARS ENDED DECEMBER 31, 1993 AND 1994 AND DECEMBER 30, 1995

price of $3.56, plus an amount equal to the total of all accrued but unpaid dividends. The preferred stock is being accreted to its minimum redemption value.

7. STOCK OPTION PLANS

     Under Company's stock option plans, the Company may grant incentive and nonqualified options to purchase up to 2,053,750 shares of common stock and 101,250 shares of Series A Preferred Stock. Options vest ratably over five years, are exercisable up to ten years and are generally granted at an exercise price that approximates fair market value at the date of grant, as determined by the Board of Directors.

     A summary of stock option transactions follows:

                                                                NUMBER
                                                               OF STOCK      OPTION PRICE
                                                                OPTIONS       PER SHARE
                                                               ---------     ------------
        Outstanding at December 31, 1993
          Granted............................................    844,500      $      .20
          Canceled...........................................     (7,500)            .20
        Outstanding at December 31, 1994.....................    837,000             .20
          Granted............................................    977,075         .20-.50
          Exercised..........................................     (5,978)            .20
          Canceled...........................................   (103,247)        .20-.50
                                                               ---------      ----------
        Outstanding at December 30, 1995.....................  1,704,850      $ .20-$.50
                                                               =========      ==========

     At December 30, 1995, stock options available for grant were 45,158 and approximately 170,000 options were exercisable.

     During 1995, the Company granted options with exercise prices below market value. The difference between the market value and the exercise price will be recognized as compensation expense over the five year vesting period. Compensation expense in 1995 related to such options was $19,000. Immediately prior to the acquisition of the Company in February 1996 (see Note 9), certain options were accelerated and exercised. Accordingly, the unamortized compensation expense of $971,000 at December 30, 1995, will be recognized as compensation expense in 1996.

8. LEASES

     The Company leases restaurant, office and production facilities under operating lease agreements that expire at various dates, with options to extend through 2016. In addition to minimum rental payments, certain of the leases require contingent payments based on sales levels. The Company also pays real estate taxes, insurance and maintenance expenses related to these leases. Net rental expense for all operating leases was as follows (in thousands):

                                                                    1993     1994      1995
                                                                    ----     ----     ------
  Minimum rentals.................................................  $309     $638     $1,409
  Contingent rentals and other charges............................    --       40         40
                                                                    ----     ----     ------
                                                                    $309     $678     $1,449
                                                                    ====     ====     ======

                          NOAH'S NEW YORK BAGELS, INC.

          YEARS ENDED DECEMBER 31, 1993 AND 1994 AND DECEMBER 30, 1995

     The aggregate future minimum lease payments under all non-cancelable lease agreements are as follows (in thousands):

                1996...............................................  $ 3,305
                1997...............................................    4,213
                1998...............................................    4,074
                1999...............................................    3,982
                2000...............................................    3,749
                Thereafter.........................................   15,167
                                                                     -------
                          Total minimum lease commitments..........   34,490
                Less sublease rentals..............................     (160)
                                                                     -------
                  Total minimum lease commitments..................  $34,330
                                                                     =======

9. SUBSEQUENT EVENT

     In February 1996, all outstanding preferred and common stock of the Company was acquired by Einstein/Noah Bagel Corp. for approximately $100.9 million in cash.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Bagel & Bagel, Inc.:

     We have audited the accompanying statements of operations and cash flows for the year ended December 27, 1994 and the period from December 28, 1994 to March 23, 1995 of Bagel & Bagel, Inc. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Bagel & Bagel, Inc. for the year ended December 27, 1994 and the period from December 28, 1994 to March 23, 1995 in conformity with generally accepted accounting principles.

                                          MAYER HOFFMAN McCANN L.C.

Kansas City, Missouri
April 26, 1996

                              BAGEL & BAGEL, INC.

                            STATEMENTS OF OPERATIONS

            FOR THE YEAR ENDED DECEMBER 27, 1994 AND THE PERIOD FROM
                      DECEMBER 28, 1994 TO MARCH 23, 1995

                                                                  YEAR ENDED         PERIOD FROM
                                                                 DECEMBER 27,     DECEMBER 28, 1994
                                                                     1994         TO MARCH 23, 1995
                                                                 ------------     -----------------
Net Sales......................................................   $5,858,908         $ 1,887,424
Cost and Expenses:
  Cost of products sold........................................    2,369,512             735,691
  Salaries and benefits........................................    1,534,138             534,759
  General and administrative...................................    1,704,667             653,430
                                                                  ----------         -----------
          Total costs and expenses.............................    5,608,317           1,923,880
                                                                  ----------         -----------
Income (Loss) from Operations..................................      250,591             (36,456)
                                                                  ----------         -----------
Other Expense:
  Interest expense.............................................     (133,331)            (79,093)
  Other expense, net...........................................     (249,000)            (14,277)
                                                                  ----------         -----------
          Total other expense..................................     (382,331)            (93,370)
                                                                  ----------         -----------
Net Loss.......................................................   $ (131,740)        $  (129,826)
                                                                  ==========         ===========

The accompanying notes to the financial statements are an integral part of these statements.

                              BAGEL & BAGEL, INC.

                            STATEMENTS OF CASH FLOWS

          FOR THE YEAR ENDED DECEMBER 27, 1994 AND FOR THE PERIOD FROM
                      DECEMBER 28, 1994 TO MARCH 23, 1995

                                                                 YEAR ENDED         PERIOD FROM
                                                                DECEMBER 27,     DECEMBER 28, 1994
                                                                    1994         TO MARCH 23, 1995
                                                                ------------     -----------------
Cash Flows from Operating Activities:
  Net loss.....................................................  $  (131,740)       $  (129,826)
  Adjustments to reconcile loss to net cash provided by
     operating activities:
     Depreciation and amortization.............................      375,742            139,478
     Changes in assets and liabilities:
       Accounts receivable.....................................        1,469             63,053
       Inventories.............................................     (186,994)            20,349
       Prepaid expenses and other current assets...............       (9,242)            34,587
       Accounts payable and accrued expenses...................      683,417           (115,568)
                                                                 -----------        -----------
          Net cash provided by operating activities............      732,652             12,073
Cash Flows from Investing Activities:
  Purchase of property and equipment...........................   (2,087,859)          (525,019)
  Purchase of other assets.....................................      (11,464)                --
                                                                 -----------        -----------
          Net cash used in investing activities................   (2,099,323)          (525,019)
Cash Flows from Financing Activities:
  Increase in short-term obligations...........................      632,679          2,038,652
  Proceeds from long-term obligations..........................      903,420            101,180
  Repayment of long-term obligations...........................     (125,894)        (1,672,197)
                                                                 -----------        -----------
          Net cash provided by financing activities............    1,410,205            467,635
                                                                 -----------        -----------
Net increase (decrease) in Cash................................       43,534            (45,311)
Cash, beginning of period......................................      210,340            253,874
                                                                 -----------        -----------
Cash, end of period............................................  $   253,874        $   208,563
                                                                 ===========        ===========
Supplemental Cash Flow Information:
  Interest Paid................................................  $    84,880        $    12,701
                                                                 ===========        ===========

The accompanying notes to the financial statements are an integral part of these statements.

                              BAGEL & BAGEL, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

     The Company operates a chain of bagel stores in the Kansas City metropolitan area.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market.

  Property and Equipment

     The provision for depreciation and amortization has been calculated using the straight-line and accelerated methods. The following represents the useful lives over which the assets are depreciated and amortized:

            Leasehold improvements....................................     8 years
            Furniture, fixtures, and equipment........................   5-7 years

     Expenditures for maintenance and repairs are expensed as incurred.

  Revenue Recognition

     Revenue from sales is recognized in the period the related food and beverage products are sold.

  Income Taxes

     The Company is organized as a Subchapter S corporation for federal and state income tax purposes. Any taxable income or loss is the responsibility of the individual stockholders.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassification

     Certain items in the financial statements for the year ended December 27, 1994 have been reclassified to conform with the presentation of the period ended March 23, 1995.

3. COMMITMENTS AND CONTINGENCIES

     The Company leases its corporate offices, store premises and commissary under various noncancelable operating lease agreements. Lease terms are generally five years with renewal options ranging from one to ten years. Most of these leases contain escalation clauses and common area maintenance charges. Total rent expense was approximately $306,000 for the year ended December 27, 1994 and $100,000 for the period ended March 23, 1995, including contingent rental expense of approximately $101,000 for the year ended December 27, 1994 and $23,000 for the period ended March 23, 1995.

     On December 13, 1994, the Company suffered a fire at one of its retail locations, resulting in the involuntary conversion of the equipment, inventory and leasehold improvements therein. The Company retains insurance coverage at the replacement value which is deemed to be in excess of the net book value of the

                              BAGEL & BAGEL, INC.

assets lost. As the claim for recovery from insurance is probable of realization, no loss has been recorded in the financial statements for the year ended December 27, 1994. In addition, as the amount of the insurance proceeds to be collected is uncertain, no gain has been recorded in the financial statements for the year ended December 27, 1994 and the period ended March 23, 1995. If the final insurance proceeds exceed the net book value of the assets lost, a gain may result which would be recorded at that time.

4. RELATED-PARTY TRANSACTIONS

     The Company leases certain facilities from an entity controlled by the sole stockholder. Total rent paid under this lease was $8,307 for the year ended December 27, 1994 and $18,000 for the period ended March 23, 1995.

5. SALE OF ASSETS

     In March 1995, the Company sold substantially all of its net assets in exchange for consideration with a market value of approximately $8.9 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Offerdahl's Bagel Gourmet, Inc. and Affiliates:

     We have audited the accompanying combined statements of operations and cash flows of Offerdahl's Bagel Gourmet, Inc. and Affiliates (Florida corporations) for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to April 2, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Offerdahl's Bagel Gourmet, Inc. and Affiliates for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to April 2, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
April 24, 1996

                 OFFERDAHL'S BAGEL GOURMET, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

         FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND THE PERIOD
                     FROM JANUARY 1, 1995 TO APRIL 2, 1995

                                                       YEARS ENDED DECEMBER 31,        PERIOD FROM
                                                       -------------------------     JANUARY 1, 1995
                                                          1993           1994        TO APRIL 2, 1995
                                                       ----------     ----------     ----------------
Net Sales............................................  $2,691,161     $4,785,116        $1,712,091
Cost and Expenses:
  Cost of products sold..............................   1,167,075      2,082,739         1,010,311
  Salaries and benefits..............................     761,466      1,525,307           776,739
  General and administrative.........................     487,359      1,014,670           227,585
                                                       ----------     ----------        ----------
     Total costs and expenses........................   2,415,900      4,622,716         2,014,635
                                                       ----------     ----------        ----------
Income (loss) from Operations........................     275,261        162,400          (302,544)
Other Income (Expense):
  Interest expense...................................          --           (585)           (6,058)
  Interest income....................................          --            295                --
  Other income (expense).............................      (2,909)        23,749               365
                                                       ----------     ----------        ----------
     Total other income (expense)....................      (2,909)        23,459            (5,693)
                                                       ----------     ----------        ----------
Net Income (Loss)....................................  $  272,352     $  185,859        $ (308,237)
                                                       ==========     ==========        ==========

The accompanying notes to the financial statements are an integral part of these statements.

                 OFFERDAHL'S BAGEL GOURMET, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

       FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND FOR THE PERIOD
                     FROM JANUARY 1, 1995 TO APRIL 2, 1995

                                                        YEARS ENDED DECEMBER 31,      PERIOD FROM
                                                        ------------------------    JANUARY 1, 1995
                                                            1993         1994       TO APRIL 2, 1995
                                                          --------     --------     ----------------
Cash Flows from Operating Activities:
  Net income (loss).....................................  $272,352     $185,859         $(308,237)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
  Depreciation and amortization.........................   120,091      232,158            68,321
  Changes in assets and liabilities:
     Accounts receivable................................   (35,804)      35,842           (17,420)
     Inventories........................................   (46,770)     (48,527)            7,592
     Prepaid expenses and other current assets..........   (13,965)     (27,352)           (9,969)
     Accounts payable and accrued expenses..............   111,424       84,834           879,557
     Other..............................................   (43,367)     (57,974)          (28,848)
                                                          --------     --------         ---------
          Net cash provided by operating activities.....   363,961      404,840           590,996
Cash Flows from Investing Activities:
  Purchases of property and equipment...................  (600,775)    (800,205)         (458,380)
                                                          --------     --------         ---------
          Net cash used in investing activities.........  (600,775)    (800,205)         (458,380)
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock................   547,005      760,000            28,080
  Distributions to stockholders.........................  (235,000)    (570,000)          (32,000)
  Proceeds from long-term obligations...................        --      250,000                --
  Repayment of long-term obligations....................        --           --          (250,000)
                                                          --------     --------         ---------
          Net cash provided by (used in) financing
            activities..................................   312,005      440,000          (253,920)
                                                          --------     --------         ---------
Net increase (decrease) in Cash.........................    75,191       44,635          (121,304)
Cash, beginning of period...............................   128,316      203,507           248,142
                                                          --------     --------         ---------
Cash, end of period.....................................  $203,507     $248,142         $ 126,838
                                                          ========     ========         =========
Supplemental Cash Flow Information:
  Interest Paid.........................................  $     --     $     --         $   6,643
                                                          ========     ========         =========

The accompanying notes to the financial statements are an integral part of these statements.

                 OFFERDAHL'S BAGEL GOURMET, INC. AND AFFILIATES

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

     Offerdahl's Bagel Gourmet, Inc. and Affiliates (the "Company") operates a chain of bagel stores in Southern Florida.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination

     The accompanying combined financial statements include the accounts of Offerdahl's Bagel Gourmet Inc., Bagel Gourmet (Sheridan), Inc., Bagel Gourmet (Weston), Inc., Bagel Gourmet (Pembroke), Inc., Bagel Gourmet (Boynton), Inc., Bagel Gourmet (Promenade), Inc., Bagel Gourmet, Inc., and Bagel Gourmet Production, Inc. Bagel Gourmet, Inc. was formed in 1993 through the merger of Bagel Gourmet (Sheridan), Inc., Bagel Gourmet (Pembroke), Inc., Bagel Gourmet (Boynton), Inc., Bagel Gourmet (Promenade), Inc. and Bagel Gourmet (Weston), Inc., with Bagel Gourmet (Weston), Inc. as the surviving corporation. Bagel Gourmet (Weston), Inc. then changed its name to Bagel Gourmet, Inc. Offerdahl's Bagel Gourmet, Inc. was formed December 31, 1994 through the merger of Bagel Gourmet Production, Inc. and Bagel Gourmet, Inc. All the companies are under common control. All material intercompany accounts and transactions have been eliminated in combination.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market.

  Property and Equipment

     The provision for depreciation and amortization has been calculated using the straight-line method. The following represents the useful lives over which the assets are depreciated and amortized:

                  Leasehold improvements...........10-15 years

                  Furniture, fixtures, and equipment.......5-7
                  years

     Expenditures for maintenance and repairs are expensed as incurred.

  Revenue Recognition

     Revenue from sales is recognized in the period the related food and beverage products are sold.

  Income Taxes

     The Company is organized as a Subchapter S corporation for federal and state income tax purposes. Any taxable income or loss is the responsibility of the individual stockholders.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                 OFFERDAHL'S BAGEL GOURMET, INC. AND AFFILIATES

3. COMMITMENTS

     The Company leases its corporate offices, store premises and commissary under various noncancelable operating lease agreements. Lease terms are generally five years with two or three five-year renewal options. Most of these leases contain escalation clauses and common area maintenance charges. Total rent expense was approximately $168,000 in 1993, $264,000 in 1994, and $97,000 from January 1, 1995 through April 2, 1995.

4. SALE OF ASSETS

     In March 1995, the Company sold certain of its net assets in exchange for consideration with a market value of approximately $10.4 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Baltimore Bagel Co.:

     We have audited the accompanying statements of operations and cash flows of Baltimore Bagel Co. (a California corporation) for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to August 10, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Baltimore Bagel Co. for the years ended December 31, 1993 and 1994 and the period from January 1, 1995 to August 10, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
April 24, 1996

                              BALTIMORE BAGEL CO.

                            STATEMENTS OF OPERATIONS

       FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND THE PERIOD FROM
                       JANUARY 1, 1995 TO AUGUST 10, 1995

                                                     YEARS ENDED DECEMBER 31,         PERIOD FROM
                                                     -------------------------      JANUARY 1, 1995
                                                        1993           1994        TO AUGUST 10, 1995
                                                     ----------     ----------     ------------------
Net Sales..........................................  $6,365,586     $7,714,995         $5,760,017
Cost and Expenses:
  Cost of products sold............................   1,887,879      2,378,824          1,857,310
  Salaries and benefits............................   2,550,276      2,623,055          2,033,937
  General and administrative.......................   1,762,373      2,138,286          1,614,783
                                                     ----------     ----------         ----------
          Total costs and expenses.................   6,200,528      7,140,165          5,506,030
                                                     ----------     ----------         ----------
Income from Operations.............................     165,058        574,830            253,987
Other Income (Expense):
  Interest expense.................................     (40,101)       (36,106)           (13,100)
  Interest income..................................      11,667         12,766             16,261
  Other income (expense), net......................         (80)        29,743            (21,027)
                                                     ----------     ----------         ----------
     Total other income (expense)..................     (28,514)         6,403            (17,866)
                                                     ----------     ----------         ----------
Net Income.........................................  $  136,544     $  581,233         $  236,121
                                                     ==========     ==========         ==========

The accompanying notes to the financial statements are an integral part of these statements.

                              BALTIMORE BAGEL CO.

                            STATEMENTS OF CASH FLOWS

     FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND FOR THE PERIOD FROM
                       JANUARY 1, 1995 TO AUGUST 10, 1995

                                                            YEARS ENDED
                                                           DECEMBER 31,              PERIOD FROM
                                                      -----------------------      JANUARY 1, 1995
                                                        1993          1994        TO AUGUST 10, 1995
                                                      ---------     ---------     ------------------
Cash Flows from Operating Activities:
  Net income........................................  $ 136,544     $ 581,233         $  236,121
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.....................    206,353       205,828            148,926
  Loss on disposal of property and equipment........     26,417            --             16,619
  Changes in assets and liabilities:
     Accounts receivable............................     (3,140)       (8,956)             3,254
     Inventories....................................    (18,263)       (1,097)               823
     Prepaid expenses and other current assets......      4,518       (25,815)            16,677
     Accounts payable and accrued expenses..........     21,703        67,220             42,713
     Other assets...................................         --        (4,950)            10,343
                                                      ---------     ---------          ---------
          Net cash provided by operating
            activities..............................    374,132       813,463            475,476
Cash Flows from Investing Activities:
  Purchases of property and equipment...............    (46,464)     (480,908)          (217,774)
  Proceeds from sale of property and equipment......         --            --             29,004
                                                      ---------     ---------          ---------
          Net cash used in investing activities.....    (46,464)     (480,908)          (188,770)
Cash Flows from Financing Activities:
  Distributions to stockholders.....................         --            --           (823,950)
  Proceeds from long-term obligations...............    364,123       436,566            149,880
  Repayment of long-term obligations................   (375,621)     (764,837)          (105,381)
                                                      ---------     ---------          ---------
          Net cash used in financing activities.....    (11,498)     (328,271)          (779,451)
                                                      ---------     ---------          ---------
Net increase (decrease) in cash and equivalents.....    316,170         4,284           (492,745)
Cash and equivalents, beginning of period...........    172,291       488,461            492,745
                                                      ---------     ---------          ---------
Cash and equivalents, end of period.................  $ 488,461     $ 492,745         $       --
                                                      =========     =========          =========
Supplemental Cash Flow Information:
Interest Paid.......................................  $  40,101     $  36,106         $   13,100
                                                      =========     =========          =========

The accompanying notes to the financial statements are an integral part of these statements.

                              BALTIMORE BAGEL CO.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

     The Company operates a chain of bagel stores in southern California.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market.

  Property and Equipment

     The provision for depreciation and amortization has been calculated using the straight-line method. The following represents the useful lives over which the assets are depreciated and amortized:

            Leasehold improvements...................................   5-18 years
            Furniture, fixtures, and equipment.......................    3-7 years

     Expenditures for maintenance and repairs are expensed as incurred.

  Revenue Recognition

     Revenue from sales is recognized in the period the related food and beverage products are sold.

  Income Taxes

     The Company is organized as a Subchapter S corporation for federal and state income tax purposes. Any taxable income or loss is the responsibility of the individual stockholders.

  Employee Benefit Plan

     The Company has a 401(k) plan for which all full-time employees participate. Company contributions were approximately $4,800 in 1993, $11,300 in 1994, and $4,700 for the period ended August 10, 1995.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

3. COMMITMENTS

     The Company leases its corporate offices, store premises and commissary under various noncancelable operating lease agreements. Lease terms are generally five years with one or two five-year renewal options. Most of these leases contain escalation clauses and common area maintenance charges. Total rent expense was approximately $479,500 in 1993, $535,900 in 1994, and $473,500 for the period ended August 10, 1995.

4. RELATED-PARTY TRANSACTIONS

     The Company leases its corporate offices from an entity controlled by the stockholders. Total rent paid under this lease was approximately $79,900 in 1993, $81,100 in 1994, and $59,700 for the period ended August 10, 1995.

5. SALE OF ASSETS

     In August 1995, the Company sold substantially all of its net assets in exchange for consideration with a market value of approximately $11.8 million.

                   UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL

           INFORMATION OF EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

     The pro forma consolidated statements of operations for the fiscal year ended December 31, 1995 and for the three quarters ended October 6, 1996 give effect to the acquisitions of Noah's New York Bagel's, Inc., Bagel & Bagel, Inc., Baltimore Bagel Co., Brackman Brothers, Inc., and Offerdahl's Bagel Gourmet, Inc. as of December 26, 1994 (the beginning of the Company's 1995 fiscal year). The pro forma consolidated financial statements are based upon the assumptions set forth in the accompanying notes to such statements. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable under the circumstances.

     The pro forma consolidated financial statements should be read in conjunction with the related historical financial statements and are not necessarily indicative of the results that would have actually occurred had the acquisitions been consummated on the dates or for the periods indicated or which may occur in the future.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 NOAH'S
                                                                NEW YORK       BAGEL &                      OFFERDAHL'S
                                              EINSTEIN/NOAH     BAGELS,         BAGEL,       BALTIMORE         BAGEL
                                               BAGEL CORP.        INC.           INC.        BAGEL CO.     GOURMET, INC.
                                              (HISTORICAL)    (HISTORICAL)   (HISTORICAL)   (HISTORICAL)   (HISTORICAL)
                                              -------------   ------------   ------------   ------------   -------------
Revenue:
  Company-operated stores...................    $  25,685       $ 32,323        $1,887         $5,760         $ 1,712
  Royalties and franchise-related fees......          738             --            --             --              --
                                                ---------       --------        ------         ------         -------
                                                   26,423         32,323         1,887          5,760           1,712
Costs and Expenses:
  Cost of products sold.....................        8,239         12,118           736          1,857           1,010
  Salaries and benefits.....................       13,531         12,388           535          2,034             777
  General and administrative................       21,230          8,561           653          1,615             228
  Write-off of intangible assets............       26,575             --            --             --              --
                                                ---------       --------        ------         ------         -------
Total costs and expenses....................       69,575         33,067         1,924          5,506           2,015
                                                ---------       --------        ------         ------         -------
Income (Loss) from Operations...............      (43,152)          (744)          (37)           254            (303)
Other Income (Expense):
Interest income (expense), net..............       (1,281)           (79)          (79)             3              (6)
Other income (expense), net.................          717            (17)          (14)           (21)             --
                                                ---------       --------        ------         ------         -------
         Total other expense................         (564)           (96)          (93)           (18)             (6)
Income (Loss) Before Income Taxes...........      (43,716)          (840)         (130)           236            (309)
Provision for Income Taxes..................           --             --            --             --              --
                                                ---------       --------        ------         ------         -------
Net Income (Loss)...........................    $ (43,716)      $   (840)       $ (130)        $  236         $  (309)
                                                =========       ========        ======         ======         =======
Net Loss Per Common and Equivalent Share....    $   (4.54)
                                                =========
Weighted Average Number of Common and
  Equivalent Shares Outstanding.............    $   9,659
                                                =========


                                                BRACKMAN
                                               BROTHERS,
                                                  INC.        PRO FORMA      UNAUDITED
                                              (HISTORICAL)   ADJUSTMENTS     PRO FORMA
                                              ------------   -----------     ---------
Revenue:
  Company-operated stores...................     $2,283                      $  69,650
  Royalties and franchise-related fees......         --                            738
                                                 ------                      ---------
                                                  2,283                         70,388
Costs and Expenses:
  Cost of products sold.....................      1,125                         25,085
  Salaries and benefits.....................        282                         29,547
  General and administrative................        497          2,766(1)       35,550
  Write-off of intangible assets............         --                         26,575
                                                 ------                      ---------
Total costs and expenses....................      1,904                        116,757
                                                 ------                      ---------
Income (Loss) from Operations...............        379                        (46,369)
Other Income (Expense):
Interest income (expense), net..............         --         (9,090)(2)     (10,532)
Other income (expense), net.................         --                            665
                                                 ------                      ---------
         Total other expense................         --                         (9,867)
Income (Loss) Before Income Taxes...........        379                        (56,236)
Provision for Income Taxes..................         98             98(3)           --
                                                 ------                      ---------
Net Income (Loss)...........................     $  281                      $ (56,236)
                                                 ======                      =========
Net Loss Per Common and Equivalent Share....                                 $   (5.82)
                                                                             =========
Weighted Average Number of Common and
  Equivalent Shares Outstanding.............                                 $   9,679(4)
                                                                             =========

The accompanying notes to the consolidated financial statements are an integral part of this statement.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE THREE QUARTERS ENDED OCTOBER 6, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    NOAH'S
                                                                   NEW YORK
                                                 EINSTEIN/NOAH     BAGELS,
                                                  BAGEL CORP.        INC.        PRO FORMA      UNAUDITED
                                                 (HISTORICAL)    (HISTORICAL)   ADJUSTMENTS     PRO FORMA
                                                 -------------   ------------   -----------     ---------
Revenue:
  Company-operated stores......................     $33,810         $3,304                       $37,114
  Royalties and franchise-related fees.........      17,032             --                        17,032
                                                    -------         ------                       -------
                                                     50,842          3,304                        54,146
Costs and Expenses:
  Cost of products sold........................      10,871          1,118                        11,989
  Salaries and benefits(5).....................      16,286          2,361                        18,647
  General and administrative...................      18,417            795           213(1)       19,425
                                                    -------         ------                       -------
     Total costs and expenses..................      45,574          4,274                        50,061
                                                    -------         ------                       -------
Income (Loss) from Operations..................       5,268           (970)                        4,085
Other Income (Expense):
  Interest expense, net........................      (6,266)            (4)         (699)(2)      (6,969)
  Other income, net............................       1,929              4                         1,933
                                                    -------         ------                       -------
     Total other expense.......................      (4,337)            --                        (5,036)
                                                    -------         ------                       -------
Net Income (Loss)..............................     $   931         $ (970)                      $  (951)
                                                    =======         ======                       =======
Net Income (Loss) Per Common and Equivalent
  Share........................................     $  0.04                                      $ (0.06)
                                                    =======                                      =======
Weighted Average Number of Common and
  Equivalent Shares Outstanding................      19,225                                       19,225
                                                    =======                                      =======

The accompanying notes to the consolidated financial statements are an integral part of this statement.

                   EINSTEIN/NOAH BAGEL CORP. AND SUBSIDIARIES

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. To record amortization on the intangible assets acquired in connection with the acquisition of Noah's New York Bagel's, Inc. (Noah's) over periods ranging from 10 to 35 years.

2. To adjust interest expense to reflect the acquisition of Noah's as of the beginning of the Company's fiscal year.

3. To adjust the provision for income taxes based upon the consolidated loss.

4. The pro forma weighted average number of shares for 1995 gives effect to the issuance of 1,959,125 shares of common stock and 6,250 shares of Series A preferred stock deemed to be issued as of December 26, 1994 (the beginning of the Company's 1995 fiscal year) pursuant to the acquisition of the common stock of Brackman Brothers, Inc. and certain net assets of Bagel & Bagel, Inc., Baltimore Bagel Co. and Offerdahl's Bagel Gourmet, Inc. and all other shares of common stock, options and warrants issued during the year prior to the initial public offering. The options and warrants issued, and shares of common stock sold, are deemed outstanding for the entire reporting period pursuant to Staff Accounting Bulletin No. 83.

5. Noah's salaries and benefits include approximately $954,000 of stock option expense attributable to the acceleration of the vesting of compensatory stock options. The acceleration of the vesting occurred immediately before the acquisition of Noah's by Einstein/Noah Bagel Corp.

Note: Subsequent to the acquisitions of Noah's, Bagel & Bagel, Inc., Baltimore Bagel Co., Offerdahl's Bagel Gourmet, Inc. and Brackman Brothers, Inc., the Company sold all of the stores acquired in these acquisitions, with the exception of the Baltimore Bagel Co. stores, to area developers of the Company. Consequently, the store revenue (and related operating expenses) reflected in the pro forma consolidated statement of operations will be replaced with revenue (and operating expenses) of the Company as a franchisor and lender.

                       [PICTURE OF EINSTEIN BROS. BAGELS]

                  [PICTURE OF EINSTEIN BROS. BAGEL SANDWICHES]

                           [PICTURE OF NOAH'S BAGELS]

                            [PICTURE OF COFFEE CUPS]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                             PAGE
                                                             ----
                Prospectus Summary.........................    3
                Special Note Regarding Forward-Looking
                  Statements...............................    7
                The Company................................    7
                Risk Factors...............................    9
                Concurrent Offering........................   14
                Use of Proceeds............................   14
                Price Range of Common Stock................   15
                Capitalization.............................   15
                Dividend Policy............................   15
                Selected Historical and Pro Forma
                  Consolidated Financial and Store Data....   16
                Management's Discussion and Analysis of
                  Financial Condition and Results of
                  Operations...............................   19
                Business...................................   23
                Management.................................   36
                Certain Transactions.......................   41
                Principal Stockholders and Securities
                  Ownership of Management..................   51
                Relationship with Boston Chicken...........   54
                Description of Capital Stock...............   60
                Shares Eligible for Future Sale............   61
                Underwriting...............................   63
                Legal Matters..............................   64
                Experts....................................   64
                Available Information......................   65
                Index to Financial Statements..............  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                3,000,000 SHARES

                                [EINSTEIN LOGO]

                                  COMMON STOCK

                             ----------------------

                              P R O S P E C T U S

                             ----------------------

                              MERRILL LYNCH & CO.

                               ALEX. BROWN & SONS
                                  INCORPORATED

                             MONTGOMERY SECURITIES

                              MORGAN STANLEY & CO.
                                  INCORPORATED

                                            , 1996
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses to be borne by the Company in connection with the registration, issuance, and distribution of the securities being registered hereunder, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee, the NASD filing fee, and the Nasdaq listing fee.

    Securities and Exchange Commission registration fee.......................   $ 32,922
    NASD filing fee...........................................................     11,364
    Nasdaq listing fee........................................................     17,500
    Transfer agent and registrar's fees and expenses..........................      5,000
    Printing and engraving expenses...........................................     75,000
    Legal fees and expenses...................................................     70,000
    Accounting fees and expenses..............................................    175,000
    Miscellaneous.............................................................     13,214
                                                                                 --------
              Total...........................................................   $400,000
                                                                                 ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees, and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees, and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

     The Company's Restated Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. The Company intends to obtain directors and officers insurance covering its executive officers and directors.

     The Company's Restated Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or stock repurchase, or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

     Insofar as indemnification by the Company for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On March 24, 1995, in connection with the formation of the Company, the Company issued to the shareholders of Brackman Bros., Inc. ("Brackman") and to Bagel & Bagel, Inc. ("Bagel & Bagel") an aggregate of 573,750 and 573,750 shares of Common Stock, respectively, as partial consideration for all of the outstanding shares of Brackman and substantially all of the assets of Bagel & Bagel. On such date, the Company also sold to certain accredited investors an aggregate of 3,536,361 shares of Common Stock for $20.8 million in cash. The above-mentioned securities were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

     On March 31, 1995, in connection with the formation of the Company, the Company issued to Offerdahl's Bagel Gourmet, Inc. ("Offerdahl's") an aggregate of 885,996 shares of Common Stock as partial consideration for substantially all of the assets of Offerdahl's and a non-recourse promissory note in the aggregate amount of $437,497. Such securities were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

     On August 10, 1995, the Company issued to the shareholder of Baltimore Bagel Co. ("Baltimore Bagel") an aggregate of 6,250 shares of Series A Preferred Stock (the "Preferred Shares") in connection with the merger of Baltimore Bagel into a wholly owned subsidiary of the Company. Such shares were issued without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. On August 7, 1996, the Preferred Shares and accrued, unpaid interest thereon were converted into 465,830 shares of Common Stock.

     On December 29, 1995, the Company sold warrants to purchase an aggregate of 1,012,500 shares of Common Stock to Bagel Store Development Funding, L.L.C., formerly known as Einstein Bros. Equity Funding, L.L.C., at an exercise price of $6.47 per share. The cash purchase price for the warrants was $45,000. An aggregate of 108,035 shares of Common Stock have been issued pursuant to the exercise of such warrants for an aggregate exercise price of $698,986. Such warrants, and the shares of Common Stock issued upon exercise thereof, were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

     On January 15, 1996, the Company sold warrants to purchase an aggregate of 1,237,050 shares of Common Stock to certain accredited investors at an exercise price of $6.47 per share. The aggregate purchase price for the warrants was $1,100, which purchase price was paid by delivery of promissory notes from the accredited investors. An aggregate of 925,648 shares of Common Stock have been issued pursuant to the exercise of certain of such warrants for an aggregate exercise price of $5,988,943. Such warrants, and the shares of Common Stock issued upon exercise thereof, were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

     On February 1, 1996, the Company sold to certain accredited investors (all of whom were former shareholders of Noah's New York Bagels, Inc.) an aggregate of 855,225 shares of Common Stock for a cash purchase price of $10.52 per share. Such shares were issued without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

     On April 5, 1996, the Company sold to Mark A. Goldston, President and Chief Executive Officer and a director of the Company, 28,508 shares of Common Stock for a cash purchase price of $10.52 per share. Such shares were sold without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

     On May 28, 1996, in connection with entering into its secured revolving credit facility, the Company issued a warrant to purchase an aggregate of 15,375 shares of Common Stock to one accredited investor at an exercise price of $11.58. Such warrant was issued without registration under the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

     From its inception until August 30, 1996, the Company granted options for 3,980,594 shares of Common Stock pursuant to its stock option plans at exercise prices ranging from $5.88 to $15.00 per share, of which options to purchase 304,805 shares of Common Stock have been exercised. Such options were issued without registration under the Securities Act in reliance on Section 4(2) and Rule 701 promulgated under the Securities Act.

     On August 7, 1996, the Company sold to Boston Chicken, Inc. 2,000,000 shares of Common Stock for an aggregate purchase price of $31,620,000 without registration under the Securities Act in reliance on Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The exhibits to the Registration Statement are listed in the Exhibit Index which appears elsewhere in this Registration Statement and is hereby incorporated herein by reference.

     (b) Financial Statement Schedules:

        Schedule II -- Valuation and Qualifying Accounts  II-6

     All other schedules are omitted because of the absence of the condition under which they are required or because the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described under Item 14 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted against the Company by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was delivered effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in Golden, Colorado, on November 12, 1996.

                                          EINSTEIN/NOAH BAGEL CORP.

                                          By:        /s/ Mark R. Goldston
                                            ------------------------------------
                                                      MARK R. GOLDSTON
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement, or amendment thereto, has been signed below by the following persons in the capacities indicated on November 12, 1996.

                   SIGNATURE                                        TITLE
-----------------------------------------------  --------------------------------------------

             /s/ Mark R. Goldston                President, Chief Executive Officer and
-----------------------------------------------  Director
               MARK R. GOLDSTON                  (Principal Executive Officer)

            /s/ W. Eric Carlborg
-----------------------------------------------  Senior Vice President -- Finance (Principal
               W. ERIC CARLBORG                  Financial and Accounting Officer)

              /s/ Noah C. Alper
-----------------------------------------------
                 NOAH C. ALPER                   Director

              /s/ Scott A. Beck
-----------------------------------------------
                 SCOTT A. BECK                   Director

              /s/ Kyle T. Craig
-----------------------------------------------
                 KYLE T. CRAIG                   Director

             /s/ M. Laird Koldyke
-----------------------------------------------
               M. LAIRD KOLDYKE                  Director

              /s/ Gail A. Lozoff
-----------------------------------------------
                GAIL A. LOZOFF                   Director

          /s/ John H. Muehlstein, Jr.
-----------------------------------------------
            JOHN H. MUEHLSTEIN, JR.              Director

             /s/ John A. Offerdahl
-----------------------------------------------
               JOHN A. OFFERDAHL                 Director

               /s/ Lloyd D. Ruth
-----------------------------------------------
                 LLOYD D. RUTH                   Director

             /s/ David G. Stanchak
-----------------------------------------------
               DAVID G. STANCHAK                 Director

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Einstein/Noah Bagel Corp.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Einstein/Noah Bagel Corp. and subsidiaries as of December 31, 1995 for the period from March 24, 1995 (inception) to December 31, 1995 included in this Registration Statement and have issued our report thereon dated July 16, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in Part II, Item 16 of this Registration Statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
July 16, 1996

                                                                     SCHEDULE II

                           EINSTEIN/NOAH BAGEL CORP.

                       VALUATION AND QUALIFYING ACCOUNTS

                                                                       ADDITIONS
                                                           BALANCE      CHARGED                 BALANCE
                                                              AT          TO                      AT
                                                          BEGINNING    COSTS AND                END OF
                                                          OF PERIOD    EXPENSES    DEDUCTIONS   PERIOD
                                                          ----------   ---------   ----------   -------
Period from March 24, 1995 (inception) through
  December 31, 1995:
  Allowance for Doubtful Accounts.......................     $ --       $81,000       $ --      $81,000

                                    EXHIBITS

  EXHIBIT
  NUMBER                               DESCRIPTION OF EXHIBIT+                            PAGE
-----------  ---------------------------------------------------------------------------  ----
1            Form of Purchase Agreement.
2.1(a)       Agreement to Contribute Shares dated February 17, 1995 among the Company,
             Brackman Brothers, Inc. ("Brackman") and the shareholders of Brackman (the
             "Brackman Agreement") (incorporated by reference to Exhibit 2.1(a) to the
             Company's Registration Statement on Form S-1 (Registration No. 333-04725)).
2.1(b)       Amendment to Agreement to Contribute Shares dated March 24, 1995 among the
             Company, Brackman and the shareholders of Brackman (the "Amendment to
             Brackman Agreement") (incorporated by reference to Exhibit 2.1(b) to the
             Company's Registration Statement on Form S-1 (Registration No. 333-04725)).
2.2          Agreement to Contribute Assets dated March 2, 1995 among the Company, Bagel
             & Bagel, Inc. and Richard Lozoff (the "Bagel & Bagel Agreement")
             (incorporated by reference to Exhibit 2.2 to the Company's Registration
             Statement on Form S-1 (Registration No. 333-04725)).
2.3          Agreement to Contribute Assets dated March 23, 1995 among the Company,
             Offerdahl's Bagel Gourmet, Inc. ("Offerdahl's") and the stockholders of
             Offerdahl's (the "Offerdahl's Agreement") (incorporated by reference to
             Exhibit 2.3 to the Company's Registration Statement on Form S-1
             (Registration No. 333-04725)).
2.4          Agreement and Plan of Merger dated August 10, 1995 among the Company,
             Baltimore Bagel Co., BBC Acquiring Corporation and Michael E. Brau and
             Rachel C. Brau, individually and as trustees of the Brau Living Trust dated
             January 23, 1990 (the "Baltimore Bagel Agreement") (incorporated by reference to Exhibit 2.4 to the Company's Registration Statement on Form
             S-1 (Registration No. 333-04725)).
2.5          Merger Agreement dated as of January 22, 1996, as amended, among the
             Company, NNYB Acquisition Corporation, Noah's New York Bagels, Inc.
             ("Noah's"), and the shareholders and optionholders of Noah's (the "Noah's
             Agreement") (incorporated by reference to Exhibit 2.5 to the Company's
             Registration Statement on Form S-1 (Registration No. 333-04725)).
3.1          Restated Certificate of Incorporation of the Company ("Certificate of
             Incorporation") (incorporated by reference to Exhibit 3 to the Company's quarterly report for the quarter ended October 6, 1996).
3.2          Amended and Restated Bylaws of the Company ("Bylaws") (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form
             S-1 (Registration No. 333-04725)).
4.1          Certificate of Incorporation (included in Exhibit 3.1).
4.2          Bylaws (included in Exhibit 3.2).
4.3          Certificate representing Common Stock (incorporated by reference to Exhibit
             4.3 to the Company's Registration Statement on Form S-1 (Registration No.
             333-04725)).
4.4          Amended and Restated Registration Rights Agreement dated February 1, 1996 by and among the Company and certain stockholders of the Company
             (incorporated by reference to Exhibit 4.4 to the Company's Registration
             Statement on Form S-1 (Registration No. 333-04725)).

+ In case of incorporation by reference to documents filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's file number under that Act is 0-21097. In the case of incorporation by reference to documents filed by Boston Chicken, Inc. ("Boston Chicken") under the Exchange Act, Boston Chicken's file number under that Act is 0-22802.

                                   Exhibit-1

  EXHIBIT
  NUMBER                               DESCRIPTION OF EXHIBIT+                            PAGE
-----------  ---------------------------------------------------------------------------  ----
4.5          Concurrent Private Placement Agreement dated August 1, 1996 between Boston
             Chicken, Inc. ("Boston Chicken") and the Company (incorporated by reference to Exhibit 10.3 to Boston Chicken's quarterly report on Form 10-Q for the quarter ended July 14, 1996).
4.6          Registration Agreement dated August 1, 1996 between Boston Chicken and the
             Company (incorporated by reference to Exhibit 10.3 to Boston Chicken's quarterly report on Form 10-Q for the quarter ended July 14, 1996).
4.7          Form of Concurrent Offering Purchase Agreement between Boston Chicken and the Company.
5.1          Opinion of Bell, Boyd & Lloyd.
10.1(a)      Amended and Restated Loan Agreement dated May 17, 1996 between Boston
             Chicken and the Company (the "Loan Agreement") (incorporated by reference to Exhibit 10.1(a) to the Company's Registration Statement on Form S-1
             (Registration No. 333-04725)).
10.1(b)      First Amendment to the Loan Agreement dated July 19, 1996 (incorporated by reference to Exhibit 10.1(b) to the Company's Registration Statement on
             Form S-1 (Registration No. 333-04725)).
10.1(c)      Second Amendment to the Loan Agreement dated September 16, 1996
             (incorporated by reference to Exhibit 10.1(c) to the Company's Registration
             Statement on Form S-1 (Registration No. 333-12395)).
10.2         Concurrent Private Placement Agreement dated August 1, 1996 between Boston
             Chicken and the Company (included in Exhibit 4.5).
10.3(a)      Secured Demand Note of the Company dated January 30, 1996 payable to Boston
             Chicken ("Secured Demand Note") (incorporated by reference to Exhibit
             10.23(d) to Boston Chicken's 1995 annual report on Form 10-K).
10.3(b)      First Amendment to Secured Demand Note dated as of March 7, 1996
             (incorporated by reference to Exhibit 10.3(b) to the Company's Registration
             Statement on Form S-1 (Registration No. 333-04725)).
10.3(c)      Second Amendment to Secured Demand Note dated as of September 16, 1996
             (included in Exhibit 10.1(c)).
10.4         Brackman Agreement and Amendment to Brackman Agreement (included in
             Exhibits 2.1(a) and 2.1(b)).
10.5         Bagel & Bagel Agreement (included in Exhibit 2.2).
10.6         Offerdahl's Agreement (included in Exhibit 2.3).
10.7         Baltimore Bagel Agreement (included in Exhibit 2.4).
10.8         Noah's Agreement (included in Exhibit 2.5).
10.9(a)      Secured Credit Agreement dated as of May 17, 1996 among the Company, the
             Lenders named therein, and Bank of America Illinois, as Agent ("Secured
             Credit Agreement") (incorporated by reference to Exhibit 10.9 to the
             Company's Registration Statement on Form S-1 (Registration No. 333-04725)).
10.9(b)      First Amendment and Waiver to Secured Credit Agreement dated August 27,
             1996 (incorporated by reference to Exhibit 10.9(b) to the Company's
             Registration Statement on Form S-1 (Registration No. 333-12395)).

+ In case of incorporation by reference to documents filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's file number under that Act is 0-21097. In the case of incorporation by reference to documents filed by Boston Chicken, Inc. ("Boston Chicken") under the Exchange Act, Boston Chicken's file number under that Act is 0-22802.

                                   Exhibit-2

  EXHIBIT
  NUMBER                               DESCRIPTION OF EXHIBIT+                            PAGE
-----------  ---------------------------------------------------------------------------  ----
10.10        The Company's Amended and Restated 1995 Stock Option Plan (incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on Form
             S-1 (Registration No. 333-04725)).
10.11        The Company's 1996 Stock Option Plan for Non-Employee Directors
             (incorporated by reference to Exhibit 10.11 to the Company's Registration
             Statement on Form S-1 (Registration No. 333-04725)).
10.12(a)     Amended and Restated Accounting and Administration Services Agreement dated as of May 28, 1996 between Boston Chicken and the Company (incorporated by reference to Exhibit 10.12(a) to the Company's Registration Statement on
             Form S-1 (Registration No. 333-04725)).
10.12(b)     First Amendment to Amended and Restated Accounting and Administration
             Services Agreement dated as of June 17, 1996 between Boston Chicken and the
             Company (incorporated by reference to Exhibit 10.12(b) to the Company's
             Registration Statement on Form S-1 (Registration No. 333-04725)).
10.13(a)     Financial Services Agreement dated as of March 24, 1995 between Boston
             Chicken and the Company ("Financial Services Agreement") (incorporated by reference to Exhibit 10.15 to Boston Chicken's 1994 annual report on Form
             10-K).
10.13(b)     First Amendment to Financial Services Agreement dated as of March 7, 1996
             (incorporated by reference to Exhibit 10.13(b) to the Company's
             Registration Statement on Form S-1 (Registration No. 333-04725)).
10.13(c)     Financial Services Agreement Termination Agreement effective as of May 20,
             1996 (incorporated by reference to Exhibit 10.13(c) to the Company's
             Registration Statement on Form S-1 (Registration No. 333-04725)).
10.14(a)     Amended and Restated Real Estate Services Agreement dated as of May 28,
             1996 between Boston Chicken and the Company (incorporated by reference to
             Exhibit 10.14(a) to the Company's Registration Statement on Form S-1
             (Registration No. 333-04725)).
10.14(b)     Amended and Restated Real Estate Services Agreement Termination Agreement
             dated as of June 17, 1996 between the Company and Boston Chicken
             (incorporated by reference to Exhibit 10.14(b) to the Company's
             Registration Statement on Form S-1 (Registration No. 333-04725)).
10.15(a)     Amended and Restated Computer and Communications Systems Services Agreement
             dated as of June 17, 1996 between Boston Chicken and the Company
             (incorporated by reference to Exhibit 10.15(a) to the Company's
             Registration Statement on Form S-1 (Registration No. 333-04725)).
10.15(b)     First Amendment to the Amended and Restated Computer and Communications
             Systems Services Agreement dated as of June 17, 1996 between Boston Chicken and the Company (incorporated by reference to Exhibit 10.15(b) to the
             Company's Registration Statement on Form S-1 (Registration No. 333-04725)).
10.16        Assignment and Reimbursement Agreement dated March 24, 1995 between Boston
             Chicken and the Company (incorporated by reference to Exhibit 10.16 to the
             Company's Registration Statement on Form S-1 (Registration No. 333-04725)).
10.17(a)     Employment Agreement dated March 24, 1995 between Daniel V. Colangelo and the Company (incorporated by reference to Exhibit 10.17(a) to the Company's
             Registration Statement on Form S-1 (Registration No. 333-04725)).

+ In case of incorporation by reference to documents filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's file number under that Act is 0-21097. In the case of incorporation by reference to documents filed by Boston Chicken, Inc. ("Boston Chicken") under the Exchange Act, Boston Chicken's file number under that Act is 0-22802.

                                   Exhibit-3

  EXHIBIT
  NUMBER                               DESCRIPTION OF EXHIBIT+                            PAGE
-----------  ---------------------------------------------------------------------------  ----
10.17(b)     Amendment to Employment Agreement and Transition and Consulting agreement dated January 16, 1996 between Daniel V. Colangelo and the Company, as amended March 6, 1996 (incorporated by reference to Exhibit 10.17(b) to the
             Company's Registration Statement on Form S-1 (Registration No. 333-04725)).
10.18        Letter Agreement dated April 5, 1996 between Mark R. Goldston and the
             Company (incorporated by reference to Exhibit 10.18 to the Company's
             Registration Statement on Form S-1 (Registration No. 333-04725)).
10.19        Employment Agreement dated March 24, 1995 between Gail Lozoff and the
             Company (incorporated by reference to Exhibit 10.19 to the Company's
             Registration Statement on Form S-1 (Registration No. 333-04725)).
10.20        Secured Loan Agreement dated October 2, 1995 between Doc's Cheese Company,
             L.L.C. ("Doc's") and the Company (incorporated by reference to Exhibit
             10.20 to the Company's Registration Statement on Form S-1 (Registration No.
             333-04725)).
10.21++      Supply Agreement dated October 2, 1995 between Doc's and the Company
             (incorporated by reference to Exhibit 10.21 to the Company's Registration
             Statement on Form S-1 (Registration No. 333-04725)).
10.22        License Agreement dated October 2, 1995 between Doc's and the Company
             (incorporated by reference to Exhibit 10.22 to the Company's Registration
             Statement on Form S-1 (Registration No. 333-04725)).
10.23        Option agreement dated October 2, 1995 between Doc's and the Company
             (incorporated by reference to Exhibit 10.23 to the Company's Registration
             Statement on Form S-1 (Registration No. 333-04725)).
10.24++      Project and Approved Supplier Agreement dated May 24, 1996 among the
             Company, Harlan Bagel Supply Company, L.L.C. ("Harlan Bagel Supply"),
             Harlan Bakeries, Inc. ("Harlan Bakeries") and Hal P. Harlan, Hugh P. Harlan
             and Doug H. Harlan (the "Harlans") (incorporated by reference to Exhibit
             10.24 to the Company's Registration Statement on Form S-1 (Registration No.
             333-04725)).
10.25        Option Agreement dated August 27, 1996 among Harlan Bagel Supply, the
             Harlans and the Company (incorporated by reference to Exhibit 10.25 to the
             Company's Registration Statement on Form S-1 (Registration No. 333-12395)).
10.26        Right of First Refusal Agreement dated August 27, 1996 among Harlan
             Bakeries, the Harlans and the Company (incorporated by reference to Exhibit
             10.26 to the Company's Registration Statement on Form S-1 (Registration No.
             333-12395)).
10.27        Aircraft Dry Leases dated January 16, 1996 between the Company and Bowana
             Aviation, Inc. (incorporated by reference to Exhibit 10.27 to the Company's
             Registration Statement on Form S-1 (Registration No. 333-04725)).
10.28        Fourth Amended and Restated Limited Liability Company Agreement of Bagel
             Store Development Funding, L.L.C. ("Bagel Funding") dated as of July 1,
             1996 (incorporated by reference to Exhibit 10.28 to the Company's
             Registration Statement on Form S-1 (Registration No. 333-12395)).
10.29        Warrant Purchase Agreement dated as of December 29, 1995 between the
             Company and Bagel Funding (including form of warrant to purchase 1,012,500 shares of Common Stock) (incorporated by reference to Exhibit 10.29 to the
             Company's Registration Statement on Form S-1 (Registration No. 333-04725)).

+ In case of incorporation by reference to documents filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's file number under that Act is 0-21097. In the case of incorporation by reference to documents filed by Boston Chicken, Inc. ("Boston Chicken") under the Exchange Act, Boston Chicken's file number under that Act is 0-22802.

++ Confidential treatment requested.

                                     Exhibit-4

  EXHIBIT
  NUMBER                               DESCRIPTION OF EXHIBIT+                            PAGE
-----------  ---------------------------------------------------------------------------  ----
10.30        Form of agreement between the Company and Bagel Funding relating to the
             Company's purchase of Bagel Funding's interests in area developers
             (incorporated by reference to Exhibit 10.30 to the Company's Registration
             Statement on Form S-1 (Registration No. 333-04725)).
10.31        Form of Area Development Agreement between the Company and its Area
             Developers (included in Exhibit 99).
10.32        Form of Franchise Agreement between the Company and its Area Developers
             (included in Exhibit 99).
10.33        Form of Secured Loan Agreement between the Company and its Area Developers
             (included in Exhibit 99).
10.34(a)     Employment Agreement dated March 31, 1995 between John A. Offerdahl and the
             Company (incorporated by reference to Exhibit 10.34 to the Company's
             Registration Statement on Form S-1 (Registration No. 333-04725)).
10.34(b)     Letter Agreement dated as of September 23, 1996 terminating the Employment
             Agreement dated March 31, 1995 between the Company and John A. Offerdahl
             (incorporated by reference to Exhibit 10.3 to the Company's quarterly report on Form 10-Q for the quarter ended October 6, 1996).
10.35        Office Lease Agreement dated as of July 1, 1996 between the Company and
             Boston Chicken (incorporated by reference to Exhibit 10.35 to the Company's
             Registration Statement on Form S-1 (Registration No. 333-04725)).
10.36        Consulting Agreement dated as of July 1, 1996 between Kyle T. Craig and the
             Company (incorporated by reference to Exhibit 10.36 to the Company's
             Registration Statement on Form S-1 (Registration No. 333-04725)).
10.37(a)     Aircraft Dry Sublease and related Letter Agreement dated as of July 9, 1996 between the Company and Boston Chicken (incorporated by reference to
             Exhibit 10.37(a) to the Company's Registration Statement on Form S-1
             (Registration No. 333-04725)).
10.37(b)     Aircraft Dry Sublease and related Letter Agreement dated as of July 9, 1996 between the Company and Boston Chicken (incorporated by reference to
             Exhibit 10.37(b) to the Company's Registration Statement on Form S-1
             (Registration No. 333-04725)).
10.38        Form of Concurrent Offering Purchase Agreement between Boston Chicken and the Company (included in Exhibit 4.7).
11           Statement re: Computation of Earnings (Loss) Per Share (incorporated by reference to Exhibit 11 to the Company's quarterly report on Form 10-Q for the quarter ended October 6, 1996).
21.1         Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company's Registration Statement on Form S-1 (Registration No.
             333-04725)).
23.1         Consent of Arthur Andersen LLP with respect to the Audited Consolidated
             Financial Statements of the Company.
23.2         Consent of Deloitte & Touche LLP with respect to the Audited Consolidated
             Financial Statements of Noah's New York Bagels, Inc.
23.3         Consent of Mayer Hoffman McCann L.C. with respect to the Audited Financial
             Statements of Bagel & Bagel, Inc.

+ In case of incorporation by reference to documents filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's file number under that Act is 0-21097. In the case of incorporation by reference to documents filed by Boston Chicken, Inc. ("Boston Chicken") under the Exchange Act, Boston Chicken's file number under that Act is 0-22802.

                                   Exhibit-5

  EXHIBIT
  NUMBER                               DESCRIPTION OF EXHIBIT+                            PAGE
-----------  ---------------------------------------------------------------------------  ----
23.4         Consent of Arthur Andersen LLP with respect to the Audited Combined
             Financial Statements of Offerdahl's Bagel Gourmet, Inc.
23.5         Consent of Arthur Andersen LLP with respect to the Audited Financial
             Statements of Baltimore Bagel Co.
23.6         Consent of Bell, Boyd & Lloyd (included in Exhibit 5.1).
27           Financial Data Schedule (incorporated by reference to Exhibit 27 to the
             Company's quarterly report on Form 10-Q for the quarter ended October 6,
             1996).
99           Uniform Franchise Offering Circular, as amended as of September 1, 1996
             (incorporated by reference to Exhibit 99 to the Company's Registration
             Statement on Form S-1 (Registration No. 333-12395)).

---------------

+ In case of incorporation by reference to documents filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's file number under that Act is 0-21097. In the case of incorporation by reference to documents filed by Boston Chicken, Inc. ("Boston Chicken") under the Exchange Act, Boston Chicken's file number under that Act is 0-22802.

                                   Exhibit-6